Exhibit 2.5

Execution Version

UNIT PURCHASE AGREEMENT

BY AND AMONG

COAST L ACQUISITION CORP.,

TPCO HOLDING CORP.,

THE MEMBERS IDENTIFIED ON THE SIGNATURE PAGES HERETO,

JULIAN MICHALOWSKI, AS EQUITYHOLDERS’ REPRESENTATIVE,

and

COASTAL HOLDING COMPANY, LLC

DATED AS OF October 1, 2021

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

EXHIBITS

Exhibit A	Form of Holdback and Lock-Up Agreement

Exhibit B	Form of Notes

Exhibit C	Form of Service Agreement

Exhibit D	Pasadena Agreement Amendment

SCHEDULES

Schedule 1.01	Regulated Subsidiaries

Schedule 2.01	Indebtedness

Schedule 2.02(b)	Share Reductions/Holdbacks

Schedule 5.10(a)	Indemnification Agreements

Schedule 6.01(b)	SLO Employees

Schedule 6.02(d)	Local Approvals

Schedule 6.02(l)(ii)	Continuing Officers and Directors

Schedule 6.02(l)(v)	Subsidiary Equityholders

Schedule 6.02(l)(viii)	Termination Agreements

Schedule 8.01(a)(vi)	Indemnities

INDEX OF DEFINED TERMS

Term	Section
ACA	Section 3.17(i)
Accountant	Section 1.01
Acquisition Proposal	Section 1.01
Affiliate	Section 1.01
Agreement	Preamble
Agreement Date	Section 1.01
AJCA	Section 3.15(t)
Alternative Management Transfer Dates	Section 1.01
Balance Sheet	Section 3.05(a)(ii)
Basket	Section 9.04(a)
Breach	Section 1.01
Business	Section 1.01
Business Day	Section 1.01
Buyer	Preamble
Buyer Board	Section 1.01
Buyer Disclosure Schedule	Section 1.01
Buyer Fundamental Representations	Section 1.01
Buyer Indemnified Parties	Section 9.01(a)
Buyer Organizational Documents	Section 1.01
Buyer Parties	Section 1.01
Buyer Shares	Section 1.01
Buyer Statement	Section 2.05(a)
Canadian Securities Laws	Section 1.01
Cannabis	Section 1.01
Cannabis License	Section 1.01
Cannary Note	Section 1.01
Cap	Section 9.04(a)
CARES Act	Section 1.01
Cash	Section 1.01
Claim	Section 9.02(a)
Claim Notice	Section 9.02(a)
Closing	Section 2.02(c)
Closing Date	Section 2.02(c)
Coastal	Section 1.01
Coastal Board	Section 1.01
Coastal Cash	Section 1.01
Coastal Common Units	Section 1.01
Coastal Data	Section 1.01
Coastal Disclosure Schedule	Section 1.01
Coastal Entities	Section 1.01
Coastal Fundamental Representations	Section 1.01
Coastal Indebtedness	Section 1.01
Coastal Intellectual Property	Section 3.09(c)
Coastal Inventory	Section 1.01
Coastal Non-Voting Common Units	Section 1.01, Section 1.01

v

INDEX OF DEFINED TERMS

(continued)

Term	Section
Coastal Operating Agreement	Section 1.01
Coastal Organizational Documents	Section 1.01
Coastal Parties	Section 1.01
Coastal Series A Units	Section 1.01
Coastal Series B Units	Section 1.01
Coastal Series C Units	Section 1.01
Coastal Software	Section 3.09(f)
Coastal Transaction Expenses	Section 1.01
Coastal Unitholder Approval	Recitals
Coastal Units	Section 1.01
COBRA	Section 3.17(i)
Code	Section 1.01
Company Indemnified Parties	Section 6.10(b)
Concord	Section 1.01
Concord Note	Section 1.01
Confidentiality Agreement	Section 6.02(c)
Contract	Section 1.01
Control	Section 1.01
Controlled Substances Act	Section 1.01
COVID-19	Section 1.01
COVID-19 Requirements	Section 1.01
Determination Date	Section 2.05(g)
DGCL	Section 1.01
Dispute Notification	Section 2.05(c)
Disputed Matter	Section 2.05(c)
Employee Plan,	Section 3.17(a)
Employee Plans	Section 3.17(a)
Enforceability Limitations	Section 3.01(b)
Environmental and Safety Requirements	Section 1.01
Equity Securities	Section 1.01
Equityholders’ Representative	Section 10.12(a)
ERISA	Section 1.01
ERISA Affiliate	Section 1.01
Event	Section 1.01
Excess	Section 2.05(g)(ii)
Exchange	Section 1.01
Federal Cannabis Laws	Section 1.01
Financial Statements	Section 3.05(a)
Government Official	Section 1.01
Governmental Authority	Section 1.01
Governmental Authorization	Section 1.01
Hazardous Materials	Section 1.01
Holdback Agreement	Section 1.01
Immaterial Software License	Section 3.09(b)

INDEX OF DEFINED TERMS

(continued)

Term	Section
Improper Payment Laws	Section 1.01
Improvements	Section 3.20(c)
Income Tax Return	Section 1.01
Income Taxes	Section 1.01
Indebtedness	Section 1.01
Indemnitee	Section 9.02(a)
Indemnitor	Section 9.02(a)
Insurance Policies	Section 3.16
Intellectual Property	Section 1.01
Intended Tax Treatment	Section 1.01
Interim Period	Section 1.01
IP Contracts	Section 3.09(b)
IRS	Section 1.01
Knowledge	Section 1.01
Law	Section 1.01
Leased Real Property	Section 3.20(b)
Liabilities	Section 1.01
Liens	Section 1.01
Loan Amount	Section 1.01
Local Approval	Section 1.01
Local Licenses	Section 1.01
Location	Section 1.01
Lompoc Note	Section 1.01
Losses	Section 1.01
Management Transfer Date	Section 2.03
Material Adverse Effect	Section 1.01
Member Indemnified Parties	Section 9.01(b)
Members	Preamble
Members Disclosure Schedule	Section 1.01
MVP Agreement	Section 1.01
Nominee Agreements	Section 1.01
Nominees	Section 1.01
Nonqualified Deferred Compensation Plan	Section 3.15(t)
Note	Section 1.01
Open Source Software	Section 1.01
Order	Section 1.01
Ordinary Course of Business	Section 1.01
Organizational Documents	Section 1.01
Outside Date	Section 8.02(b)(i)
Parent	Preamble
Parent Shares	Section 1.01
Parties	Preamble
Party	Preamble
Pasadena	Section 1.01

INDEX OF DEFINED TERMS

(continued)

Term	Section
Pasadena Agreement	Section 1.01
Payoff Letters	Section 1.01
Permitted Liens	Section 1.01
Person	Section 1.01
Personal Data	Section 1.01
Pre-Agreement Tax Period	Section 6.08(a)
Prepaid Assets	Section 1.01
Privacy and Information Security Requirements	Section 1.01
Pro Rata Share	Section 1.01
Proceeding	Section 1.01
Process	Section 1.01
Processing	Section 1.01
Protected Business Contacts	Section 1.01
Protected Personnel	Section 1.01
Qualifying Jurisdictions	Section 1.01
Real Property Leases	Section 3.10(a)(v)
Reference Date	Section 3.07
Regulatory Representations	Section 1.01
Regulatory Subsidiaries	Section 1.01
Related Party	Section 1.01
Related Party Transaction	Section 1.01
Releaf	Section 2.01(a)
Release	Section 1.01
Representative	Section 1.01
Restricted Period	Section 1.01
Sale Consideration	Section 1.01
SCC	Section 1.01
Securities Act	Section 1.01
Service Agreements	Section 1.01
Service Provider	Section 1.01
Share Consideration	Section 1.01
Shortfall	Section 2.05(g)(i)
Signing Members	Preamble
SLO	Section 1.01
SLO Note	Section 1.01
Software	Section 1.01
Spreadsheet	Section 1.01
Straddle Period	Section 6.08(a)
Subsidiary	Section 1.01
Systems	Section 3.09(e)
Tail Policies	Section 6.10(b)
Tax	Section 1.01
Tax Proceeding	Section 6.08(e)
Tax Return	Section 1.01

INDEX OF DEFINED TERMS

(continued)

Term	Section
Taxes	Section 1.01
THC	Section 1.01
Third Party Claim	Section 9.02(b)
Top Supplier	Section 3.21
Trademarks	Section 1.01
Transaction	Recitals
Transaction Document	Section 1.01
Transaction Expenses	Section 1.01
Transfer Taxes	Section 6.08(f)
Treasury Regulations	Section 1.01
U.S.	Section 1.01
U.S. GAAP	Section 1.01
Unit Purchase	Section 2.02(a)
United States	Section 1.01
Unitholder Acknowledgment	Section 1.01
Unresolved Matters	Section 2.05(e)
Unsatisfied Management Date Accounts Payable	Section 1.01
Vallejo Tax Obligations	Section 2.01(a)
WARN Act	Section 3.18
Warrants	Section 1.01
West LA SPA	Section 1.01

***Certain information has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

UNIT PURCHASE AGREEMENT

This UNIT PURCHASE AGREEMENT (this “Agreement”), dated as of October 1, 2021, is entered into by and between Coast L Acquisition Corp., a Delaware corporation (“Buyer”), TPCO Holding Corp., a British Columbia corporation (“Parent”), the members of Coastal identified on the signature pages hereto (the “Signing Members”) and the other holders of Coastal Units, as of immediately prior to the Closing (together with the Signing Members, the “Members”), Julian Michalowski, as the Equityholders’ Representative and, for purposes of Articles III, VI and IX hereof, Coastal Holding Company, LLC, a California limited liability company (“Coastal”). Buyer, Parent, the Members and the Equityholders’ Representative are each referred to herein as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, Buyer and the Members desire that Buyer acquire all of the Coastal Units, representing one hundred percent (100%) of the equity interests of Coastal, upon the terms and subject to the conditions set forth in this Agreement (the “Transaction”);

WHEREAS, the Buyer Board has unanimously determined that the Transaction is in the best interests of Buyer and fair to its equityholders, and have resolved to support the Transaction and enter into this Agreement;

WHEREAS, the Coastal Board has determined that the Transaction is in the best interests of Coastal and fair to its equityholders, and has resolved to support the Transaction and enter into this Agreement;

WHEREAS, the Transaction constitutes a Capital Transaction (as such term is defined under the Coastal Operating Agreement) and, as a result of the Coastal Board’s approval of the Transaction, all of the Members are obligated to vote in favor of, and adopt, the Transaction, in accordance with the terms and conditions of Section 7.2 of the Coastal Operating Agreement;

WHEREAS, pursuant to Section 6.6(a)(vi) of the Coastal Operating Agreement, the completion of the Transaction requires the affirmative vote of the Members holding a majority-in-interest of the Coastal Common Units (the “Coastal Unitholder Approval”);

WHEREAS, the Signing Members hold a majority-in-interest of the Coastal Common Units and, therefore, by executing this Agreement, the Signing Members have approved the completion of the Transaction;

WHEREAS, the Parties intend that, for U.S. federal income tax purposes, the Transaction contemplated by this Agreement will qualify as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code (as defined herein) and the Treasury Regulations promulgated thereunder, pursuant to which the Buyer will acquire one hundred percent (100%) of the Coastal Units from the Members in exchange solely for Buyer’s voting stock and each of the Parties are parties to the reorganization under Section 368(a) of the Code. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder; and

NOW, THEREFORE in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01 CERTAIN DEFINITIONS. For purposes of this Agreement, including the Recitals:

“Accountant” means a regionally recognized independent public accounting firm (a) selected by mutual agreement of the Equityholders’ Representative and Buyer, or if they cannot agree, (b) selected by mutual agreement of the accounting firms regularly used by each of Buyer and Coastal prior to the Closing Date in the conduct of their respective businesses.

“Acquisition Proposal” means any offer, proposal or inquiry (whether written or oral) from any Person or group of Persons or any Affiliate of any Person (other than Buyer or its Affiliates) acting jointly or in concert after the Agreement Date relating to: (a) any sale or disposition (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), directly or indirectly, of: (i) assets representing five percent (5%) or more of the fair market value of the consolidated assets of the Coastal Entities or contributing five percent (5%) or more of the annual consolidated net revenue, annual consolidated net income or consolidated book value of the Coastal Entities, or (ii) five percent (5%) or more of the outstanding voting or equity securities of any Coastal Entity (or rights or interests in such voting or equity securities); (b) any take-over bid, exchange offer or other transaction that, if consummated, would result in such Person or group of Persons beneficially owning ten percent (10%) or more of any class of voting or equity securities of any Coastal Entity; (c) any plan of arrangement, merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving any Coastal Entity; (d) any other similar transaction or series of transactions involving any Coastal Entity; or (e) a material financing transaction, in the case of clauses (a) through (e), excluding this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person, including (a) in the case of any Person who is an individual, his or her spouse, any of his or her descendants (lineal or adopted) or ancestors, and any of their spouses, (b) in the case of any trust, each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, such trust and each Person that controls, is controlled by or is under common control with such Person, and (c) in the case of an entity, (i) the power to vote a majority of the voting power necessary to elect a majority of the board of managers or directors of such Person, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, by Contract or otherwise.

“Agreement Date” means the date of this Agreement.

“Alternative Management Transfer Dates” means the dates on which the Service Agreements for Concord and SLO are executed and delivered by the respective parties thereto.

“Breach” means any inaccuracy in or breach of, any default under or any failure to perform or comply with any representation, warranty, covenant, obligation or other provision of this Agreement, any Transaction Document or any other Contract.

“Business” means Coastal’s conduct, directly or indirectly, of one or more of the following activities: (a) the ownership, operation and/or management of any California-licensed Cannabis, manufacturing, production or distribution facilities, dispensaries or related businesses; and (b) the development, manufacture, production, distribution, marketing, offering for sale, distribution, delivery and/or sale of any products or services, in each case, relating to Cannabis. For clarity and without limiting the foregoing, the “Business” includes the businesses operated by the Coastal Entities.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in San Jose, California.

“Buyer Board” means the board of directors of Buyer, as constituted from time to time in accordance with the Buyer Organizational Documents.

“Buyer Disclosure Schedule” means the disclosure schedules delivered by Buyer to Coastal on the Agreement Date.

“Buyer Fundamental Representations” means, collectively, Section 5.01, Section 5.05, Section 5.06, and Section 5.08.

“Buyer Organizational Documents” means the Organizational Documents of Buyer.

“Buyer Parties” means, Buyer and its Affiliates and their respective equityholders and Representatives.

“Buyer Shares” means shares of Common Stock of Buyer.

“Canadian Securities Laws” means, collectively, all applicable securities laws of each of the Qualifying Jurisdictions and the respective rules and regulations under such laws together with applicable published policy statements, notices, orders, blanket rulings and other regulatory instruments of the securities regulatory authorities in such Qualifying Jurisdictions, including the rules and policies of the NEO Exchange.

“Cannabis” means all parts of the plant Cannabis sativa L. containing more than 0.3 percent THC, including all compounds, manufactures, salts, derivatives, mixtures or preparations.

“Cannabis License” means any temporary, provisional, term limited or permanent permit, license, registration, variance, clearance, consent, commission, franchise, exemption, order, authorization or approval from any Governmental Authority that regulates the cultivation, manufacture, processing, marketing, sale or distribution of Cannabis products, whether for medical or recreational use, including but not limited to the annual cannabis license issued by the State of California (including by the Bureau of Cannabis Control (or any successor agency), the California Department of Food and Agriculture or the California Department of Public Health, as applicable).

“Cannary Note” means the Secured Promissory Note, dated February 5, 2021, made by SCC in favor of Hua Yuan, Larry Lo, Allen Chen, Tony Fong, and Infinity Holdings & Investments, LLC.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash” means, as of a given time, an amount equal to the aggregate amount of all cash and cash equivalents of Coastal, less all outstanding security or similar deposits, issued and outstanding checks and drafts and pending electronic debits, but, specifically, excluding the Loan Amount.

“CLLCA” means the California Revised Uniform Limited Liability Company Act, as amended.

“Coastal” means Coastal Holding Company, LLC, a California limited liability company.

“Coastal Board” means the board of directors of Coastal, as constituted from time to time in accordance with the Coastal Organizational Documents.

“Coastal Cash” means the Cash of Coastal as of the close of business on the day prior to the Management Transfer Date.

“Coastal Common Units” means the Common Units of Coastal (as defined in the Coastal Operating Agreement).

“Coastal Data” means all nonpublic confidential data contained in the systems, databases, files or other records of any Coastal Entity, whether or not in electronic form, including Personal Data.

“Coastal Disclosure Schedule” means the disclosure schedules delivered by the Members to Buyer on the Agreement Date.

“Coastal Entities” means, collectively, Coastal and the Regulated Subsidiaries.

“Coastal Fundamental Representations” means, collectively, Section 3.01, Section 3.04, Section 3.13 and Section 3.27.

“Coastal Indebtedness” means the aggregate amount of Indebtedness (other than the Note or any amounts of Indebtedness that are paid off at Coastal’s direction by Buyer using proceeds of the Note) unpaid and outstanding as of the Management Transfer Date. For the avoidance of doubt, the amounts owed under the Cannary Note shall not be included in the definition of Coastal Indebtedness to the extent such amounts are repaid on or prior to the Closing, and it will not be included in the definition of Coastal Indebtedness for purposes of the adjustments set forth in Section 2.06, except pursuant to any adjustment as of the Closing Date pursuant to Section 2.06(h). At the time of the Closing, the Share Consideration shall be reduced by the amount of any remaining principal and interest outstanding under the Cannary Note. For the avoidance of doubt, the amounts owed under the Lompoc Note shall not be included in the definition of Coastal Indebtedness, provided that the Lompoc Note is forgiven in accordance with its terms. In the event that the Lompoc Note has not been forgiven on or prior to the Closing, then the Share Consideration shall correspondingly be reduced by the principal and interest outstanding under owed under the Lompoc Note. For the avoidance of doubt, the amounts owed to Joshua Ginsberg, Julian Michalowski and Malante Hayworth as disclosed under Section 3.19(d) of the Coastal Disclosure Schedule shall not be included in the definition of Coastal Indebtedness to the extent such amounts are paid on or prior to the Closing.

“Coastal Inventory” means the aggregate value of the inventory of the Regulated Subsidiaries as of 11:59 p.m. Pacific time on the Business Day immediately prior to the Management Transfer Date, which for purposes of this Agreement will be valued at the lower of original cost or current market value, and adjusted for any inventory that is not a quantity and quality usable and saleable in the ordinary course of the Business, is obsolete, expired, effective or damaged, or is not merchantable in accordance with all applicable Laws.

“Coastal Non-Voting Common Units” means the Non-Voting Common Units of Coastal (as defined in the Coastal Operating Agreement).

“Coastal Note” means the promissory note of Coastal in the initial principal amount equal to the Loan Amount minus the principal amounts of the SLO Note and the Concord Note, and in substantially the form attached hereto as Exhibit B.

“Coastal Operating Agreement” means the Fifth Amended and Restated Operating Agreement in respect of Coastal dated May 7, 2021.

“Coastal Organizational Documents” means the Organizational Documents of Coastal, including the Coastal Operating Agreement.

“Coastal Parties” means, collectively, the Coastal Entities and their respective Affiliates and their respective equityholders and Representatives.

“Coastal Series A Units” means the Series A Preferred Units of Coastal (as defined in the Coastal Operating Agreement).

“Coastal Series B Units” means the Series B Preferred Units of Coastal (as defined in the Coastal Operating Agreement).

“Coastal Series C Units” means the Series C Preferred Units of Coastal (as defined in the Coastal Operating Agreement).

“Coastal Transaction Expenses” means the aggregate amount of Transaction Expenses unpaid and outstanding as of the Management Transfer Date, other than any amounts that by their express terms are contingent on the Closing (which shall nevertheless remain obligations of the Members until paid upon the Closing).

“Coastal Units” means, collectively, the Coastal Common Units, the Coastal Non-Voting Common Units, the Coastal Series A Units, the Coastal Series B Units and the Coastal Series C Units.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Concord” means that Regulated Subsidiary located at 1847 Willow Pass Road, Concord, CA 94520.

“Concord Note” means the promissory note of Concord in the initial principal amount equal to One Million Two Hundred Fifteen Thousand Dollars ($1,215,000), and in substantially the form attached hereto as Exhibit B.

“Contract” means all contracts, agreements, licenses, commitments, obligations and understandings, in any case whether written or oral, to which any Coastal Entity (or for purposes of Article IV, any Member) is party or by which any of their assets are bound, and all amendments, restatements, supplements or other modifications thereto or waivers thereunder.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by Contract or as a trustee, guardian or other fiduciary.

“COVID-19” means the Coronavirus Disease 2019, or any similar or related disease caused by the SARS-CoV-2 virus, or any mutation or evolution thereof.

“COVID-19 Requirements” means any policies, guidelines or Laws enacted, directly or indirectly, in response to or in connection with COVID-19 (including (a) any “shelter-in-place”, “stay at home” or similar Orders, (b) the Cybersecurity and Infrastructure Security Agency Critical Infrastructure Worker Guidance 2.0, as may be amended, supplemented, updated or otherwise modified from time to time, (c) the CARES Act and (d) any guidance released by the Centers for Disease Control and Prevention).

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Environmental and Safety Requirements” means any Law that is related to (a) pollution, contamination, cleanup, preservation, protection, reclamation or remediation of the environment, (b) health or safety, (c) the Release or threatened Release of, or exposure to, any Hazardous Materials, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of such Release or threatened Release, or (iv) the management of any Hazardous Materials, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Materials; and, without limiting the generality of the foregoing, includes the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6091 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. § 300(f) et seq.) and Proposition 65, as amended (California Health and Safety Code Sections 25249.5 et seq.), and any applicable federal, state, local or foreign Law having a similar subject matter.

“Equity Securities” means, (a) if a Person is a corporation, shares of capital stock of such corporation and, if a Person is a form of entity other than a corporation, ownership interests in such form of entity, whether membership interests or partnership interests, (b) other securities directly or indirectly convertible into, or exercisable or exchangeable for, any securities described in clause (a) above, (c) any options, warrants or rights to directly or indirectly subscribe for or purchase, any securities described in clause (a) or (b) above, or (d) any agreement containing profit participation or phantom equity features with respect to any Person that is an entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

“ERISA Affiliate” means any Coastal Entity, Member or any predecessor of any Coastal Entity and any Member and any other Person who constitutes or has constituted all or part of a controlled group or had been or is under common control with, or whose employees were or are treated as employed by any Coastal Entity, any Member or predecessor of Coastal Entity and any Member, under Section 414 of the Code or Section 4001(b) of ERISA.

“Exchange” means the NEO Exchange Inc.

“Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, marketing, sale and possession of Cannabis or products containing or relating to the same, including, without limitation, the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301-392, the prohibitions on drug trafficking under the Controlled Substances Act, 21 U.S.C. § 801, et seq. (the “Controlled Substances Act”), the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

“Governmental Authority” means any: (a) country, nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; (c) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, organization, body or entity and any court or other tribunal); (d) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; (e) applicable stock exchange; or (f) applicable self-regulatory organization.

“Governmental Authorization” means any consent, approval, permit, license, certificate, franchise, permission, variance, waiver, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Government Official” means, collectively, any officer or employee of a Governmental Authority, any Person acting for or on behalf of any Governmental Authority, any political party or official thereof and any candidate for political office.

“Hazardous Materials” means hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; hazardous wastes, as defined by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; hazardous materials as defined by the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); radioactive material, including any source, special nuclear, or by-product material as defined in 42 U.S.C. § 2011 et seq.; asbestos; lead; polychlorinated biphenyls; microbial matter, biological toxins, mycotoxins, mold or mold spores; and other material, substance or waste to which liability or standards of conduct may be imposed, or which requires or may require investigation, under any applicable Environmental and Safety Requirements.

“Holdback Agreement” means the Holdback and Lock-Up Agreement, substantially in the form attached hereto as Exhibit A, among Buyer and Equityholders’ Representative.

“Improper Payment Laws” means the United States Foreign Corrupt Practices Act of 1977 or any rules or regulations thereunder, the United Kingdom Bribery Act of 2010, any legislation implementing the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law regarding anti-bribery or illegal payments or gratuities.

“Income Tax Return” means a Tax Return filed or required to be filed in connection with the determination, assessment or collection of any Income Tax of any party or the administration of any Laws or administrative requirements relating to any Income Tax.

“Income Taxes” means Taxes (a) imposed on, or with reference to, net income or gross receipts, or (b) imposed on, or with reference to, multiple bases including net income or gross receipts.

“Indebtedness” means, with respect to each Coastal Entity, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all obligations under swaps, hedges or similar instruments, (d) all obligations for the deferred purchase price of any property or services (other than trade accounts payable and accrued expenses incurred in the Ordinary Course of Business), including earn-outs, payments under non-compete agreements and seller notes, (e) all obligations created or arising under any conditional sale or other title retention agreement, (f) all obligations secured by a Lien, (g) all obligations under leases which shall have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (h) all obligations in respect of bankers’ acceptances, surety bonds, performance bonds or letters of credit, (i) all obligations of any Person other than another Coastal Entity which are directly or indirectly guaranteed by such Coastal Entity or in respect of which such Coastal Entity has otherwise assured an obligee against loss, and (j) all interest, principal, prepayment penalties, premiums, fees or expenses due or owing in respect of any item listed in clauses (a) through (i) above. For the avoidance of doubt, Indebtedness shall not include the Note or any amounts of indebtedness for which the proceeds of the Note shall be used to repay.

“Intellectual Property” means, collectively, all of the following and all rights of the following types, in the United States and all countries or jurisdictions foreign thereto: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, (b) all Trademarks, all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all moral rights and copyrights in any work of authorship (including catalogues and related copy, databases, software and mask works) and all applications, registrations, and renewals in connection therewith, (d) all trade secrets, confidential business information, ideas, research and development, know-how, methods, formulas, recipes, compositions, manufacturing and production processes and techniques, technical and other data, designs, drawings, specifications, customer and supplier lists, ingredients lists, pricing and cost information, and business and marketing plans and proposals, (e) all websites, computer software and firmware (including source code, executable code, data, databases, user interfaces, algorithms and related documentation) (collectively, “Software”), (f) all rights to privacy and publicity and all name, image and likeness rights, (g) all other proprietary and intellectual property rights, (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), and (i) the exclusive right to display, reproduce, make, use, sell, distribute, import, export and create derivative works or improvements based on any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in Section 2.07 hereof.

“Interim Period” means the period commencing on the Agreement Date and ending on the earlier of (i) the Closing Date and (ii) the termination of this Agreement in accordance with its terms.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) with respect to Coastal, the actual knowledge of (A) Julian Michalowski, (B) Malante Hayworth, and (C) Cameron Gharabiklou, and the knowledge of the individuals set forth in clauses (A)—(C) after making reasonable inquiries regarding the relevant matter, and (b) with respect to Buyer, the actual knowledge of (i) Steve Allan, (ii) Mike Batesole, and (iii) Colin Brown, and the knowledge of the individuals set forth in clauses (i), (ii) and (iii) after making reasonable inquiries regarding the relevant matter.

“Law” means any federal, state, local, municipal, provincial, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, consent order, consent decree, decree, Order, judgment, rule, regulation, ruling, directive, regulatory guidance, agreement or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or with or under the authority of any Governmental Authority.

“Liabilities” means any indebtedness, liabilities or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured or otherwise, and whether due or to become due.

“Liens” means any lien, pledge, hypothecation, charge, mortgage, security interest, claim, option, right of first refusal, preemptive right or community property interest, or any restriction (except those contained in the applicable articles) on the voting of any security or the transfer of any security or asset, but excluding non-exclusive Intellectual Property licenses entered into in the Ordinary Course of Business.

“Loan Amount” means an aggregate amount in cash equal to Sixteen Million Two Hundred Thousand Dollars and 00/100 ($16,200,000) pursuant to the Notes.

“Local Approval” means, with respect to each applicable Regulated Subsidiary, the approval of the local municipal Governmental Authority having charge over the local Cannabis Licenses held by such Regulated Subsidiary (the “Local Licenses”), for the Transaction and resulting deemed change in control of the such Regulated Subsidiary (and with it the Local Licenses held by such Regulated Subsidiary), without adverse effect upon or material interruption of such Local Licenses, or alternatively, the issuance of a new or replacement Local Licenses (of similar scope, entitlement, terms, and conditions) in connection therewith.

“Location” means each of the following locations of the Business: (a) 1019 Chapala Street, Santa Barbara, CA 93103; (b) 819 Reddick Street, Suites A, B, C and D, Santa Barbara, CA 93103; (c) 2435 Military Avenue, Los Angeles, CA 90064; (d) 3341 E. Colorado Blvd., Pasadena, CA 91107; (e) 128 Robles Way, Vallejo, CA 94591; (f) 747 Woodbridge Street, San Louis Obispo, CA 93401; (g) 7480 W. Lane, Stockton, CA 95210; (h) 1847 Willow Pass Road, Concord, CA 94520.

“Lompoc Note” means that Secured Promissory Note, dated March 2, 2021, entered into by Coastal Dispensary, LLC in favor of MWG Holdings Group, Inc.

“Losses” means any and all Liabilities, losses, damages, awards, judgments, royalties, deficiencies, penalties, fines, Taxes, demands, claims, costs and expenses (including reasonable fees and expenses of attorneys, accountants and other advisors and experts paid in connection with the investigation, prosecution or defense of, and all amounts paid in settlement with respect to, any of the foregoing or any Proceeding relating to any of the foregoing, including in respect of enforcement of indemnity rights hereunder).

“Material Adverse Effect” when used in connection with a Party means any change, event, development, occurrence, effect, state of facts or circumstance (each, an “Event”) that, either individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect to the business, financial condition, assets, liabilities or results of operations of that Party and its Subsidiaries, taken as a whole, other than changes, events, occurrences, states of fact, effects, or circumstances that arise from or in connection with: (i) general political, economic, financial, currency exchange, securities, capital or credit market conditions in the United States; (ii) any act of terrorism, war (whether or not declared), armed hostilities, riots, insurrection, civil disorder, military conflicts or other armed conflict, in each case, whether occurring within or outside of the United States; (iii) any climatic or other natural events or conditions (including drought, and other weather conditions and any natural disaster); (iv) any change or proposed change in Law (including taxation laws), U.S. GAAP or accounting rules or the interpretation thereof applicable to the industries or markets in which either Party operates; (v) any change affecting the industries or markets in which such Party operates; any epidemic, (vi) pandemic or disease outbreak (including COVID-19) or worsening thereof, including responses thereto; and (vii) the announcement of the execution of this Agreement or the pending consummation of this Agreement, the Transaction or other transactions contemplated by this Agreement, in each case to the extent resulting solely from the identity of the other Parties; except in the case of clauses (i) through (vi), to the extent such Event has had a disproportionate effect on the industry in which such Party conducts its business, the Business or the Coastal Entities (as applicable), or (b) would be reasonably expected to, prevent or materially delay that Party from consummating the transactions contemplated by this Agreement by the Outside Date; provided, that no Event that results from any act or omission by or at the direction of Buyer or its Affiliates pursuant to a Service Agreement will be considered to have a Material Adverse Effect on any Coastal Entity.

“Members Disclosure Schedule” means the disclosure schedules delivered by the Members to Buyer on the Agreement Date.

“MVP Agreement” means that certain Exclusive Consulting Fee Agreement, dated as of March 18, 2021, by and between Coastal and Mar Vista Partners, LLC.

“Nominee Agreements” means the following agreements: (i) Membership Interest Nominee Agreement, dated as of June 10, 2021, among Coastal Retail Lompoc LLC, Coastal and the Nominees, (ii) License Nominee Agreement, dated as of June 10, 2021, among Coastal, Coastal Retail Lompoc, LLC and the Nominees, (iii) Membership Interest Nominee Agreement, dated as of December 19, 2020, among Coastal Retail Concord, LLC, Coastal and the Nominees, and (iv) License Nominee Agreement, dated as of December 19, 2020, among Coastal Retail Concord, LLC, Coastal and the Nominees.

“Nominees” means Malante Hayworth and Julian Michalowski.

“Notes” means the Coastal Note, the SLO Note and the Concord Note.

“Open Source Software” means any software that is subject to the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), the GNU Affero General Public License, any “copyleft”, “open source” or “free” license or any other license that requires as a condition of use, modification or distribution of such software that such software or other software combined or distributed with it be: (a) disclosed or distributed in source code form, (b) licensed for the purpose of making derivative works, or (c) redistributable at no charge.

“Order” means any order, writ, assessment, decision, injunction, decree, judgment, ruling, award, settlement or stipulation issued, whether preliminary or final, promulgated or entered into by or with any Governmental Authority.

“Ordinary Course of Business” means, with respect to an action taken by a Party, that such action (a) is consistent with the past practices of such Party and (b) is taken in the ordinary course of the operations of the business of such Party.

“Organizational Documents” means the agreements and instruments by which any Person (other than an individual) establishes its legal existence or governs its internal affairs. For example, and not by way of limitation, (a) the Organizational Documents of a corporation include its certificate or articles of incorporation and by-laws, (b) the Organizational Documents of a limited partnership include its certificate of limited partnership and its limited partnership agreement, (c) the Organizational Documents of a limited liability company include its certificate of formation or articles of organization and its limited liability company agreement, and (d) the Organizational Documents of a trust include its Declaration of Trust and any other trust document.

“Parent Shares” means the common shares of the Parent that are trading on the NEO Exchange.

“Pasadena” means that Regulated Subsidiary located at 3341 E. Colorado Blvd., Pasadena, CA 91107.

“Pasadena Agreement” means the Securities Purchase and Contribution Agreement, by and among Coastal, Tony Fong and Leonard Wang, as amended.

“Payoff Letters” means payoff letters to holders of Indebtedness that sets forth (A) the amount required to repay in full all Indebtedness owed to such holder, (B) the wire transfer instructions for the repayment of such Indebtedness to such holder, (C) a release of all Liens granted by any Coastal Entity to such holder or otherwise arising with respect to such Indebtedness, effective upon repayment of such Indebtedness.

“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable or that are being contested in good faith as set forth on Section 3.15(d) of the Coastal Disclosure Schedule, in each case for which adequate reserves have been made on the Financial Statements with respect thereto to the extent required by U.S. GAAP, (b) statutory Liens of landlords and workers’, carriers’, materialmen’s, suppliers’ and mechanics’ Liens incurred in the Ordinary Course of Business securing amounts that are not past due, (c) easements, covenants and encroachments which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the present use of the Leased Real Property, and (d) Liens created by or through Buyer upon or after the Closing.

“Person” means an individual, company (including not-for-profit company), corporation (including a not-for-profit corporation), body corporate, general or limited partnership, limited liability partnership, limited liability company, unlimited liability corporation, joint venture, trust, estate, association, trustee, executor, administrator, legal representative, Governmental Authority, unincorporated organization or other entity.

“Personal Data” means all data that identifies a natural person or that, in combination with other reasonably available data, can reasonably be used to identify a natural person.

“Prepaid Assets” means any prepaid assets of the Coastal Entities as of the Management Transfer Date (determined in accordance with U.S. GAAP). With respect to the Leased Real Property, the security deposits that are currently in place shall be included in Prepaid Assets.

“Privacy and Information Security Requirements” means (a) all Laws applicable to any Coastal Entity relating to the Processing of Personal Data, data privacy or information security and (b) to the extent applicable, the Payment Card Industry Data Security Standards.

“Pro Rata Share” means, with respect to each Member, the Pro Rata Share set forth opposite such Person’s name set forth on the Spreadsheet.

“Proceeding” means any action, suit, claim (or counterclaim), cause of action, charge, complaint, litigation, arbitration, mediation, grievance, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority or any arbitrator or arbitration or mediation panel, or any administrative or supervisory action taken by a Governmental Authority.

“Process” or “Processing” means the collection, use, storage, processing, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Protected Business Contacts” means any customer, prospective customer, employee, independent contractor, supplier, vendor, investor, strategic partner, joint venturer or similar business partner of the Business or any other Person with whom the Business has a business relationship.

“Protected Personnel” means any Service Provider (or who is or was during the during the 12 month period preceding any action restricted by this Agreement the subject of Coastal’s, Buyer’s, Parent’s or their Affiliates’ recruitment efforts).

“Qualifying Jurisdictions ” means British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland.

“Regulated Subsidiaries” means the Subsidiaries of Coastal listed on Schedule 1.01 hereto.

“Regulatory Representations” means, collectively, Section 3.14, Section 3.15 and Section 3.17.

“Related Party” means each Member, each member, officer, manager or director of a Coastal Entity, each family member of any Member or any director, manager or officer of a Coastal Entity, each trust for the benefit of any of the foregoing, and each Affiliate of any of the foregoing (other than a Coastal Entity).

“Related Party Transaction” means any Contract or arrangement or transaction between a Coastal Entity, on the one hand, and any Related Party, on the other hand.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping into the indoor or outdoor environment.

“Representative” means, with respect to any Person, any Subsidiary of such Person and such Person’s and each of its respective Subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“Restricted Period” means the period beginning on the Closing Date and ending on the second anniversary of the Closing Date.

“Sale Consideration” means a number of Buyer Shares equal to (a) the Share Consideration, plus (b) the amount of the Coastal Cash, minus (c) the amount of the Coastal Indebtedness, minus (d) the amount of the Coastal Transaction Expenses, minus (e) the amount of Unsatisfied Management Date Accounts Payable, plus (f) the amount of the Coastal Inventory, plus (g) the amount of the Prepaid Assets. For the avoidance of doubt, the Sale Consideration does not include any property other than Buyer Shares.

“SCC” means Southern California Collective, Inc., a California corporation.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Service Agreements” means management consulting and/or service agreements between Buyer (or an Affiliate of Buyer) and each Regulated Subsidiary, each in substantially the form attached as Exhibit C.

“Service Provider” means each director, manager, officer, employee, independent contractor, consultant, leased employee or other service provider of the Coastal Entities.

“Share Consideration” means $39,880,000, payable in a number of Buyer Shares as determined pursuant to the Holdback Agreement.

“SLO” means that Regulated Subsidiary located at 747 Woodbridge Street, San Louis Obispo, CA 93401.

“SLO Note” means the promissory note of SLO in the initial principal amount equal to Eight Hundred Ten Thousand Dollars ($810,000), and in substantially the form attached hereto as Exhibit B.

“Spreadsheet” means a certified spreadsheet to be delivered by Coastal including all of the following information with respect to capitalization related information, as of immediately prior to the Closing Date: (i) the names of the Members and their respective addresses and where available, taxpayer identification numbers; (ii) the number and type of Coastal Units held by each Member; (iii) each Member’s Pro Rata Share; and (iv) the portion of the Sale Consideration payable to each Member in respect of his, her or its Coastal Units, which will be received by the Members in accordance with Section 9.3 of the Coastal Operating Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any manager, managing director or general partner of such limited liability company, partnership, association or other business entity.

“Tax” or “Taxes” means (a) any and all multi-national, U.S. federal, state, local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, entertainment, amusement, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, ad valorem, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, composite, healthcare, escheat or unclaimed property (whether or not considered a tax under applicable Law) or other tax, of any kind whatsoever, including any interest, penalties or additions to Tax, any penalties resulting from any failure to file or timely file a Tax Return, or additional amounts in respect of the foregoing; (b) liability for the payment of any amounts of the type described in clause (a) above of another Person arising as a result of being (or ceasing to be) a member of any affiliated group (or being included (or required to be included) in any Tax Return relating thereto); and (c) liability for the payment of any amounts of the type described in clause (a) above of another Person as a result of any transferee or secondary liability or any liability assumed by Contract, law or otherwise.

“Tax Return” means returns, declarations, reports, notices, forms, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information and Treasury Form TD F 90-22.1 and FinCEN Form 114) filed or required to be filed with any Governmental Authority, or maintained by any Person, or required to be maintained by any Person, in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“THC” means delta-9 tetrahydrocannabinol.

“Trademarks” means, in the United States and all countries and jurisdictions foreign thereto, registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, registered trade names and unregistered trade names, corporate names, fictitious names, trade dress, logos, designs, slogans, Internet domain names and the registrations thereof, social media accounts, rights in telephone numbers, and other indicia of origin, together with all translations, adaptations, derivations, combinations and renewals thereof.

“Transaction Document” means any agreement, document, certificate or instrument delivered pursuant to or in connection with this Agreement or the transactions contemplated hereby.

“Transaction Expenses” means (a) all of the fees, costs and expenses incurred by any Coastal Entity in connection with, in anticipation of or incident to the negotiation, execution and delivery of this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, including all fees, costs and expenses payable to attorneys, financial advisors, accountants, consultants or other advisors, and all obligations under any engagement letter or other agreement or understanding with any investment bank or broker, (b) all payments by any Coastal Entity to obtain any third party consent required under any Contract in connection with the consummation of the transactions contemplated by this Agreement or any Transaction Document, other than any payments pursuant to the Pasadena Agreement Amendment, and (c) all obligations that arise in whole or in part as a result of the consummation of the transactions contemplated by this Agreement or any Transaction Document under any Contract or Employee Plan in effect on or before the Closing Date, including all change of control, severance, retention, stock appreciation, phantom stock or similar obligations or any other accelerations of or increases in rights or benefits, and all employer side payroll Taxes that are payable in connection with or as a result of the satisfaction of such obligations. Notwithstanding the foregoing, the MVP Agreement shall not be included in the definition of Transaction Expenses to the extent that either (i) it is settled in Coastal Units immediately prior to Closing and included in the payments pursuant to the Spreadsheet; or (ii) (A) it is payable in Buyer Shares and (B) the Share Consideration is reduced at the Closing by the amount owed by Coastal under the MVP Agreement.

“Treasury Regulations” means the regulations promulgated under the Code, as the same may be amended or supplemented from time to time.

“Unitholder Acknowledgment” means a unitholder acknowledgement signed by a Member, in a form acceptable to Buyer, that at minimum includes the following: (a) an acknowledgement that all shares are held pursuant to the terms of this Agreement and the Holdback Agreement, (b) representations that the Coastal Units held by such Member are not subject to any Liens to their knowledge or creation, (iii) that such Member acknowledges and agrees to the investment intent provisions in Section 3.28, and (iv) that such Member represents and acknowledges that he, she or it has no further claims against or entitlement from Coastal or its Subsidiaries (other than their Pro Rata Share of the Sale Consideration).

“Unsatisfied Management Date Accounts Payables” means accounts payables and other accrued expenses (determined in accordance with U.S. GAAP) of the Coastal Entities as of the Management Transfer Date that are not otherwise paid out of the Loan Amount.

“U.S.” or “United States” means the United States of America.

“U.S. GAAP” means United States generally accepted accounting principles applied on a consistent basis throughout the relevant periods.

“Warrants” means those certain Warrant Agreements among Coastal and each of Josh Ginsberg, Julian Michalowski, Malante Hayworth and Steven Loeb, each dated as of August 30, 2021.

“West LA SPA” means that certain Securities Purchase Agreement, dated as of February 5, 2021, by and among Coastal, SCC, Hua Yuan Hsu, Larry Lo, Allen Chen, Tony Fong and Infinity Holdings & Investments, LLC.

Section 1.02 INTERPRETATION.

(a) When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated.

(b) The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “will” shall be construed to have the same meaning and effect of the word “shall.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(d) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(e) References to a Person are also to its successors and permitted assigns. All terms defined in this Agreement shall have the respective defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(f) The definitions contained in this Agreement are applicable to the singular as well as the plural form of such terms and any gender form of such term.

(g) Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(h) The Schedules to this Agreement, including the Buyer Disclosure Schedule and Coastal Disclosure Schedule, are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any matter set forth in any section of the Buyer Disclosure Schedule or the Coastal Disclosure Schedule, as applicable, shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced and also in all other sections of the Buyer Disclosure Schedule or the Coastal Disclosure Schedule, respectively, to which such matter’s application or relevance is reasonably apparent. Any capitalized term used in any Schedule, the Buyer Disclosure Schedule or the Coastal Disclosure Schedule but not otherwise defined therein shall have the meaning given to such term herein.

(i) Where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant Party or its respective Representatives and, in the case of being “made available” to Buyer, material that has been posted in the electronic data room hosted by Digify maintained by or on behalf of Coastal in connection with the transactions contemplated by this Agreement a least three Business Days prior to the Agreement Date.

(j) A period of time is to be computed as beginning on the day following the event that began the period and ending at 11:59 p.m. (San Jose time) on the last day of the period, if the last day of the period is a Business Day, or at 11:59 p.m. (San Jose time) on the next Business Day if the last day of the period is not a Business Day.

(k) All dollar amounts referred to in this Agreement are stated in U.S. Dollars unless otherwise specified.

ARTICLE II

TRANSACTION

Section 2.01 LOAN TRANSACTION.

(A) On the Management Transfer Date, Buyer will fund the Loan Amount to and for the benefit of Coastal as follows: (a) pay to the holders of the Indebtedness and other amounts set forth on Schedule 2.01, pursuant to Payoff Letters issued by the holders of such Indebtedness and delivered by Coastal to Buyer prior to the Agreement Date, (b) pay a portion of the Loan Amount to satisfy the outstanding Tax obligations of Releaf Alternative Cooperative, Inc. (“Releaf”) owed to the City of Vallejo (the “Vallejo Tax Obligations”), (c) pay the accounts payable outstanding on the Management Transfer Date as set forth on a statement delivered by Coastal to Buyer prior to the Agreement Date, and (d) pay the remainder of the Loan Amount, if any, by wire transfer of immediately available funds to an account designated by Coastal, which funds shall be used by Coastal to repay all or a portion of the Cannary Note. Concurrently with the payments of the Loan Amount set forth in this Section 2.01 and as a condition to the funding of the Loan Amount, Coastal, SLO and Concord shall execute and deliver the Notes to Buyer (as applicable).

(B) Notwithstanding the foregoing, if a final determination of the Vallejo Tax Obligations has not been made at the time the Loan Amount is paid, the Parties will mutually agree on a portion of the Loan Amount to be retained by Buyer to satisfy the estimated Vallejo Tax Obligations, which will be paid by Buyer, at the direction of the Equityholders’ Representative if prior to the Closing, to the City of Vallejo upon final determination of such obligations. If the retained portion of the Loan Amount is greater than the Vallejo Tax Obligations, the remainder will be remitted as directed by Coastal. If the Vallejo Tax Obligations exceed the retained portion of the Loan Amount, then such excess shall be deducted from the Share Consideration pursuant to 2.02(b).

(c) The Parties intend that the Loan Amount shall constitute debt for Income Tax purposes. The Parties shall use their respective commercially reasonable efforts to cause the Loan Amount to qualify as debt for all purposes of the Code (and corresponding non-U.S., state and local Tax purposes).

Section 2.02 SALE AND PURCHASE OF UNITS. The Parties agree that:

(a) Sale and Purchase. Subject to the terms and conditions of this Agreement and in accordance with the CLLCA, at the Closing, the Members shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from the Members, all of the Members’ rights, title and interest in and to the Coastal Units, free and clear of all Liens (the “Unit Purchase”).

(b) Sale Consideration. The consideration payable at Closing by Buyer to the Members in consideration for the Unit Purchase is the Sale Consideration, less an amount of Buyer Shares equal to the sum of the obligations set forth on Schedule 2.02(b), without duplication, to the extent such obligations are not satisfied (from proceeds of the Loan Amount, cancelled or otherwise paid) on or prior to the Closing, with each Buyer Share being valued for this purpose as originally determined under the Holdback Agreement. Each Coastal Unit, warrant (including the Warrants), option, restricted unit or other Equity Security of Coastal or any Regulated Subsidiary, that is outstanding immediately prior to the Closing shall be transferred and give each Member a right to receive its Pro Rata Share of the Sale Consideration in respect of such Coastal Unit in accordance with the Spreadsheet, as when and to the extent released and payable under the Holdback Agreement. Neither Buyer nor the Equityholders’ Representative shall release to any Member or other recipient set forth on the Spreadsheet its Pro Rata Share of the Sale Consideration unless and until such Member has delivered a Unitholder Acknowledgment to Buyer.

(c) Closing. The closing of the Unit Purchase and other transactions contemplated by this Agreement (the “Closing”) shall occur on the third Business Day following the date on which the conditions set forth in Section 7.01, Section 7.02 and Section 7.03 have been satisfied or, to the extent permitted hereunder, waived (other than conditions that are to be satisfied and are capable of being satisfied by actions at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated prior to such time in accordance with ARTICLE VIII, or such other date as Buyer and the Equityholders’ Representative may agree to in writing. The date on which the Closing occurs pursuant to the foregoing sentence is referred to in this Agreement as the “Closing Date”.

(d) Effect of Unit Purchase on Other Arrangements. All rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the Equity Securities of any Coastal Entity (including any warrants, call, right, subscription or otherwise) shall be cancelled as of the Closing on terms and conditions reasonably satisfactory to Buyer and without payment of any money or other consideration to the holder thereof. As soon as practicable following the date of this Agreement, the Coastal Board will adopt resolutions or take such other actions as may be required or appropriate to effect the provisions of this Section 2.02(d).

Section 2.03 SERVICE AGREEMENTS; ISSUANCE OF SALE CONSIDERATION; HOLDBACK. The Parties will cooperate in good faith to execute and deliver, and the Members will cause Coastal to execute and deliver, each of the Service Agreements as soon as permitted under applicable Law. On the date on which the Service Agreements (with the exception of the Service Agreements for Concord and SLO) for a Regulated Subsidiary (with the exception of Concord and SLO) are executed and delivered by the parties thereto (such date being the “Management Transfer Date” with respect to such Regulated Subsidiary), Buyer shall designate, set aside and hold in treasury the aggregate Share Consideration allocable to such Regulated Subsidiary, to be issued upon Closing and held for the benefit of the Members and released pursuant to the Holdback Agreement to the extent set forth therein.

Section 2.04 PAYOFF LETTERS; INVOICES; OTHER CLOSING PAYMENTS.

(a) Prior to the Management Transfer Date, the Members shall cause Coastal to obtain and deliver to Buyer (i) Payoff Letters for all Coastal Indebtedness and other items set forth on Schedule 2.01, and (ii) invoices evidencing the amount due with respect to each Coastal Transaction Expense.

(b) On the Management Transfer Date, Buyer shall (at the direction of Coastal) pay, by wire transfer of immediately available funds: (i) an amount sufficient to satisfy all of the Coastal Indebtedness to the holders thereof; and (ii) an amount sufficient to satisfy all of the Coastal Transaction Expenses to the applicable vendors thereof.

Section 2.05 SALE CONSIDERATION ADJUSTMENTS.

(a) No later than 90 days after the Management Transfer Date, Buyer will deliver to the Equityholders’ Representative a statement (the “Buyer Statement”) setting forth Buyer’s calculation of the Coastal Indebtedness, the Coastal Transaction Expenses, the Coastal Cash, the Unsatisfied Management Date Accounts Payables, the Coastal Inventory, the Prepaid Assets and the amount by which the Share Consideration should have been adjusted on account thereof, together with reasonably detailed supporting calculations used in preparing such calculations.

(b) During the 30 day period commencing on the date of Buyer’s delivery of the Buyer Statement to the Equityholders’ Representative, Buyer will provide the Equityholders’ Representative and its Representatives with access, at all reasonable times upon prior notice during normal business hours of Coastal to the properties, books, records and work papers (relating to the calculations included in the Buyer Statement) and personnel of Coastal and its accountants (involved in the preparation of the Buyer Statement), and shall cause such personnel to cooperate and work in good faith with the Equityholders’ Representative and its Representatives, for purposes of reviewing the Buyer Statement.

(c) Within 30 days after delivery of the Buyer Statement to the Equityholders’ Representative, the Equityholders’ Representative shall notify Buyer in writing (a “Dispute Notification”) of any objections or proposed changes to the Buyer Statement, specifying in detail the amount, nature and basis of any such objections or proposed changes (each, a “Disputed Matter”), or that it has no objection to the Buyer Statement. Buyer and the Equityholders’ Representative shall use their best efforts to reach an agreement with respect to any Disputed Matters and to arrive at a mutually agreed upon final statement of the Coastal Indebtedness, the Coastal Transaction Expenses, the Coastal Cash, the Unsatisfied Management Date Accounts Payables, the Coastal Inventory and the Prepaid Assets. If Buyer and the Equityholders’ Representative reach agreement with respect to all Disputed Matters, the Buyer Statement shall be revised accordingly and the revised Buyer Statement shall be deemed the final statement of the Coastal Indebtedness, the Coastal Transaction Expenses, the Coastal Cash, the Unsatisfied Management Date Accounts Payables, the Coastal Inventory and the Prepaid Assets.

(d) If the Equityholders’ Representative does not provide Buyer with a Dispute Notification setting forth Disputed Matters within the 30 day period as provided in Section 2.05(c), or if the Equityholders’ Representative notifies Buyer in writing that it has no objection to the Buyer Statement, the Buyer Statement shall be deemed the final statement of the Coastal Indebtedness, the Coastal Transaction Expenses, the Coastal Cash, the Unsatisfied Management Date Accounts Payables, the Coastal Inventory and the Prepaid Assets.

(e) If the Equityholders’ Representative provides Buyer with a Dispute Notification setting forth Disputed Matters within the 30 day period as provided in Section 2.05(c), and Buyer and the Equityholders’ Representative are unable to reach an agreement on all Disputed Matters reflected therein within 30 days of Buyer’s receipt of the Dispute Notification, then all unresolved Disputed Matters (the “Unresolved Matters”) shall be submitted to the Accountant, who shall be engaged and directed to, as promptly as possible, provide a final and conclusive resolution of the Unresolved Matters and to render a final statement of the Coastal Indebtedness, the Coastal Transaction Expenses, the Coastal Cash, the Unsatisfied Management Date Accounts Payables, the Coastal Inventory and the Prepaid Assets. The Accountant shall determine only those issues that constitute Unresolved Matters and may not assign a value to any item in dispute greater than the greatest amount for such item assigned by Buyer in the Buyer Statement, on the one hand, or the Equityholders’ Representative in the Dispute Notification, on the other hand, or less than the smallest amount for such item assigned by Buyer in the Buyer Statement, on the one hand, or the Equityholders’ Representative in the Dispute Notification, on the other hand. The Accountant’s determination will be based solely on written submissions by Buyer and the Equityholders’ Representative provided to Accountant within five Business Days of the Accountant’s engagement and not on the basis of an independent review. The Accountant’s determination shall be made in accordance with U.S. GAAP. Neither Buyer nor the Equityholders’ Representative may make any submissions to the Accountant after such five Business Day period unless Buyer and the Equityholders’ Representative mutually agree to such submission. The Accountant shall make its determination within 30 days after the submission of the Unresolved Matters. The Accountant’s determination shall include a final statement of the Coastal Indebtedness, the Coastal Transaction Expenses, the Coastal Cash, the Unsatisfied Management Date Accounts Payables, the Coastal Inventory and the Prepaid Assets, and shall be set forth in a written report which shall include an explanation of the reasons for its determination on each Unresolved Matter and shall be final, non-appealable, binding and conclusive on Buyer and the Equityholders’ Representative, absent manifest calculation error.

(f) The procedures set forth in Section 2.05(e) for resolving disputes with respect to the final statement of the calculations of the Coastal Indebtedness, the Coastal Transaction Expenses, the Coastal Cash, the Unsatisfied Management Date Accounts Payables, the Coastal Inventory and the Prepaid Assets shall be the sole and exclusive method for resolving any such disputes. The terms of appointment and engagement of the Accountant shall be as agreed upon between Buyer and the Equityholders’ Representative based on reasonable and customary arrangements for such services, and any associated fees and expenses shall be allocated between Buyer, on the one hand, and the Equityholders’ Representative, on the other hand, as follows: (i) the Equityholders’ Representative (on behalf of the Members, severally and not jointly, in proportion to their respective Pro Rata Share) shall be responsible for a portion of the fees and expenses of the Accountant equal to a fraction, the numerator of which is the sum of the Unresolved Matters submitted to the Accountant that are resolved in favor of Buyer (that being the difference between the Accountant’s determination and the Equityholders’ Representative’s determination) and the denominator of which is the sum of all Unresolved Matters submitted to the Accountant; and (ii) Buyer shall be responsible for that portion of the fees and expenses of the Accountant that the Equityholders’ Representative is not responsible for hereunder. Within 10 days of the Accountant’s determination of the Unresolved Matters, the Equityholders’ Representative or Buyer (as applicable) shall pay the other the amount required so that the allocation for responsibility for the Accountant’s fees and expenses is consistent with this Section 2.05(f).

(g) Upon the date of determination of the final calculations of the Coastal Indebtedness, the Coastal Transaction Expenses, the Coastal Cash, the Unsatisfied Management Date Accounts Payables, the Coastal Inventory and the Prepaid Assets in accordance with this Section 2.05 (the “Determination Date”), the Sale Consideration shall be calculated using such calculations of the Coastal Indebtedness, the Coastal Transaction Expenses, the Coastal Cash, the Unsatisfied Management Date Accounts Payables, the Coastal Inventory and the Prepaid Assets.

(i)

If the Sale Consideration is greater than the Share Consideration (the amount by which the Sale Consideration is greater than the Share Consideration, the “Shortfall”), then within five Business Days following the Determination Date, Buyer shall increase the Share Consideration being held in accordance with the Holdback Agreement by the number of Buyer Shares equal to (A) the Shortfall, divided by (B) $1.00.

(ii)

If the Share Consideration is greater than the Sale Consideration (the amount by which the Share Consideration is greater than the Sale Consideration, the “Excess”), then within five Business Days following the Determination Date, Buyer shall cancel from the Share Consideration being held in accordance with the Holdback Agreement the number of Buyer Shares that is equal to (A) the Excess, divided by (B) $1.00.

(h) Notwithstanding the foregoing in this Section 2.05, Buyer, in its sole and absolute discretion, may (i) defer the delivery of the Buyer Statement and the subsequent procedures provided under this Section 2.05 until after the Closing or (ii) deliver a second Buyer Statement to the Equityholders’ Representative (in which case the provisions of this Section 2.05 shall apply mutatis mutandis); provided, in either case of clause (i) or (ii), the calculations of the Coastal Indebtedness, the Coastal Transaction Expenses, the Coastal Cash, the Unsatisfied Management Date Accounts Payables, the Coastal Inventory and the Prepaid Assets in the Buyer Statement will be determined as of the Closing Date.

Section 2.06 WITHHOLDING TAXES. Buyer and Coastal, as applicable, shall be entitled to deduct and withhold from any consideration, including by way of the sale of Buyer Shares by Buyer on behalf of the Person, otherwise payable or otherwise deliverable to a Person in connection with the Transaction or otherwise hereunder, such amounts as it is required to deduct and withhold from such consideration under any provision of any Laws in respect of Taxes. Any such amounts will be deducted, withheld and remitted to the appropriate Governmental Authority from the consideration payable pursuant to the Transaction and shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction, withholding and remittance was made; provided, however, that such deducted and withheld amounts are actually remitted to the appropriate Governmental Authority. Notwithstanding the foregoing sentence, prior to any such withholding, the Equityholders’ Representative shall be advised as to the amounts that will be deducted, withheld and remitted to the appropriate Governmental Authority. Buyer and Coastal shall cooperate minimize any withholding that may be required under applicable Law.

Section 2.07 TAX TREATMENT. The Parties intend that this Agreement shall constitute a “plan of reorganization” with the meaning of Treasury Regulations Sections 1.368-1(c), 1.368-2(g) and 1.368-3(a). The Parties intend that the Transaction will qualify as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code for U.S. federal income Tax purposes (and corresponding non-U.S., state and local Tax purposes) (the “Intended Tax Treatment”). The Parties shall use their respective commercially reasonable efforts to cause the Transaction to qualify as a “reorganization” under Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COASTAL ENTITIES

Except as set forth in the corresponding sections or subsections of the Coastal Disclosure Schedule, Coastal hereby represents and warrants to Buyer as follows; provided, however, that notwithstanding anything to the contrary provided in this Agreement, all representations, warranties, covenants and disclosures of Coastal in this ARTICLE III are being made with exception to and not with respect to Federal Cannabis Laws:

Section 3.01 ORGANIZATION AND QUALIFICATION; AUTHORIZATION.

(a) Each Coastal Entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. Each Coastal Entity is duly qualified or otherwise authorized as a foreign entity to transact business in each jurisdiction in which its ownership of property or the conduct of business as now conducted therein require it to so qualify, except where the failure to be so qualified would not have a Material Adverse Effect. Complete and correct copies of the Organizational Documents of each Coastal Entity and all amendments thereto have been made available to Buyer. None of the Coastal Entities is in violation of any of the provisions of its Organizational Documents. The minute books and resolutions of each Coastal Entity previously made available to Buyer contain true, complete and accurate records of all meetings and accurately reflect in all material respects all corporate action of the equityholders and manager or board of directors or comparable governing body (including committees thereof) of such Coastal Entity, other than those minutes and resolutions of Coastal that pertain to this Transaction, the Pasadena Agreement Amendment or any funding needs of the Company in the period immediately prior to the Management Transfer Date (true and correct copies of which shall be delivered to Buyer at the Closing). The books and records of each Coastal Entity previously made available to Buyer are true, complete and accurate in all respects.

(b) Coastal has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents to which Coastal is party, the performance by Coastal of its obligations thereunder and the consummation by Coastal of the transactions contemplated hereby have been duly authorized. This Agreement is, and the Transaction Documents to which Coastal is party will be, duly executed and delivered by Coastal and constitute the legal, valid and binding obligation of Coastal (assuming due authorization, execution and delivery by each other party hereto and thereto), enforceable against it in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally, the availability of equitable remedies and the technical violation of the Federal Cannabis Laws (collectively, the “Enforceability Limitations”).

Section 3.02 NO CONFLICT. Except as set forth on Section 3.02 of the Coastal Disclosure Schedule, the execution, delivery and performance by Coastal of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not:

(a) violate or conflict with any provision of the Organizational Documents of any Coastal Entity;

(b) violate, contravene or conflict with any resolution adopted by any Coastal Entity’s equityholders and manager or board of directors or comparable governing body;

(c) violate or conflict with any Law, Order or Governmental Authorization applicable to any of the Coastal Entities or their assets or business; or

(d) violate, conflict with, result in a breach of the terms or conditions of, or default (with or without notice or lapse of time or both) under, or give rise to any right of notice, modification, acceleration, payment, suspension, withdrawal, cancellation or termination, or to the loss of any rights or benefits, or result in the creation or imposition of any Lien (other than Permitted Liens) upon any Coastal Units or any assets of any Coastal Entity under, any Contract.

Section 3.03 CONSENTS AND APPROVALS. Except as set forth on Section 3.03 of the Coastal Disclosure Schedule, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by any Coastal Entity in connection with the authorization, execution, delivery and performance by Coastal of this Agreement or of any Transaction Document, or the consummation of the transactions contemplated hereby and thereby. The Coastal Board has: (A) approved and adopted, and declared the advisability of, this Agreement and the transactions contemplated hereby, including the Transaction; (B) determined that this Agreement and the transactions contemplated hereby, including the Transaction, are fair to and in the best interests of Coastal and the Members; and (C) determined that the Transaction constitutes a Capital Transaction (as such term is defined under the Coastal Operating Agreement) and, as a result of the Coastal Board’s approval of the Transaction, all of the Members are obligated to vote in favor of, and adopt, the Transaction, in accordance with the terms and conditions of Section 7.2 of the Coastal Operating Agreement. The terms and conditions of Section 7.2 of the Coastal Operating Agreement are validly enforceable against the Members in order to effectuate the Transaction.

Section 3.04 CAPITALIZATION. Section 3.04 of the Coastal Disclosure Schedules sets forth the entire authorized Equity Securities of each Coastal Entity and a complete and correct list of the issued and outstanding Equity Securities of each Coastal Entity, including the name of the record and beneficial owner thereof and the number of Equity Securities held thereby. All of the outstanding Equity Securities of each Coastal Entity have been duly authorized, validly issued and are fully paid and non-assessable. Except as set forth on Section 3.04 of the Coastal Disclosure Schedule, no Coastal Entity has any outstanding Equity Securities or other securities directly or indirectly convertible into or exchangeable for its Equity Securities, no Coastal Entity has any outstanding agreements, options, warrants or rights to directly or indirectly subscribe for or purchase, or that directly or indirectly require it to issue, transfer or sell, its Equity Securities or any securities directly or indirectly convertible into or exchangeable for its Equity Securities, and there are no agreements containing profit participation or phantom equity features with respect to any Coastal Entity. Except as set forth on Section 3.04 of the Coastal Disclosure Schedule, Coastal does not have any other Subsidiaries, and no Coastal Entity owns or otherwise holds, directly or indirectly, any stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. No Coastal Entity is subject to any obligation (contingent or otherwise) to redeem, repurchase or otherwise acquire or retire any of its Equity Securities or any warrants, options or other rights to acquire its Equity Securities. Except as set forth on Section 3.04 of the Coastal Disclosure Schedule, there are no voting agreements, voting trusts or other agreements, commitments or understandings with respect to the voting or transfer of Equity Securities or other securities of any Coastal Entity. All of the outstanding Equity Securities of each of the Regulated Subsidiaries are owned by Coastal or another Coastal Entity free and clear of all Liens. No Coastal Entity has violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of its Equity Securities or any warrants, options or other rights to acquire its Equity Securities. No Equity Securities of any Coastal Entity are subject to, nor have been issued in violation of, preemptive or similar rights. There are no accrued but unpaid dividends payable by Coastal on any Equity Securities of Coastal.

SECTION 3.05 FINANCIAL STATEMENTS AND FINANCIAL DATA.

(a) The following financial statements of the Coastal Entities (collectively, the “Financial Statements”) have been made available to Buyer:

(i)

the consolidated balance sheets of the Coastal Entities as of December 31, 2020 and the related statements of operations, changes in members’ equity and cash flows for each of the years then ended; and

(ii)

the consolidated balance sheet of the Coastal Entities as of August 31, 2021 (the “Balance Sheet”), and the related unaudited statements of operations, changes in shareholders’ equity and cash flows for the six-month period then ended.

(b) Except as set forth in Section 3.05(b) of the Coastal Disclosure Schedule, the Financial Statements (including the notes thereto) (i) have been prepared in accordance with U.S. GAAP consistently applied throughout the periods covered thereby, except that the interim Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes required by U.S. GAAP, (ii) present fairly the assets, liabilities and financial condition of the Coastal Entities as of such dates and the results of operations and cash flows of Coastal Entities for such periods, and (iii) are correct and complete in all material respects, and are consistent with the books and records of the Coastal Entities (which books and records are accurate in all material respects). Since the Reference Date, there has been no change in any accounting principles, policies, methods or practices, including any change with respect to reserves (whether for bad debt, contingent liabilities or otherwise) of the Coastal Entities.

(c) Except as set forth on Section 3.05(c) of the Coastal Disclosure Schedule, the Coastal Entities maintain a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP. To the Knowledge of Coastal, none of the Coastal Entities has identified or been made aware of (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Coastal Entities, (ii) any illegal act or fraud, whether or not material, that involves the management of the Coastal Entities or (iii) any claim or allegation regarding any of the foregoing.

(d) The inventory of the Coastal Entities is merchantable and fit for the purpose for which it was procured or manufactured, and is not slow-moving, obsolete, damaged or defective, subject to the reserve for inventory write-down set forth on the Balance Sheet as adjusted for the passage of time through the Management Transfer Date in accordance with the past custom and practice of the Coastal Entities and the custom and practice of the industry at large. All notes and accounts receivable of the Coastal Entities are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims and are current and collectible subject to the reserve for bad debts set forth on the Balance Sheet as adjusted for the passage of time through the Management Transfer Date in accordance with the past custom and practice of the Coastal Entities. Except as set forth on Section 3.05(d) of the Coastal Disclosure Schedule, the accounts payable and accruals of the Coastal Entities have arisen in bona fide arm’s-length transactions in the Ordinary Course of Business, and each Coastal Entity has been paying its accounts payable as and when due.

(e) No Coastal Entity has applied for, or directly or indirectly accepted or received, any benefit (monetary or otherwise), loan, payment, funding, credit, relief or deferral from any Governmental Authority that was made available in response to COVID-19 or pursuant to the CARES Act or any other COVID-19 Requirement.

Section 3.06 ABSENCE OF UNDISCLOSED LIABILITIES. No Coastal Entity has any material Liabilities, except (a) as and to the extent specifically accrued for or reserved against in the Balance Sheet, (b) Liabilities which have arisen after the date of the Balance Sheet in the Ordinary Course of Business, which do not exceed $200,000 in the aggregate, other than as set forth on Section 3.06(i) of the Coastal Disclosure Schedule (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law), (c) executory obligations under Contracts (other than Liabilities relating to any breach, or any fact or circumstance that, with notice, lapse of time or both, would result in a breach, thereof by any Coastal Entity), and (d) Liabilities specifically set forth on Section 3.06(ii) of the Coastal Disclosure Schedule.

Section 3.07 ABSENCE OF CHANGES OR EVENTS. Except as disclosed in the applicable subsection of Section 3.07 of the Coastal Disclosure Schedule, since December 31, 2020 (the “Reference Date”), (a) each of the Coastal Entities has conducted its business only in the ordinary course consistent with past practice, (b) no Event has occurred that, individually or in combination with any other Events, has had a Material Adverse Effect, (c) no Coastal Entity has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) no Coastal Entity has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

Section 3.08 ASSETS.

(a) Except as set forth on Section 3.08 of the Coastal Disclosure Schedule, the Coastal Entities own good and marketable title to, or a valid right to use, all of the tangible and intangible assets and property used or held in connection with their businesses, free and clear of any and all Liens. The tangible and intangible assets and property to which the Coastal Entities have good and marketable title to, or a valid right to use, are sufficient to enable the businesses of the Coastal Entities to be conducted immediately after the Management Transfer Date in the same manner as the businesses of the Coastal Entities have been conducted since the Reference Date.

(b) All material items of tangible personal property owned or leased by any Coastal Entity are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently being used. None of the personal or movable property constituting assets of any Coastal Entity is located other than at the Leased Real Property.

Section 3.09 PROPRIETARY RIGHTS.

(a) Section 3.09(a) of the Coastal Disclosure Schedule contains a true, complete and accurate list of all (i) patented or registered Intellectual Property owned by or exclusively licensed to any Coastal Entity, (ii) pending patent applications and pending applications for other registrations of Intellectual Property owned or held by or exclusively licensed to any Coastal Entity, (iii) any unregistered Trademark that is owned by or exclusively licensed to any Coastal Entity and material to the conduct of any Coastal Entity’s business as presently conducted or contemplated to be conducted, (iv) all social media accounts owned or utilized by any Coastal Entity, and (v) all Internet domain names used by or registered by or on behalf of any Coastal Entity (indicating for each of (i) and (ii) the Coastal Entity that owns such Intellectual Property or an exclusive license thereto (as applicable), applicable jurisdiction, registration number (if registered), application number, date issued (if issued) and date filed).

(b) Section 3.09(b)(i) of the Coastal Disclosure Schedule contains a true, complete and accurate list of all Coastal Intellectual Property licensed by any third Person to any Coastal Entity (excluding (i) any licenses that are terminable at-will or for convenience on not more than thirty (30) days’ prior notice by a Coastal Entity and (ii) generally commercially available, off the shelf software programs licensed to a Coastal Entity with an annual license fee of less than $20,000 (an “Immaterial Software License”)), and any Contract governing such license. Section 3.09(b)(ii) of the Coastal Disclosure Schedule contains a true, complete and accurate list of all Intellectual Property licensed by any Coastal Entity to any Person other than a Coastal Entity, and any Contract governing such license (all of the foregoing Contracts required to be listed on Section 3.09(b)(i) or Section 3.09(b)(ii), the “IP Contracts”). Except as would not have a Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not (i) impair any rights of any Coastal Entity under, or cause any Coastal Entity to be in material violation of or default under, any IP Contract under which it has the right to use or otherwise commercialize or exploit in any way any Coastal Intellectual Property of any third Person that is necessary for the operation of the Business, (ii) give rise to any automatic termination or modification of, or entitle any third Person to terminate or modify, any such IP Contract, or (iii) require the additional payment of (or increase the amount of) any royalties, fees or other consideration under an IP Contract with respect to the Coastal Entity’s use or exploitation of any Coastal Intellectual Property of any third Person that is licensed pursuant to such IP Contract and necessary for the operation of a Coastal Entity’s business.

(c) Each Coastal Entity exclusively owns and possesses all right, title and interest in and to, or has the right under an IP Contract set forth on Section 3.09(b)(i) of the Coastal Disclosure Schedule (or under an Immaterial Software License), to use and otherwise commercialize or exploit all Intellectual Property necessary for the operation of its businesses as presently conducted and as presently proposed to be conducted, free and clear of all Liens, except for any Permitted Liens (collectively for all Coastal Entities, the “Coastal Intellectual Property”). To the Knowledge of Coastal, none of the Coastal Intellectual Property owned by or exclusively licensed to any Coastal Entity is invalid or unenforceable in whole or in part. No loss or expiration of any of the Coastal Intellectual Property is pending, reasonably foreseeable, or, to the Knowledge of Coastal, threated, except for patents expiring at the end of their statutory term. The Coastal Entities have taken all commercially reasonably action necessary to protect and maintain the Coastal Intellectual Property owned by any Coastal Entity. Without limiting the generality of the foregoing, as of the date hereof and as of the Closing (i) each Coastal Entity has or will as of Closing, to the extent possible and applicable, filed all required affidavits or other documents regarding registered Trademarks owned by such Coastal Entity that are required to maintain such registered Trademarks, and (ii) all assignments to any Coastal Entity of any registered Coastal Intellectual Property have been recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office, or other appropriate agency to the extent required to maintain such registration. No Service Provider has or currently is developing any Coastal Intellectual Property in the course and scope of his or her employment or engagement by such Coastal Entity. Except as specified on Section 3.09(c) of the Coastal Disclosure Schedule, none of the Members owns any Coastal Intellectual Property that is used, commercialized or exploited in any way by any Coastal Entity.

(d) Except as set forth on Section 3.09(d) of the Coastal Disclosure Schedule, (i) there have been no written claims made or threatened against any Coastal Entity asserting the invalidity, misuse, or unenforceability of any Coastal Intellectual Property or challenging any Coastal Entity’s ownership of any Coastal Intellectual Property owned by such Coastal Entity, or its right to use, commercialize, or exploit any other Coastal Intellectual Property, in either case, free and clear of Liens, and, to the Knowledge of Coastal, there is no basis for any such claim, (ii) no Coastal Entity has received any written notices of, and to the Knowledge of Coastal, there are no facts which indicate a reasonable likelihood of, any direct, vicarious, indirect, contributory or other infringement, violation or misappropriation by a Coastal Entity of any Intellectual Property (including any cease-and-desist letters or demands or offers to license any Intellectual Property from any other Person), (iii) the conduct of the Coastal Entities’ respective businesses as presently conducted or presently proposed to be conduct does not and, to the Knowledge of Coastal, will not infringe, misappropriate or violate, any Intellectual Property of any other Person, whether directly, vicariously, indirectly, contributorily or otherwise, and (iv) to the Knowledge of Coastal, no Coastal Intellectual Property has been infringed, misappropriated or violated by any other Person.

(e) The computer, information technology and communication systems, including the Software, hardware and networks (including any virtual private networks), and all programs, data, information and databases that are available or thereon or Processed thereby (collectively, the “Systems”), and which are currently used or owned by the Coastal Entities are sufficient for the current and anticipated future needs of the businesses of the Coastal Entities. The Systems are reasonably sufficient to allow for all of the Service Providers of the Coastal Entities who are not deemed “critical” or “essential” (or any similar term, in each case, as defined by applicable COVID-19 Requirements) pursuant to any COVID-19 Requirement to work from remote locations without any material disruption to or material interruption of the Coastal Entities’ businesses as currently conducted. In the past 12 months, there have been no bugs in, or failures, breakdowns or continued substandard performance of, any Systems that has caused any material disruption in or to the use of such System or material damage to any Coastal Entity or their businesses, and there have been no material slowdowns in the Systems that have not been remedied.

(f) All material proprietary Software included among the Coastal Intellectual Property is set forth on Section 3.09(f) of the Coastal Disclosure Schedule. No Software owned by any of the Coastal Entities (including all proprietary Software set forth on Section 3.09(f) of the Coastal Disclosure Schedule) (collectively, the “Coastal Software”) contains, and the Coastal Entities have taken all commercially reasonable precautions necessary to prevent the presence of, any malicious code, program or other internal component (e.g., computer virus, computer worm, computer time bomb, Trojan horse, spyware or similar component) which is reasonably likely to damage, destroy or alter the Coastal Software, or the Systems, or other software or hardware used by the Coastal Entities or any subsequent end user, or which could reasonably be expected to, in any unintended manner, reveal, damage, corrupt, destroy or alter any data or other confidential information accessed through or processed by the Coastal Software, or otherwise cause unauthorized access to, or disruption, impairment, disablement or destruction of, any Systems necessary for the operation of any Coastal Entity’s business as currently conducted or proposed to be conducted.

(g) The Coastal Entities have taken commercially reasonable steps necessary to maintain the confidentiality of and otherwise protect its rights in all trade secrets and confidential information owned by a Coastal Entity (including all proprietary source code to all Coastal Software), and, except under confidentiality obligations, to the Knowledge of Coastal, there has not been any unauthorized disclosure by any Coastal Entity of any such trade secrets or confidential information. To the Knowledge of Coastal, there has been no unauthorized access to or disclosure of any such trade secrets or confidential information. No Open Source Software is embedded, integrated or incorporated into, or bundled or distributed with, linked with or to, or otherwise made available with, any Coastal Software owned by a Coastal Entity.

(h) To the Knowledge of Coastal, no Coastal Entity has disclosed, delivered or otherwise provided (or agreed to disclose, deliver or provide) the source code of any Coastal Software that constitutes Coastal Intellectual Property to any other Person, whether pursuant to an escrow arrangement or otherwise. No event has occurred, and to the Knowledge of Coastal no circumstance or condition exists, that (with or without notice or lapse of time, or both) will or would reasonably be expected to, result in a requirement that the source code of any Coastal Software be disclosed or delivered to any other Person by or on behalf of any Coastal Entity.

Section 3.10 CONTRACTS.

(a) Section 3.10(a) of the Coastal Disclosure Schedule contains a true, complete and accurate list (by reference to the applicable subsection hereof) of:

(i)

each Contract that requires any Coastal Entity to pay, or entitles any Coastal Entity to receive, or could result in obligations of any Coastal Entity in the amount of, in the aggregate, $100,000 or more;

(ii)

each Contract that restricts any Coastal Entity or any of its present or future Affiliates from competing with or engaging in any business activity anywhere in the world or soliciting for employment or engagement, hiring, employing or engaging any Person;

(iii)

each Contract to acquire or dispose (by merger, purchase or sale of assets or stock or otherwise) of any business or other material assets, as to which a Coastal Entity has continuing material obligations or material rights;

(iv)	each Contract concerning a joint venture, strategic alliance, collaboration or partnership agreements, or the sharing of profits;

(v)	each Contract whereby any Coastal Entity leases, subleases, licenses or otherwise holds any rights to use or occupy any interest in real property (the “Real Property Leases”);

(vi)	each Contract with respect to Indebtedness;

(vii)	each Contract with any Governmental Authority;

(viii)

each Contract pursuant to which a Coastal Entity leases, is licensed or otherwise authorized to use or otherwise commercialize or exploit any Intellectual Property of any other Person or which otherwise affects the ability of a Coastal Entity to use, commercialize or otherwise exploit any Coastal Intellectual Property (including a covenant not to sue) material to its business as currently conducted (excluding Immaterial Software Licenses);

(ix)	each Contract pursuant to which a Coastal Entity leases, licenses or otherwise authorizes another Person to use, distribute, sell, resell or incorporate any Coastal Intellectual Property;

(x)	each Contract that contains any fixed or indexed pricing, “most-favored nation” pricing or similar pricing terms or provisions regarding minimum volumes, volume discounts or rebates;

(xi)	each Contract with a labor union or labor organization or other employee representative;

(xii)

each Contract with respect to bonus or other incentive compensation, deferred compensation, equity purchase or award, salary continuation, pension, profit sharing or retirement plan, or any other Employee Plan or arrangement;

(xiii)

each Contract with any current Service Provider as well as each Contract with any firm or other organization providing commission or sales-based services to a Coastal Entity that provides for annual base compensation exceeding $100,000 per year or includes any severance obligations;

(xiv)	each Contract with a Related Party;

(xv)	each Contract that grants any Person other than a Coastal Entity any rights of first refusal, rights of first negotiation or similar rights;

(xvi)	each Contract with a Top Supplier; and

(xvii)	each Contract not made in the Ordinary Course of Business or that is otherwise material.

True, complete and accurate copies of the Contracts listed or required to be listed on Section 3.10(a) of the Coastal Disclosure Schedule, together with all amendments and modifications thereto, have previously been made available to Buyer, or, to the extent any of such Contracts are oral, Section 3.10(a) of the Coastal Disclosure Schedule contains a description of the material terms thereof. Each Contract is in full force and effect, is valid, binding and enforceable in accordance with its terms, and is not subject to any claims, charges, set-offs or defenses.

(b) Except as set forth on Section 3.10(b) of the Coastal Disclosure Schedule, no Coastal Entity is in breach or default, nor, to the Knowledge of Coastal, has any event occurred which, with the giving of notice or the passage of time or both, would constitute a breach or default by any Coastal Entity of, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligation under, any Contract. Except as set forth on Section 3.10(b) of the Coastal Disclosure Schedule, to the Knowledge of Coastal, no other party is in breach or default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a breach or default by any other party, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by any Coastal Entity under, or in any manner release any party thereto from any obligation under, any Contract. Since the Reference Date, no Coastal Entity has received any notice regarding any actual or alleged violation or breach of, or default under, any Contract. No Coastal Entity has received any notice, nor does any Coastal Entity have any Knowledge that, a counterparty to any Contract is terminating, not renewing, modifying, repudiating or rescinding, or intends to terminate, not renew, modify, repudiate or rescind such Contract.

Section 3.11 LITIGATION.

(a) Except as set forth on Section 3.11(a) of the Coastal Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of Coastal, threatened against any (i) Coastal Entity or (ii) to the extent related to any Coastal Entity, current or former Service Provider.

(b) Except as set forth on Section 3.11(b) of the Coastal Disclosure Schedule, there are no Proceedings pending or threatened by any Coastal Entity.

(c) For any Proceedings identified on Section 3.11(a) or Section 3.11(b) of the Coastal Disclosure Schedule, (i) Coastal has made available to Buyer true, complete and accurate copies of all pleadings and material correspondence relating to each such Proceeding, (ii) no such Proceeding would reasonably be expected to result in the Coastal Entities incurring aggregate Losses with respect thereto of more than $100,000, and (iii) Coastal will have paid before the Closing, all fees and expenses of counsel and other representatives of Coastal incurred on or before the Closing Date in connection with such Proceeding.

(d) Section 3.11(d) of the Coastal Disclosure Schedule sets forth a complete and correct list and description of all Proceedings against or by (i) any Coastal Entity or (ii) to the extent related to any Coastal Entity, any of the current or former Service Providers, in each case, that has been resolved in the past five years.

(e) Section 3.11(e) of the Coastal Disclosure Schedule sets forth any Order to which any Coastal Entity is subject.

Section 3.12 COMPLIANCE WITH APPLICABLE LAWS. Except as set forth on Section 3.12 of the Coastal Disclosure Schedule, each Coastal Entity is and has been in compliance in all material respects with all Laws in connection with the conduct, ownership, use, occupancy or operation of its business and assets, and no Coastal Entity has received notice of any actual or alleged violation of any Law. To the Knowledge of Coastal, each Coastal Entity is and has been in compliance in all material respects with all COVID-19 Requirements. The Coastal Entities only operate in jurisdictions that have enacted Laws legalizing Cannabis. Each Coastal Entity is in compliance in all material respects with all applicable Laws (other than the Federal Cannabis Laws) controlling the cultivation, harvesting, production, handling, storage, distribution, sale and possession of Cannabis (as applicable). No Coastal Entity imports or exports Cannabis products from or to any foreign country.

Section 3.13 LICENSES AND GOVERNMENTAL AUTHORIZATIONS. Except as set forth on Section 3.13(i) of the Coastal Disclosure Schedule, the Coastal Entities hold and have held, and immediately following the Closing will hold, all Governmental Authorizations necessary for the conduct, ownership, use, occupancy, and/or operation of each Coastal Entity’s business or assets, and all such Governmental Authorizations are valid and in full force and effect. Each Coastal Entity is and has been in compliance in all material respects with all such Governmental Authorizations, and no Coastal Entity has received notice of any actual or alleged violation of any Governmental Authorization or any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization. All such Governmental Authorizations are identified on Section 3.13(ii) of the Coastal Disclosure Schedule (including the issuer, date of issuance and expiration date), and complete and correct copies thereof have been made available to Buyer. The rights and benefits of each Governmental Authorization will be available to Buyer immediately after the Closing on terms substantially identical to those enjoyed by Coastal as of the Agreement Date and immediately prior to the Closing and will not be cancelled, terminated, revoked, limited in scope or otherwise adversely affected by the Transaction.

Section 3.14 HEALTH, SAFETY AND ENVIRONMENTAL.

(a) Each Coastal Entity is and has been in compliance in all material respects with all Environmental and Safety Requirements.

(b) To the Knowledge of Coastal, each Coastal Entity has obtained and currently maintains and materially complies with all Governmental Authorizations required under Environmental and Safety Requirements to operate its business, and no Proceeding is pending, or to the Knowledge of Coastal, threatened, to revoke, modify or terminate any Governmental Authorization required under any Environmental and Safety Requirements.

(c) Except as set forth on Section 3.14(c) of the Coastal Disclosure Schedule, to the Knowledge of Coastal, there are no Hazardous Materials present in, at, under, about or migrating to or from any (i) Leased Real Property, (ii) real property formerly owned, leased or used by any Coastal Entity or any of its predecessors, or (iii) property to which any Coastal Entity or any of its predecessors, or any Person on behalf of any Coastal Entity or any of its predecessors, has, at any time, transported, treated, stored or disposed of Hazardous Materials, in each case, that has or would reasonably be expected to give rise to, result in or serve as a basis for any material Liability of the Coastal Entities under Environmental and Safety Requirements.

(d) No Coastal Entity has been subject to, nor has received any notice of, any Proceeding related to the Release of Hazardous Materials or noncompliance with or material Liabilities under Environmental and Safety Requirements.

(e) No Coastal Entity has any contractual indemnity obligation to any third party with respect to Environmental and Safety Requirements.

(f) To the Knowledge of Coastal, (i) no underground storage tanks or related piping are located on, under or at any Leased Real Property, (ii) no Coastal Entity has removed or caused any such tank or piping to be removed, and (iii) there has been no such removal from any Leased Real Property or any former operating location that would reasonably be expected to give rise to, result in or serve as a basis for any Liability of any Coastal Entity under any Environmental and Safety Requirements.

(g) To the Knowledge of Coastal, no current facts, circumstances or conditions exist with respect to any Coastal Entity, their respective businesses, the Leased Real Property or any formerly owned, leased or operated real property that would result, individually or in the aggregate, in any Coastal Entity’s incurring material Liability, or material, unbudgeted capital expenditures to achieve or maintain compliance, under any Environmental and Safety Requirements, including Governmental Authorizations required under any Environmental and Safety Requirements.

(h) The Coastal Entities have made available to Buyer true, complete and accurate copies of all material environmental assessment reports, health and safety audits and reports of investigations with respect to the Coastal Entities or the Leased Real Property in Coastal’s possession or control.

Section 3.15 TAXES.

(a) Except as set forth on Section 3.15(a) of the Coastal Disclosure Schedule, each Coastal Entity has timely and properly filed or caused to be filed, or shall timely file and cause to be filed, all Tax Returns required to be filed by it, taking into account any extension of time to file granted to or obtained by such Coastal Entity. All such Tax Returns are accurate and complete in all material respects. Except as set forth on Section 3.15(a) of the Coastal Disclosure Schedule, each Coastal Entity has timely and properly paid all material Taxes required to be paid by any Coastal Entity, whether or not shown as due on such Tax Returns. No Coastal Entity is currently the beneficiary of any extension of time to file any Tax Return.

(b) Except as set forth on Section 3.15(b) of the Coastal Disclosure Schedule, all Tax deficiencies that have been claimed, proposed or asserted in writing by any Governmental Authority against any Coastal Entity have been fully paid or finally settled.

(c) Except as set forth on Section 3.15(c) of the Coastal Disclosure Schedule, no Tax audits or administrative or judicial Tax Proceedings are being conducted, are pending or have been threatened in writing with respect to any Coastal Entity. No Coastal Entity has received from any Governmental Authority any (i) written notice indicating an intent to open an audit, examination or other review with respect to Taxes, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax. No Coastal Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that, in either case, remains in effect.

(d) No written claim has ever been made by an authority in a jurisdiction where any Coastal Entity does not file Tax Returns that a Coastal Entity may be subject to taxation by that jurisdiction. Section 3.15(d) of the Coastal Disclosure Schedule sets forth each jurisdiction in which each Coastal Entity files Tax Returns or pays Taxes.

(e) There are no current Liens on any of the assets of any Coastal Entity that arose in connection with any failure, delay (or alleged failure or delay) to pay any Tax.

(f) Each Coastal Entity has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Service Provider, equity interest holder or other third party, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed in all material respects and timely filed.

(g) Except as set forth on Section 3.15(g) of the Coastal Disclosure Schedule, no Coastal Entity is party to any agreement the principal purpose of which is to allocate or share Liability for Taxes between or among the applicable Coastal Entity, on the one hand, and other Persons, on the other hand, including, for the avoidance of doubt, any Tax allocation, Tax sharing, Tax distribution, Tax indemnification, Tax reimbursement or Tax gross-up Contract.

(h) No Coastal Entity (i) has ever been a member of an affiliated group filing a consolidated federal Income Tax Return other than a U.S. federal consolidated group of which Coastal is the consolidated group parent or (ii) has any Liability for Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Income Tax Law), as a transferee or successor, by Contract or otherwise, other than any of the Coastal Entities.

(i) Coastal has never been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) No Coastal Entity has or has ever had a permanent establishment (within the meaning of any applicable Tax treaty between the United States and such other country) and does not have, and has never had, an office, fixed place of business or other presence through employees or otherwise, in a country outside of its country of formation, and no Coastal Entity has been subject to Tax in any country outside of its country of formation by virtue of having a source of income in that jurisdiction.

(k) Each Coastal Entity has timely and properly collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection of sales Taxes imposed on or due from such Coastal Entity.

(l) None of the assets of the Coastal Entities are “section 197(f)(9) intangibles” (as defined in Treasury Regulation Section 1.197-2(h)(1)(i) and assuming for this purpose that the transition period ends on August 10, 1993).

(m) No Coastal Entity has ever participated in any “listed transaction” or “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b).

(n) The aggregate unpaid Taxes of the Coastal Entities (i) did not, as of the date of the Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet and (b) do not exceed that reserve as adjusted for the passage of time through the end of the Closing Date in accordance with the past custom and practice of Coastal in preparing its Financial Statements. Since the Balance Sheet, the Coastal Entities have not incurred any Liability for Taxes outside the Ordinary Course of Business.

(o) No Coastal Entity is a party to any agreement or arrangement that could result, separately or in the aggregate, in the actual or deemed payment of any “excess parachute payments” within the meaning of Section 280G of the Code (or any comparable provision of non-U.S., state or local Law). No Coastal Entity has any indemnity obligation or other liability for any Taxes imposed under Section 4999 or 409A of the Code.

(p) No Coastal Entity has requested or received a ruling from any Governmental Authority or signed any Contract with any Governmental Authority that might impact the amount of Tax due from Buyer or its Affiliates (including following the Closing, for the avoidance of doubt, the Coastal Entities) after the Closing Date. No Coastal Entity has a power of attorney given by or binding upon a Coastal Entity with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions thereto) has not yet expired (other than any power of attorney granted to a payroll provider in the ordinary course of business). No Coastal Entity has approached any Governmental Authority for the purpose of resolving any delinquent Tax Liability of any Coastal Entity, including through voluntary disclosure proceedings or similar proceedings.

(q) No Coastal Entity will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign Income Tax Law) or excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or non-U.S. Income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date by any Coastal Entity; (v) prepaid or deposit amount, advanced payment or deferred revenue received or accrued on or prior to the Closing Date by any Coastal Entity; (vi) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law); (vii) “minimum gain chargeback” provision applicable to any Coastal Entity with respect to “minimum gain” for periods (or portions of periods) ending on or prior to the Closing Date pursuant to Subchapter K of the Code; or (viii) debt instrument held by any Coastal Entity on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code. No Coastal Entity has deferred any obligation to pay Taxes pursuant to Section 2302 of the CARES Act.

(r) No Coastal Entity within the past two (2) years or otherwise has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that purported or intended to be governed in whole or in part by Section 355 or 361 of the Code during the three-year period ending on the Closing Date.

(s) No Coastal Entity has deferred the inclusion of any amounts in taxable income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Sections 451(c), 455, 456 or 460 of the Code or any corresponding or similar provision of Law (irrespective of whether or not such deferral is elective).

(t) Each Employee Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, has been administered and drafted or amended, in such a manner so that the additional tax described in Section 409A(1)(B) of the Code will not be assessed against any individual participating in any such Nonqualified Deferred Compensation Plan with respect to benefits due or accruing thereunder. No Employee Plan that would have been a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004.

(u) Except as set forth on Section 3.15(u) of the Coastal Disclosure Schedule, an election pursuant to Section 83(b) of the Code was timely and properly filed in connection with any transfer described in Section 83(a) of the Code of the Securities subject to a “substantial risk of forfeiture” (as defined in Section 83 of the Code and the Treasury Regulations promulgated thereunder) at the time of such transfer, and each Coastal Entity has a copy of each such election.

(v) No Coastal Entity is the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Authority.

(w) Coastal filed an IRS Form 8832 (Entity Classification Election) to be treated as an association taxable as a corporation for U.S. federal income tax purposes effective as of January 1, 2020. The tax classification and the ownership interest held by Coastal (or another Coastal Entity) as of the date hereof for each of the other Coastal Entities is set forth on Schedule 3.15(w) of the Coastal Disclosure Schedule.

(x) As of the date hereof, none of the Coastal Entities has taken or agreed to take any action that would reasonably be expected to prevent the Transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code. To the Knowledge of Coastal, there are no facts or circumstances that would reasonably be expected to prevent the Transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.16 INSURANCE POLICES. Section 3.16 of the Coastal Disclosure Schedule contains a true and complete list of all insurance policies to which any Coastal Entity is a party or which provide coverage to or for the benefit of or with respect to any Coastal Entity or any director, manager, officer or employee of any Coastal Entity in his or her capacity as such (the “Insurance Policies”), indicating in each case the type of coverage, name of the insured, the insurer, the expiration date of each policy and the amount of coverage. True and complete copies of all such Insurance Policies have been made available to Buyer. Section 3.16 of the Coastal Disclosure Schedule also describes any self-insurance or co-insurance arrangements by or affecting any Coastal Entity or any director, manager, officer or employee of a Coastal Entity in his or her capacity as such, including any reserves established thereunder. Each Insurance Policy is in full force and effect and shall remain in full force and effect in accordance with its terms immediately following the Closing, is provided by a financially solvent carrier and has not been subject to any lapse in coverage. The Coastal Entities are current in all premiums or other payments due under the Insurance Policies and have otherwise complied in all material respects with all of their obligations under each Insurance Policy. The Coastal Entities have given timely notice to the insurer of all material claims that may be insured thereby under any Insurance Policy. No Coastal Entity has been refused any insurance by, nor has coverage been limited by, any insurance carrier with which any Coastal Entity has carried insurance or any other insurance carrier to which any Coastal Entity has applied for insurance, and no insurer has issued a reservation of rights or denial of coverage for claims or incidents which could give rise to a claim under any Insurance Policy. No Insurance Policy provides for any retrospective premium adjustment or other experience-based Liability on the part of any Coastal Entity.

Section 3.17 EMPLOYEE PLANS.

(a) Except as set forth on Section 3.17(a) of the Coastal Disclosure Schedule, none of the Coastal Entities has ever maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under or with respect to, or has any other Liability with respect to, any employee benefit plan (including but not limited to arrangements described in Section 3(3) of ERISA, and whether or not subject to ERISA) or any other plan, program, policy, practice, arrangement or agreement providing for any type of compensation (other than salary or hourly wages for employees or cash compensation for independent contractors), severance pay, medical or life insurance employee assistance, vacation pay, paid time off, fringe benefits, salary continuation, retention or change-in-control benefits, benefits provided through an employment agreement, equity or phantom equity arrangements or benefits of any kind, whether written or unwritten, to any individual (each an “Employee Plan,” and collectively, the “Employee Plans”). No Employee Plan is subject to Laws outside the United States.

(b) Except as set forth on Section 3.17(b) of the Coastal Disclosure Schedule, neither the Coastal Entities nor any ERISA Affiliate has at any time participated in or made contributions to or has had any other Liability or potential Liability with respect to a plan which is or was (i) a “multiemployer plan” within the meaning of ERISA Section 3(37) or 4001(a)(3), (ii) a “multiple employer plan” within the meaning of ERISA Section 4063 or 4064 or Code Section 413(c), (iii) a “multiple employer welfare arrangement” within the meaning of ERISA Section 3(40), (iv) a plan subject to Section 302 or Title IV of ERISA or Code Section 412; or (v) a “welfare benefit fund” as defined in Section 419(e) of the Code.

(c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS, or in the case of an IRS preapproved plan, is the subject of an opinion letter from the IRS, stating that such Employee Plan is so qualified, and nothing has occurred that could adversely affect the qualified status of such plan.

(d) Each Employee Plan has been and is operated and funded in material compliance with its terms and applicable Law.

(e) There are no Proceedings, and to the Knowledge of Coastal, no governmental inquiries or claims pending or threatened with respect to any Employee Plan, or the assets thereof (other than routine claims for benefits), and there are no facts with respect to any Employee Plan which could give rise to any Liability, Proceeding, penalty tax or claim against such Employee Plan, any fiduciary or plan administrator or other person dealing with such Employee Plan or the assets thereof other than claims for benefits under such Employee Plan, taxes on benefits thereunder or administrative costs and fees.

(f) No Employee Plan is under audit or investigation by, or is the subject of a Proceeding with respect to, any Governmental Authority, including but not limited to the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation.

(g) Each of the Employee Plans and all related trusts, insurance contracts and funds have been established, documented, maintained, funded and administered in material compliance with their terms and in material compliance with the applicable provisions of ERISA, the Code and all other applicable Laws. With respect to each Employee Plan, all required payments, premiums, contributions, distributions or reimbursements due for all periods ending prior to or as of the Agreement Date have been timely made or properly accrued on the Financial Statements in accordance with GAAP. With respect to any insurance policy providing funding or reimbursement for benefits under any Employee Plan except as set forth on Section 3.17(g) of the Coastal Disclosure Schedule, (i) there is no Liability of any Coastal Entity in the nature of a retroactive rate adjustment, loss sharing arrangement or other similar actual or contingent Liability for prior periods, and (ii) to the Knowledge of Coastal, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding. With respect to each Employee Plan that provides welfare benefits within the meaning of Section 3(1) of ERISA except as set forth on Section 3.17(g) of the Coastal Disclosure Schedule, all claims incurred under such Employee Plan are (i) insured pursuant to a contract of insurance (that does not provide for any retrospective premium adjustments) whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”) pursuant to which the HMO bears the liability for claims, or (iii) accrued as a Liability on the Financial Statements to the extent required by GAAP.

(h) No event, act or omission has occurred, and no condition exists with respect to any Employee Plan that would result in any material penalty or penalty tax imposed by ERISA, the Code or any other applicable Law for which any Coastal Entity is or may be liable.

(i) Each Employee Plan that is subject to the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (collectively, “COBRA”), the requirements of the Health Insurance Portability and Accountability Act of 1986, as amended, and/or the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “ACA”), has been administered in material compliance with such requirements. Coastal has timely provided all required forms to employees, filed all required forms to the government under the ACA and has neither paid nor have been assessed or is currently liable for any taxes under Section 4980H (a) or (b) of the Code. No Employee Plan provides post-termination medical, life or other welfare benefits other than as required pursuant to COBRA or analogous state or local laws, nor has any written or oral commitment of any kind been made to any employee to provide any such post-termination benefits.

(j) With respect to each Employee Plan, the Coastal Entities have provided Buyer the most recent true, complete and correct copies of (to the extent applicable): (i) all documents pursuant to which the Employee Plan is maintained, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions, any summaries of material modifications provided since the publication of the current summary plan description and any insurance contracts or service provider agreements and any amendments thereto); (ii) the two most recent actuarial reports and/or financial reports; (iii) the three most recent annual reports (IRS Form 5500 series) filed with the United States Department of Labor (with all applicable attachments); (iv) the most recent determination or opinion letter, if any, received from the IRS; (v) any written communication to or from any Governmental Authority in connection with any correction filing or Proceeding involving the Employee Plan or any company-wide, general written communications to Employee Plan participants; and (vi) non-discrimination, coverage and top-heavy testing for the three most recently available plan years to the extent completed.

(k) All required reports with respect to each Employee Plan required by applicable Law have been timely and accurately filed with the IRS, the United States Department of Labor and the Pension Benefit Guaranty Corporation and, to the extent required by applicable Law, provided to participants in the Employee Plan.

(l) Except as disclosed on Section 3.17(l) of the Coastal Disclosure Schedule, neither the execution and delivery of this Agreement or any Transaction Document, nor the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any event) (i) constitute an “excess parachute payment” (within the meaning of Section 280G of the Code) or require a “gross-up” or other payment due to any director, manager, consultant, employee or former employee of any of the Coastal Entities, (ii) increase any benefits otherwise payable under any Employee Plan, (iii) result in any acceleration of the time of funding, payment or vesting of any such benefits, or (iv) result in a limitation in the ability of a plan sponsor to amend or terminate any Employee Plan. Additionally, Coastal and its ERISA Affiliates do not, as of the date of this Agreement, maintain more than one 401(k) plan, and no additional 401(k) plans shall be instituted or adopted by the Coastal Entities or any ERISA Affiliate between the date of this Agreement and the Closing Date.

(m) To the Knowledge of the Coastal Entities no communication or disclosure has been made by the Coastal Entities or their authorized representatives that, at the time made, inaccurately reflected the terms and operations of any Employee Plan to any material extent.

(n) Each Coastal Entity has, for purposes of each relevant Employee Plan, correctly classified those individuals performing services for such Coastal Entity as common law employees, leased employees, independent contractors or agents of such Coastal Entity.

Section 3.18 EMPLOYEES; LABOR RELATIONS. Section 3.18(i) of the Coastal Disclosure Schedule lists each Coastal Entity’s employees and independent contractors, setting forth the name, title and total compensation (including bonuses) for such Person for the year ended as of the Reference Date. Section 3.18(ii) of the Coastal Disclosure Schedule sets forth, in each case, since January 1, 2021, (a) any termination, layoff, or furlough with respect to any current or former employee or independent contractors, and (b) a list of all employees or independent contractors working from home or a location other than a facility or location of a Coastal Entity and whether such employee or independent contractor worked primarily at a facility or location of a Coastal Entity prior to January 1, 2021. Section 3.18(iii) of the Coastal Disclosure Schedule sets forth a list of all employees on any leave or paid time off. Since January 1, 2020, no current employee of any Coastal Entity with an annual salary exceeding $75,000 has given written notice of his or her intent to terminate such employment, and no written notice of termination has been given to any such employee by any Coastal Entity. To the Knowledge of Coastal, no Service Provider of any Coastal Entity is party to any Contract with a third party that materially restricts such Service Provider’s performance of duties or otherwise materially interferes with the conduct of the Business. There have not been any “employment losses” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended or any similar state or local law (the “WARN Act”) within the past six months. Except as set forth on Section 3.18(iv) of the Coastal Disclosure Schedule, no Coastal Entity is a party to or bound by any collective bargaining agreements or Contracts with any labor union or other representative of employees or any employee benefits provided for by any such Contract, and no employees of any Coastal Entity are represented by a labor union, works council or other employee representative body with respect to his or her employment with any Coastal Entity. No strike, lockout, slowdown, work stoppage, concerted refusal to work overtime, picketing, unfair labor practice, grievance or, except as set forth on Section 3.18(v) of the Coastal Disclosure Schedule, union organizational activity or other similar occurrence (whether or not resolved) has occurred at any time or is pending or threatened against any Coastal Entity. No Coastal Entity is or has been a party to or otherwise bound by any citation, decree or Order by any Governmental Authority relating to employees or employment practices, and there are no Governmental Authority conciliation agreements, noncompliance findings or audits pending or in effect with respect to employees or employment practices of any Coastal Entity. No Coastal Entity is or has been subject to any Proceeding regarding its employment practices or any other employment-related matter. To the Knowledge of Coastal, each Coastal Entity is, and has been, in all material respects, in compliance with all applicable Laws relating to the employment of labor, including wages, hours, pay equity, overtime, discrimination, equal opportunity, collective bargaining, harassment, immigration, disability, affirmative action, leaves of absence, privacy, rest periods, meal breaks, workers’ compensation, unemployment insurance, occupational health and safety and the collection and payment of withholding and/or social contribution Taxes and similar Taxes, plant closings, mass layoffs and relocations. No Coastal Entity has received written notice of any allegation that any Service Provider or any Coastal Entity, in his or her capacity as a Service Provider of a Coastal Entity, has engaged in sexual harassment. The Coastal Entities have each timely paid in full to each current or former Service Provider or, if not past due, adequately accrued on the Financial Statements in accordance with and to the extent required by GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Service Providers other than payments due in arrears under the usual payroll schedule. Except as set forth on Section 3.18(vi) of the Coastal Disclosure Schedule, there are no Liabilities of any Coastal Entity relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. The Coastal Entities have at all times properly classified in accordance with all applicable Laws all of their respective Service Providers as either employees or independent contractors and as exempt or non-exempt from overtime requirements and have each made all appropriate filings required by Law in connection with services provided by, and compensation paid to, such Service Providers. No Service Provider or Person who was, between January 1, 2020 and the Agreement Date, a Service Provider, has refused to work or provide services because of, or made any complaint or claim with respect to, any unsafe conditions in the workplace as a result of, arising out of or otherwise relating to COVID-19.

Section 3.19 TRANSACTIONS WITH RELATED PARTIES.

(a) Other than as set forth on Section 3.19(a) of the Coastal Disclosure Schedule, no Related Party has any direct or indirect interest in (a) any material customer or supplier of any Coastal Entity, (b) any assets or property used by any Coastal Entity (including any Intellectual Property), or (c) any Person engaged in a business competitive with the Business or in any customer, supplier or Affiliate of Coastal or any Person engaged in a business competitive with the Business.

(b) Section 3.19(b) of the Coastal Disclosure Schedule sets forth the parties to and the date, nature and amount of each Related Party Transaction since the Reference Date (other than salary or other compensation or benefits under Employee Plans paid or payable in the Ordinary Course of Business to employees in consideration for bona fide services performed by such employees).

(c) Except as set forth on Section 3.19(c) of the Coastal Disclosure Schedule, from and after the Closing Date, the Coastal Entities shall have no obligation to engage in any Related Party Transaction and shall not be bound by any Contract or arrangement with respect to any Related Party Transaction.

(d) Other than as set forth on Section 3.19(d) of the Coastal Disclosure Schedule, Coastal is not indebted to any of its current or past equityholders, managers or officers (or to members of their immediate families), or any Affiliate or former Subsidiary in any amount, other than for salaries payable or for expenses incurred on behalf of Coastal in the Ordinary Course of Business that are not yet due and payable.

Section 3.20 REAL PROPERTY.

(a) No Coastal Entity owns, or has owned, any real property or is bound by any Contract, or has any Liabilities, with respect to the purchase or sale of any real property or the ownership of any real property prior to the Agreement Date.

(b) Section 3.20(b) of the Coastal Disclosure Schedule sets forth a complete list, including an address of each leasehold or subleasehold estate or other right to use or occupy any interest in real property held by any Coastal Entity (“Leased Real Property”) and the Real Property Leases (including all amendments, guaranties and other agreements with respect thereto) relating to each such Leased Real Property. With respect to each Leased Real Property, (i) the relevant Coastal Entity’s possession and quiet enjoyment under the applicable Real Property Lease has not been disturbed, and Coastal does not have Knowledge of any disputes with respect to any Real Property Lease, (ii) no Coastal Entity has subleased, licensed or otherwise granted any person the right to use or occupy any Leased Real Property or any portion thereof, or collaterally assigned or granted any security interest in such Leased Real Property or any interest therein, and (iii) there are no special, general or other assessments pending against any Coastal Entity or affecting any Leased Real Property that would be payable by the lessee thereof. No Coastal Entity nor any other party to a Real Property Lease is or has been in breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration or increase of rent under such Real Property Lease. No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under any Real Property Lease which has not been redeposited in full. No Coastal Entity owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to any Real Property Lease. Except as set forth on Section 3.20(b)(i) of the Coastal Disclosure Schedule, the consummation of the Transaction pursuant to this Agreement does not require the consent of any other party to any of the Real Property Leases, will not result in a breach of or default under such Real Property Lease, or otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. Except as set forth on Section 3.20(b)(ii) of the Coastal Disclosure Schedule, the other party to each Real Property Lease is not an Affiliate of, and otherwise does not have any economic interest in, any Coastal Entity.

(c) The Leased Real Property comprises all of the real property that is used in or otherwise related to the businesses of the Coastal Entities. All buildings, structures, improvements, fixtures, building systems (including HVAC, electrical, plumbing and sewer systems) and equipment, and all components thereof, included in the Leased Real Property (collectively, “Improvements”) are in good condition and repair and are sufficient for the operation of the businesses of the Coastal Entities as currently conducted and intended to be conducted thereon. There are no structural deficiencies or latent defects affecting any of the Improvements and, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business conducted thereon. No Coastal Entity has received any notice from any insurance company or board of fire underwriters of any defects or inadequacies that could adversely affect the insurability of any Leased Real Property or requesting the performance of any material work or alteration with respect to any Leased Real Property. There is no pending or threatened condemnation, expropriation or other governmental taking of any part or interest in any Leased Real Property. The current and intended use and occupancy of the Leased Real Property and the operation of the Coastal Entities’ businesses as currently conducted and intended to be conducted thereon do not violate any applicable zoning law, easement, covenant, condition, restriction or similar provision in any instrument of record affecting the Leased Real Property. No fact or condition exists that could result in the termination or impairment of presently available access from adjoining public or private streets or ways or in the discontinuation of presently available sewer, water, electric, gas, telephone or other utilities or services for any Leased Real Property.

Section 3.21 SUPPLIERS. Section 3.21 of the Coastal Disclosure Schedule contains a complete and correct list of (i) the 15 largest suppliers to the Coastal Entities, taken as a whole (excluding utilities), by the aggregate dollar value of purchases by the Coastal Entities, taken as a whole, during the twelve month period ended June 30, 2021 (each a “Top Supplier”) and (ii) with respect to each Top Supplier, such aggregate dollar value of purchases. Since December 31, 2020, no Top Supplier has terminated or adversely modified the amount, pricing, frequency or terms of the business such Top Supplier conducts with any Coastal Entity. No Coastal Entity has received any notice, nor does Coastal have Knowledge, that any Top Supplier will or could reasonably be expected to terminate or adversely modify the amount, pricing, frequency or terms of the business such Top Supplier conducts with any Coastal Entity. There is no material dispute pending with any Top Supplier, and no Coastal Entity has received any notice, nor does Coastal have any Knowledge, of a reasonable basis for any such dispute.

Section 3.22 BANK ACCOUNTS. Section 3.22 of the Coastal Disclosure Schedule is a complete and correct list of each bank or financial institution in which any Coastal Entity has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box and the names of all persons authorized to draw thereon or having signatory power or access thereto.

Section 3.23 TRADE NAMES. Section 3.23 of the Coastal Disclosure Schedule sets forth all fictitious, doing business as or trade names that any Coastal Entity has been known as or used and all locations, offices or places of business each Coastal Entity has used, in each case, in the past five years. No Coastal Entity is the surviving corporation of a merger or consolidation.

Section 3.24 PRODUCTS. Each product manufactured, sold and delivered by any Coastal Entity is in compliance in all material respects with all applicable Laws (other than the Federal Cannabis Laws) controlling the cultivation, harvesting, production, handling, storage, distribution, sale and possession of Cannabis, including the Medicinal and Adult Use Cannabis Regulation and Safety Act, and has been inspected by an employee of the applicable Coastal Entity to confirm that the packaging and labeling of the products substantially complies with Business and Professions Code Section 26120 and the Safe Drinking Water and Toxic Enforcement Act of 1986. Any products sold by any Coastal Entity that were purchased by a Coastal Entity from third parties was, to the Knowledge of Coastal, cultivated, harvested, produced, tested, handled, and delivered in accordance with all applicable Laws (except for the Federal Cannabis Laws) in all materials respects, and were purchased from suppliers duly licensed to cultivate, harvest, produce, and distribute such products. No Coastal Entity has used any substance, including pesticides, prohibited by Laws (except for the Federal Cannabis Laws) applicable in the states and localities in which such Coastal Entity operates, in any prohibited amount at any stage of the cultivation, harvesting, handling, storage or delivery of such products. To the Knowledge of Coastal, each Coastal Entity has materially performed (or caused to be performed by third parties) all tests and obtained all test certificates and certificates of ingredients required by applicable Law or industry practice, including tests for microbials, contaminants, residuals and pesticides, with respect to any product manufactured, sold or delivered by such Coastal Entity. No products manufactured, sold or delivered by Coastal contain in any material amount any prohibited pesticides, contaminants or any other substance prohibited by any Law (except for Federal Cannabis Laws). To the Knowledge of Coastal, no products manufactured, sold or delivered by any Coastal Entity are subject to any material guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale with respect thereto which, in each case, have been made available to Buyer. No Coastal Entity received any notice of any material claims for, and to the Knowledge of Coastal, there is no reasonable basis for, any extraordinary product recalls, returns, warranty obligations or service calls relating to any of its products or services. No Coastal Entity has had, and to the Knowledge of Coastal, has any material Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any products manufactured, sold or delivered by any Coastal Entity or with respect to any services rendered by any Coastal Entity. There are no claims pending, or to the Knowledge of Coastal, threatened against Coastal, nor have the Members received written notice as to any claim or allegation of personal injury, death or property damage, any claim for punitive damages, any claim for contribution or indemnification or other economic damages, or any claim for injunctive relief in connection with any of Coastal’s products. There does not exist any material quality control or similar problems with Coastal’s products. However, Buyer acknowledges that cannabis is a Schedule I controlled substance as set forth in the Federal Cannabis Laws, with a significant risk of harm to mental health and psychological functioning physical side effects, dependence, addiction or abuse.

Section 3.25 PRIVACY AND INFORMATION SECURITY. Each Coastal Entity is and has been in material compliance with (a) all Privacy and Information Security Requirements, (b) its internal and external privacy policies and notices, and (c) all Contracts relating to the Processing of Personal Data. No Coastal Entity nor, to the Knowledge of Coastal, any other Person, has received any notice, allegation, complaint or other communication, and there is no pending investigation by any Governmental Authority or payment card association regarding any actual or possible violation of any Privacy and Information Security Requirements by or with respect to any Coastal Entity. To the Knowledge of Coastal, (A) no Coastal Entity has suffered a security breach with respect to any of the Coastal Data, and (B) there has been no unauthorized or illegal use of or access to any Coastal Data. No Coastal Entity has notified, nor to the Knowledge of Coastal, has been required to notify, any Person of any information security breach involving Personal Data. Each Coastal Entity employs and has employed commercially reasonable security measures that comply with all Privacy and Information Security Requirements in all material respects to protect Coastal Data within its custody or control and requires the same of all vendors that Process Coastal Data on its behalf. Each Coastal Entity has provided all requisite notices, obtained all required consents and satisfied all other requirements under all Privacy and Information Security Requirements (including to notify Governmental Authorities) necessary for such Coastal Entity’s Processing (including international and onward transfer) of all Personal Data in connection with the conduct of the business of such Coastal Entity and in connection with the consummation of the transactions contemplated hereunder.

Section 3.26 ANTI-CORRUPTION; IMPROPER PAYMENTS. None of the Coastal Entities, nor any Member, nor any officer, director, agent, manager, employee or, to the Knowledge of Coastal, any other Person authorized to act on behalf of any of the Coastal Entities or any Member, has, directly or indirectly, taken any act that would cause any Coastal Entity or any Member to be in violation of Improper Payment Laws, including any act in furtherance of an offer, payment, promise to pay, authorization or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any Person to secure any improper advantage or to obtain or retain business. Each Coastal Entity complies, and has at all times complied, with all Improper Payment Laws. Without limiting the generality of the foregoing, (a) none of the Coastal Entities or any Member has violated or is in violation in any material respect of the U.S. Anti-Kickback Statute (42 U.S.C. Section 1302a-7(b)), the Federal False Claims Act (31 U.S.C. Sections 3729, et seq.) or any related or similar Law, and (b) there has been no use or authorization of money or anything of value relating to any unlawful payment or secret or unrecorded fund or any false or fictitious entries made in the books and records of the Coastal Entities relating to the same. None of the Coastal Entities, or any Member, or any of their respective Affiliates or Persons acting on their behalf has received any notice or communication from any Person that alleges, nor been involved in any internal investigation involving any allegations relating to potential violation of any Improper Payment Laws or other applicable Law, nor have received a request for information from any Governmental Authority regarding Improper Payment Laws. None of the Coastal Entities, or any Member or, to the Knowledge of Coastal, any officer, director, manager, employee, attorney, accountant, consultant, financial advisor or other agent of any Coastal Entity or any Member, has employed or retained, directly or indirectly, a Government Official or a family member of a Government Official. No Government Official has, directly or indirectly, the right of control over, or any beneficial interest in any Coastal Entity. Each Coastal Entity maintains, and has maintained, compliance policies, procedures and internal controls reasonably calculated to ensure compliance with applicable Improper Payment Laws.

Section 3.27 BROKERS OR FINDERS. Except as set forth on Section 3.27 of the Coastal Disclosure Schedule, none of the Members, the Coastal Entities or any of their respective Affiliates has retained any broker or finder, or agreed to pay or made any statement or representation to any Person that would entitle such Person to, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement.

Section 3.28 Private Placement.

(a) The Members are acquiring the Buyer Shares, and Parent Shares into which such Buyer Shares may be ultimately exchanged, solely for their own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act. The Members acknowledge that neither Buyer nor Parent have registered the offer and sale of the Buyer Shares and/or Parent Shares under the Securities Act or any state securities laws, and that the Buyer Shares and/or Parent Shares may not be pledged, transferred, sold, offered for sale, hypothecated or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Each Member is an “Accredited Investor,” as such term is defined in the rules promulgated under the Securities Act, and they are able to bear the economic risk of holding the Buyer Shares and/or Parent Shares for an indefinite period (including total loss of its investment), and have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of an investment.

(b) The Buyer Shares and/or Parent Shares are being issued pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and will not be registered under the Securities Act or any state securities laws. Such shares shall be “restricted securities” within the meaning of Rule 144 under the Securities Act and any disposition of such shares by the holder thereof will need to be made pursuant to an effective registration of the shares under the Securities Act or pursuant to an available exemption from such registration requirements. Each Member covenants that the Buyer Shares and/or Parent Shares may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state and federal securities laws. In connection with any transfer of the Buyer Shares and/or Parent Shares other than (i) pursuant to an effective registration statement or (ii) pursuant to Rule 144 (provided that the holder provides Parent with reasonable assurances (in the form of seller and, if applicable, broker representation letters) that the securities may be sold pursuant to such rule) or any other available exemption under the Securities Act, Parent may require the transferor thereof to provide to Parent an opinion of counsel selected by the transferor and reasonably acceptable to Parent, the form and substance of which opinion shall be reasonably satisfactory to Parent, to the effect that such transfer does not require registration of such transferred Buyer Shares and/or Parent Shares under the Securities Act. All certificates evidencing the Buyer Shares and/or Parent Shares shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially to the effect of this paragraph.

(c) Except as set forth on Section 3.28 of the Coastal Disclosure Schedule, each Member is located outside of Canada and has no intention to re-sell the Buyer Shares to a Person located in Canada, other than in market transactions where the buyer is unknown.

Section 3.29 NO OTHER REPRESENTATION AND WARRANTIES. Except for the representations and warranties contained in this ARTICLE III and in ARTICLE IV, none of the Members, the Coastal Entities or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Members or Coastal, including any representation or warranty as to the accuracy or completeness of any information regarding the Coastal Entities furnished or made available to Buyer and its Representatives or as to the future revenue, profitability or success of the Coastal Entities or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MEMBERS

Except as set forth in the corresponding sections or subsections of the Members Disclosure Schedule, each Member, severally with respect to itself, hereby represents and warrants to Buyer as follows; provided, however, that notwithstanding anything to the contrary provided in this Agreement, all representations, warranties, covenants and disclosures of such Member in this ARTICLE IV are being made with exception to and not with respect to Federal Cannabis Laws:

Section 4.01 ORGANIZATION AND QUALIFICATION; AUTHORIZATION.

(a) Each Member which is an entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Each such Member is duly qualified or otherwise authorized as a foreign entity to transact business in each jurisdiction in which its ownership of property or the conduct of business as now conducted therein requires it to so qualify, except where the failure to be so qualified would not materially impact its business. No such Member is in violation of any of the provisions of its Organizational Documents.

(b) Each Member has all requisite power and authority to execute, deliver and perform his, her or its obligations under this Agreement and each of the Transaction Documents to which he, she or it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents to which each Member is party, the performance by each Member of his, her or its obligations hereunder and thereunder and the consummation by each Member of the transactions contemplated hereby and thereby have been duly authorized. This Agreement has been, and the Transaction Documents to which each Member is party will be, duly executed and delivered by each Member, as applicable, and constitute the legal, valid and binding obligation of each Member, as applicable, enforceable against him, her or it in accordance with their respective terms, except as enforcement may be limited by the Enforceability Limitations.

Section 4.02 NO CONFLICT. The execution, delivery and performance by each Member of this Agreement and the Transaction Documents to which he, she or it is a party and the consummation by each Member of the transactions contemplated hereby and thereby will not:

(a) violate or conflict with any provision of the Organizational Documents of such Member;

(b) violate, contravene or conflict with any resolution adopted by such Member’s equityholders and manager or board of directors or comparable governing body;

(c) violate or conflict with any Law, Order or Governmental Authorization applicable to any Member or its assets or business; or

(d) violate, conflict with, result in a breach of the terms or conditions of, or default (with or without notice or lapse of time or both) under, or give rise to any right of notice, modification, acceleration, payment, suspension, withdrawal, cancellation or termination, or to the loss of any rights or benefits, or result in the creation or imposition of any Lien (other than Permitted Liens) upon any Coastal Units or the assets of Coastal under any Contract to which such Member or its Units or other Equity Securities are bound.

Section 4.03 CONSENTS AND APPROVALS. Except as set forth on Section 4.03 of the Members Disclosure Schedule, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by any Member in connection with the authorization, execution, delivery and performance by such Persons of this Agreement or any Transaction Document, or the consummation of the transactions contemplated hereby and thereby.

Section 4.04 TITLE TO UNITS. Each Member is the legal and beneficial owner of the Coastal Units as set forth on the Spreadsheet and has good and valid title to all such Coastal Units, free and clear of all Liens. All of the Coastal Units and other Equity Securities held by such Member: (a) have been duly authorized and validly issued by Coastal in compliance with all applicable Laws and the Coastal Organizational Documents; and (b) are fully paid-up and were not issued in contravention or conflict with any right of first offer or refusal, pre-emptive or other rights. The Coastal Units held by such Member are and will be sold to Buyer free and clear of all Liens and, except for the restrictions contained in the Coastal Organizational Documents, or which may be imposed under applicable securities Law, are free from transfer restrictions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Except as set forth in the corresponding sections or subsections of the Buyer Disclosure Schedule, each of Buyer and Parent hereby represent and warrant to Coastal as of the Agreement Date and as of the Closing Date as follows; provided, however, that notwithstanding anything to the contrary provided in this Agreement, all representations, warranties, covenants and disclosures of Buyer in this ARTICLE V are being made with exception to and not with respect to Federal Cannabis Laws:

Section 5.01 ORGANIZATION AND QUALIFICATION; AUTHORIZATION.

(a) Each of Buyer and Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. Each of Buyer and Parent is duly qualified or otherwise authorized as a foreign entity to transact business in each jurisdiction in which its ownership of property or the conduct of business as now conducted therein requires it to so qualify, except where the failure to be so qualified would not materially impact its business. Complete and correct copies of the Organizational Documents of each of Buyer and Parent, and all amendments thereto, have been made available to Coastal. Neither Buyer nor Parent is in violation of any of the provisions of its Organizational Documents.

(b) Each of Buyer and Parent has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents to which each of Buyer and Parent is party, the performance by each of Buyer and Parent of its obligations hereunder and thereunder and the consummation by each of Buyer and Parent of the transactions contemplated hereby and thereby have been duly authorized. This Agreement has been, and the Transaction Documents to which each of Buyer and Parent is party will be, duly executed and delivered by each of Buyer and Parent, as applicable, and constitute the legal, valid and binding obligation of each of Buyer and Parent, as applicable, enforceable against it in accordance with their respective terms, except as enforcement may be limited by the Enforceability Limitations.

Section 5.02 NO CONFLICT. The execution, delivery and performance by each of Buyer and Parent of this Agreement and the Transaction Documents to which it is a party and the consummation by Buyer and Parent of the transactions contemplated hereby and thereby will not:

(a) violate or conflict with any provision of the Organizational Documents of Buyer and Parent;

(b) violate, contravene or conflict with any resolution adopted by Buyer’s or Parent’s, equityholders and manager or board of directors or comparable governing body;

(c) violate or conflict with any Law, Order or Governmental Authorization applicable to any of Buyer or Parent or their assets or business; or

(d) violate, conflict with, result in a breach of the terms or conditions of, or default (with or without notice or lapse of time or both) under, or give rise to any right of notice, modification, acceleration, payment, suspension, withdrawal, cancellation or termination, or to the loss of any rights or benefits, or result in the creation or imposition of any Lien (other than Permitted Liens) upon any Buyer Shares or the assets of Buyer or Parent under, any Contract.

Section 5.03 CONSENTS AND APPROVALS. Except as set forth on Section 5.03 of the Buyer Disclosure Schedule, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by Buyer or Parent in connection with the authorization, execution, delivery and performance by such Persons of this Agreement or any Transaction Document, or the consummation of the transactions contemplated hereby and thereby.

Section 5.04 LITIGATION. Except as previously disclosed to Coastal, there is no Proceeding pending, or, to the Knowledge of Buyer, threatened against Buyer or Parent or any of their properties, rights or assets or, any of its officers, directors or shareholders (in their capacities as such) that would reasonably be expected to result in Losses in excess of Five Hundred Thousand Dollars ($500,000). There is no Order binding against Buyer or Parent or any of either’s properties, rights or assets or, any of its officers, directors or shareholders (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a Material Adverse Effect.

Section 5.05 BROKERS OR FINDERS. Neither Buyer nor Parent or any Affiliate thereof has retained any broker or finder, made any statement or representation to any Person that would entitle such Person to, or agreed to pay, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement.

Section 5.06 CAPITALIZATION. Section 5.06 of the Buyer Disclosure Schedule sets forth the entire authorized Equity Securities of Buyer and Parent as of the Agreement Date, including those Equity Securities of Buyer and Parent that will be issued to the Members pursuant to this Agreement. All of the outstanding Equity Securities of Buyer and Parent have been issued in accordance with the applicable security, and are duly authorized, validly issued and, as applicable, are fully paid and non-assessable. Except as set forth on Section 5.06 of the Buyer Disclosure Schedule, as of the Agreement Date, each of Buyer and Parent does not have (i) any outstanding Equity Securities and (ii) any outstanding agreements, options, warrants or rights to directly or indirectly subscribe for or purchase, or that directly or indirectly require it to issue, transfer or sell, its Equity Securities or any securities directly or indirectly convertible into or exchangeable for its Equity Securities. Except as set forth on Section 5.06 of the Buyer Disclosure Schedule, as of the Agreement Date, none of Buyer or Parent is subject to any obligation (contingent or otherwise) to redeem, repurchase or otherwise acquire or retire any of its Equity Securities or any warrants, options or other rights to acquire its Equity Securities. Except as set forth on Section 5.06 of the Buyer Disclosure Schedule, as of the Agreement Date, there are no voting agreements, voting trusts or other agreements, commitments or understandings with respect to the voting or transfer of Equity Securities or other securities of Buyer or Parent. None of Buyer or Parent has violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of its Equity Securities or any warrants, options or other rights to acquire its Equity Securities. No Equity Securities of Buyer or Parent are subject to, nor have been issued in violation of, preemptive or similar rights, including those Equity Securities of Buyer and Parent that will be issued to the Members pursuant to this Agreement. No Equity Securities of Buyer or Parent are subject to registration rights.

SECTION 5.07 LICENSE ELIGIBILITY. Each of Buyer and Parent will at all times materially comply with all applicable Laws or order of any Governmental Authority relating to the Coastal Entities. Each of Buyer and Parent, represents, warrants and covenants that (a) except as previously disclosed in writing to Coastal, neither Buyer nor Parent nor their directors, officers, nor shareholders holding ten percent (10%) or more of the Equity Securities of Parent have any outstanding criminal, civil or administrative penalties, judgments, convictions, arrests or charges that would preclude each of Buyer and Parent from becoming an “Owner” or a “Financial Interest Holder” of Coastal under the applicable Laws, (b) each of Buyer’s and Parent’s directors and officers, shareholders and members will submit to the background check process at the local and state level, as applicable; (c) to the Knowledge of Buyer, neither Buyer nor Parent, nor their directors or officers has owned or had a financial interest in any commercial cannabis permits, licenses or other forms of authorizations, directly or indirectly, which have been suspended, revoked, forfeited, terminated or cancelled by the issuing Governmental Authority; and (d) to the Knowledge of Buyer, neither Buyer nor Parent nor any of their shareholders, directors or officers holds any ownership or financial interests in a California commercial cannabis testing laboratory.

Section 5.08 SECURITIES LAW MATTERS.

(a) Parent is a “reporting issuer” under Canadian Securities Laws in each of the Qualifying Jurisdictions, is not on the list of reporting issuers in default under the Canadian Securities Laws of any Qualifying Jurisdiction and is in compliance in all material respects with all such Canadian Securities Laws. Parent has not taken any action to cease to be a reporting issuer in any Qualifying Jurisdiction nor has Parent received written notification from any Governmental Authority seeking to revoke the reporting issuer status of Parent. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of any kind or type of Parent that may prevent or restrict trading is pending, in effect, has been threatened in writing or, to the Knowledge of Buyer, is expected to be implemented or undertaken. To the Knowledge of Buyer, Parent is not and has at no time been in default of any requirement of Canadian Securities Laws.

(b) Since July 16, 2019, (i) Parent Shares have been listed on the NEO Exchange, and (ii) neither Parent nor any of its Affiliates has received any written communication from the NEO Exchange regarding the suspension or termination of trading of the Parent Shares on the NEO Exchange.

(c) Parent is in compliance in all material respects with its listing and disclosure obligations under Canadian Securities Laws.

(d) Except as previously disclosed in writing to Coastal, to the Knowledge of Buyer, none of the directors or officers of Parent are now, or have ever been, subject to an order or ruling of any Governmental Authority, the NEO Exchange or other stock exchange or marketplace prohibiting such individual from acting as a director or officer of a public company or of a company listed on the NEO Exchange or another stock exchange or marketplace.

(e) To the Knowledge of Buyer, neither Parent, nor any of its Subsidiaries, nor any Person authorized to act on its or their behalf has, directly or indirectly, made any offers or sales of any Equity Securities of Parent, or solicited any offers to buy any Equity Securities of Parent, under circumstances that would require registration under the Securities Act of any of the Equity Securities of Parent to be issued pursuant to the terms hereof to the Members or trigger the filing of a prospectus under Canadian Securities Laws or cause this issuance of the Equity Securities of Parent to be integrated with other offerings by Parent for purposes of any applicable shareholder approval provisions of the NEO Exchange or any other authority.

(f) Upon exchange of Buyer Shares for Parent Shares, other than the restrictions set forth in the Holdback Agreement, subject to satisfaction of the conditions prescribed by the NEO Exchange in its conditional approval of the Transaction contemplated hereby, the Parent Shares issued to Members outside of Canada will be freely transferrable on the NEO Exchange.

Section 5.09 OWNERSHIP OF BUYER; NO PRIOR ACTIVITIES. Buyer was formed solely for the purpose of engaging in the Transaction and activities incidental thereto. Except for obligations or liabilities incurred in connection with its incorporation and as contemplated by this Agreement, Buyer has not, and prior to the Closing will not have, incurred, directly or indirectly through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.10 TAX MATTERS.

(a) Parent is not, and has never been, a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(b) As of the date hereof, neither Parent nor Buyer has taken or agreed to take any action that would reasonably be expected to prevent the Transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code. To the understanding of Parent, there are no facts or circumstances that would reasonably be expected to prevent the Transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(c) Parent is a “taxable Canadian corporation” for the purposes of the Income Tax Act (Canada). Parent is treated as a “domestic corporation” for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code and Treasury Regulation Section 1.7874-2(b)(6).

Section 5.11 NEO EXCHANGE DISCLOSURES.

(a) Parent has, in all material respects, timely filed with the applicable Governmental Authorities and the NEO Exchange all forms, reports, schedules, statements and other documents required to be filed by Parent with any Governmental Authority and the NEO Exchange.

(b) The information and statements contained in any public document when filed complied in all material respects with all applicable Canadian Securities Laws, and were, at the time of filing on SEDAR, true and correct in all materials respects and did not, (i) contain any untrue statement of a material fact; or (ii) omit any statement of a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Parent has not filed any confidential material change report which at the date of this Agreement remains confidential. As of the date hereof, to the Knowledge of Buyer, none of the documents publicly filed under the profile of Parent on SEDAR on or after July 16, 2019 is the subject of an ongoing review, outstanding comment or outstanding investigation by the NEO Exchange or any Governmental Authority. To the Knowledge of Buyer, there is no Material Adverse Effect with respect to Parent or any of its Subsidiaries which has not been disclosed in Parent’s public filings on SEDAR.

Section 5.12 COMPLIANCE WITH APPLICABLE LAW. Except as set forth on Section 5.12 of the Buyer Disclosure Schedule, to the Knowledge of Buyer, Parent and each of its Subsidiaries is and has been in compliance in all material respects with all Laws in connection with the conduct, ownership, use, occupancy or operation of its business and assets, and neither Parent nor any Subsidiary has received notice of any actual or alleged violation of any Law which would reasonably be expected to result in a Material Adverse Effect. To the Knowledge of Buyer, Parent and each of its Subsidiaries is and has been in compliance in all material respects with all COVID-19 Requirements. Parent and its Subsidiaries only operate in state and local jurisdictions that have enacted Laws legalizing Cannabis. To the Knowledge of Buyer, each Parent and each of its Subsidiaries is in compliance in all material respects with all applicable Laws (other than the Federal Cannabis Laws) controlling the cultivation, harvesting, production, handling, storage, distribution, sale and possession of Cannabis (as applicable). Neither Parent nor its Subsidiaries imports or exports Cannabis products from or to any foreign country.

Section 5.13 INVESTMENT PURPOSE. Buyer is acquiring Coastal solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution of the applicable membership interests thereof. Buyer acknowledges that the securities of Coastal are not registered under the Securities Act or any state securities Law, and that the securities of the Coastal may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 5.14 NON-RELIANCE OF BUYER AND PARENT. EACH OF BUYER AND PARENT HEREBY ACKNOWLEDGE THAT IN MAKING THEIR DECISION TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTION, EACH OF BUYER AND PARENT HAVE RELIED SOLELY UPON THEIR OWN INVESTIGATION. EACH OF BUYER AND PARENT FURTHER ACKNOWLEDGES THAT NONE OF THE COASTAL ENTITIES NOR ANY MEMBER IS MAKING ANY REPRESENTATIONS OR WARRANTIES, AND NEITHER BUYER NOR PARENT ARE RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF THE COASTAL ENTITIES OR ANY MEMBER, OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT (INCLUDING THE COASTAL DISCLOSURE SCHEDULE). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH OF BUYER AND PARENT HEREBY ACKNOWLEDGE THAT, EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT (INCLUDING THE COASTAL DISCLOSURE SCHEDULE), NEITHER THE COASTAL ENTITIES OR ANY MEMBER IS MAKING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO: (I) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE COASTAL ENTITIES, (II) MERCHANTABILITY, (III) FITNESS FOR ANY PARTICULAR PURPOSE, (IV) THE VIABILITY OR LIKELIHOOD OF SUCCESS OF THE BUSINESS OF THE COASTAL ENTITIES, OR (V) ANY OTHER INFORMATION MADE AVAILABLE, WHETHER PURSUANT TO ANY PRESENTATION MADE BY OR ON BEHALF OF THE COASTAL ENTITIES, PURSUANT TO ANY ELECTRONIC OR PHYSICAL DELIVERY OF DOCUMENTATION OR OTHER INFORMATION, OR OTHERWISE, TO BUYER AND PARENT, THEIR AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES, AND BUYER AND PARENT EXPRESSLY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY.

Section 5.15 NO OTHER REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties contained in this ARTICLE V, neither Buyer nor Parent nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer or Parent, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer or Parent furnished or made available to Coastal and its Representatives as to the future revenue, profitability or success of Buyer or Parent or any representation or warranty arising from statute or otherwise in law.

ARTICLE VI

COVENANTS

Section 6.01 CONDUCT OF BUSINESS.

(a) During the Interim Period, except as required by applicable Law, consented to in writing in advance by Buyer (such consent not to be unreasonably withheld or delayed) or as otherwise expressly contemplated by this Agreement or the Services Agreements, Coastal shall not, and the Members shall cause Coastal not to, and not permit any other Coastal Entity to, directly or indirectly, do any of the following:

(i)	amend any Organizational Documents of any Coastal Entity (other than as contemplated pursuant to this Agreement in connection with the Transaction);

(ii)

issue, grant, sell, transfer, deliver, pledge, promise, dispose of or encumber, or alter or modify the rights or obligations of its Equity Securities or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire its capital stock, membership interests or partnership interests or any other ownership interests or equity-based rights of any Coastal Entity;

(iii)	redeem, purchase or otherwise acquire, directly or indirectly, any of the Equity Securities of any Coastal Entity;

(iv)

declare, set aside, make or pay any dividend or other distribution, whether payable in cash, shares, property or otherwise, in respect of Coastal Units or any Equity Securities of any other Coastal Entity, except for the ongoing Pasadena profit distributions as set forth in the Pasadena Agreement Amendment;

(v)	effect any recapitalization, reclassification, stock split, reverse stock split or like change in the capitalization of any Coastal Entity;

(vi)

sell, transfer, deliver, lease, license, sublicense, mortgage, pledge, encumber, impair or otherwise dispose of (in whole or in part), or create, incur, suffer to exist, assume or cause to be subjected to any Lien (other than Permitted Liens) on or abandon, cancel or allow to lapse, any of the assets, rights or properties of any Coastal Entity (including any Intellectual Property or accounts receivable), except for sales of inventory of the Coastal Entities or non-exclusive licenses of Intellectual Property in the Ordinary Course of Business;

(vii)

(A) incur, forgive, guarantee or modify any Indebtedness other than any advances from Parent (or an Affiliate of Parent) needed to fund the business of those Regulated Subsidiaries not yet subject to a Service Agreement, (B) enter into any off-balance sheet financing arrangement, (C) make any loans or advances, except to Coastal employees for expenses incurred in the Ordinary Course of Business, or (D) enter into any other financial commitments other than in the Ordinary Course of Business;

(viii)

make any capital expenditures or enter into any Contract to make capital expenditures outside of the Ordinary Course of Business, or make any capital expenditures pursuant to the Service Agreement for Concord, or fail to make any capital expenditure reflected in any budget provided or made available to Buyer;

(ix)

(A) increase the compensation or fringe benefits of any Service Provider (except for increases in salary for non-executive employees with an annualized salary of less than $100,000 in the Ordinary Course of Business), (B) hire or offer to hire any new Service Providers or terminate or encourage any Service Provider to resign from the Coastal Entities other than in the Ordinary Course of Business, (C) grant any severance or termination pay (in cash or otherwise) to any current or former Service Provider, except pursuant to any Contract or Employee Plan in effect on the Agreement Date in connection with the termination of any such Service Provider or increase in severance or termination pay, (D) establish, adopt, enter into, amend or terminate (or grant any waiver or consent under) any Employee Plan, except for any amendments required by ERISA or the Code or other applicable Law, or (E) grant any equity or equity-based awards or stock-based rights or accelerate the vesting schedule of any such awards or rights (except (1) issuances of stock options prior to the Closing Date to newly hired employees in the Ordinary Course of Business and (2) as required by the terms of such agreements outstanding on the date of this Agreement);

(x)	enter into or amend any collective bargaining agreement or Contract with any labor union or other representative of employees;

(xi)

make any change to its methods of accounting or accounting practices, policies or procedures (including with respect to reserves, revenue recognition, inventory control, prepayment of expenses, timing for payments of accounts payable and collection of accounts receivable), except as required by U.S. GAAP;

(xii)

(A) make or change any Tax election or change any method of Tax accounting, (B) settle or compromise any federal, state, local or non-U.S. Tax Liability, (C) file any amended Tax Return, (D) enter into any closing agreement relating to any Tax, (E) agree to an extension of a statute of limitations, (F) surrender any right to claim a Tax refund, (G) fail to pay any Tax or fail to timely file any Tax Return, (H) incur any Liability for Taxes outside the Ordinary Course of Business consistent with past practice, or (I) enter into any Tax sharing, Tax indemnity, Tax allocation or similar agreement;

(xiii)

other than in the Ordinary Course of Business, commence, make payment with respect to, discharge, satisfy, settle or otherwise compromise any Proceeding or waive, assign or release any material rights or claims, other than (A) Proceedings arising out of this Agreement, or (B) Proceedings that have been disclosed on the Coastal Disclosure Schedule; provided, that with respect to clause (B), Coastal shall solicit Buyer’s reasonable input prior to taking any of the foregoing actions, unless such actions would result in the issuance of any equitable relief, in which cash Coastal shall obtain Buyer’s prior written consent in its sole discretion;

(xiv)

commence, settle, compromise or otherwise resolve any Proceeding or waive, assign or release any material rights or claims, except (A) with respect to routine matters in the Ordinary Course of Business, (B) in such cases where Coastal reasonably determines in good faith that the failure to commence such Proceeding would result in a material impairment of a valuable aspect of its business, provided that Coastal consults with Buyer prior to commencing such Proceeding, or (C) any Proceeding arising out of this Agreement;

(xv)	other than as permitted under clause (ix) above, engage in, enter into or modify or amend any agreement, Contract, transaction or other arrangement with, directly or indirectly, any Related Party;

(xvi)	terminate, amend or fail to renew or preserve any material Governmental Authorization, except as needed to transfer the Local Licenses;

(xvii)

terminate, amend, fail to renew or preserve or permit to lapse or enter the public domain, any material Intellectual Property, except for amendments to registered or applied for Intellectual Property completed in the Ordinary Course of Business;

(xviii)	permit the lapse of any existing insurance policy relating to the businesses or assets of the Coastal Entities;

(xix)

make any material changes in any Coastal Entity’s practices and policies relating to manufacturing, purchasing, inventory management, marketing, selling or pricing, except in the Ordinary Course of Business;

(xx)

take or omit to take any action (or permit any Affiliate, officer, director, manager, employee, attorney, accountant, consultant, financial advisor or other agent of any Coastal Entity to take or omit to take any action) that would, or could reasonably be expected to, (A) result in any of Coastal’s representations and warranties set forth in this Agreement or any certificate delivered in connection with the Closing being or becoming untrue, or (B) result in a failure to satisfy any of the conditions set forth in Section 6.08(e);

(xxi)	commence any proceeding for any voluntary liquidation, dissolution, or winding up of any Coastal Entity, including initiating any bankruptcy proceedings on their behalf;

(xxii)

make any material changes to its operations arising out of, relating to or otherwise by virtue of COVID-19 or any COVID-19 Requirements, including (i) any cessation of any portion of their respective operations, or (ii) any complete or partial closure of any of its facilities or locations, or any change in the hours of operation of all or any portion of their respective businesses;

(xxiii)

apply for, or directly or indirectly accept or receive, any benefit (monetary or otherwise), loan, payment, funding, credit, relief or deferral from any Governmental Authority that has been made available in response to COVID-19 or pursuant to the CARES Act or any other COVID-19 Requirement;

(xxiv)	take any management actions with respect to Concord and SLO, except as directed by Buyer or Parent; or

(xxv)	authorize any of, or commit, resolve or agree in writing or otherwise to take any of, the foregoing actions.

(b) Without limiting the generality of Section 6.01(a), with respect to any Regulated Subsidiary that does not have a Service Agreement in effect during any portion of the Interim Period, the following shall apply:

(i)

With respect to Concord, the Members will cause Coastal not to take any management actions until the respective Service Agreement receives Local Approval. If during the Interim Period Coastal requests assistance with the build out of Concord, Buyer shall do so at its own expense.

(ii)

With respect to SLO, Buyer will assume SLO’s employees listed on Schedule 6.01(b) on its own payroll and provide them back to Coastal at no charge to Coastal to operate SLO. To the extent there is a need for cash to operate SLO, Buyer will advance these sums to SLO at the direction of Coastal. Coastal may request that Buyer provide management services with respect to SLO at no charge; provided that Buyer’s monthly and aggregate maximum obligation is set forth on Schedule 6.01(b).

Section 6.02 ACCESS. During the Interim Period:

(a) Except to the extent prohibited by applicable Law, Coastal shall, and shall cause each other Coastal Entity to, (i) afford to Buyer and its Representatives, reasonable access, during normal business hours and upon reasonable prior notice to Coastal, to all of the assets, properties, personnel, Contracts, books and records of the Coastal Entities as Buyer may from time to time reasonably request, and (ii) furnish Buyer with such information relating to the Coastal Entities as Buyer may from time to time deem necessary and advisable, provided that, with respect to clause (i), any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the Coastal Entities. In addition, except to the extent prohibited by applicable Law, with respect to those Regulated Subsidiaries subject to Service Agreements, Buyer shall, and shall cause each other Regulated Subsidiary subject to a Service Agreement to, (y) afford to Coastal and its Representatives, reasonable access, during normal business hours and upon reasonable prior notice to Buyer, to such of the assets, properties, personnel, Contracts, books and records of the Regulated Subsidiaries subject to Service Agreements as Coastal may from time to time reasonably request, and (z) furnish Coastal with such information relating to the Regulated Subsidiaries subject to Service Agreements as Coastal may from time to time reasonably deem necessary and advisable with regard to the transactions contemplated by this Agreement, provided that, with respect to clause (y), any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the Regulated Subsidiaries subject to Service Agreements.

(b) Upon Buyer’s request, Buyer and its Representative shall be provided with reasonable access to customers, suppliers and distributors of the Coastal Entities, provided that such access shall require the prior written consent of Coastal (not to be unreasonably withheld, conditioned or delayed), and a Representative of Coastal shall be entitled to participate in any discussions.

(c) The Parties acknowledge that all information provided by or on behalf of the Coastal Entities or any of their Representatives in connection with this Agreement to Buyer or any of its Representatives shall be subject to the terms of Confidentiality Agreement dated as of June 23, 2021 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the Closing and shall thereafter be terminated and of no further force and effect. If for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 6.03 NOTIFICATION OF CERTAIN MATTERS. During the Interim Period:

(a) Upon becoming aware, Coastal shall give prompt written notice to Buyer of (i) the occurrence or non-occurrence of any Event, the occurrence or non-occurrence of which would render any representation or warranty of Coastal contained in this Agreement, if made on or immediately following the date of such Event, untrue or inaccurate, (ii) the occurrence of any Event that, individually or in combination with any other Events, has had or could reasonably be expected to have a Material Adverse Effect, except to the extent that any such matters arise from Buyer’s or its Affiliates’ operation of the Coastal Entities pursuant to the terms of the Service Agreements, (iii) any failure of any Coastal Entity to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any Event that would otherwise result in the nonfulfillment of any of the conditions to Buyer’s obligations hereunder, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement, (v) any notices or other communications from any Governmental Authorities regarding the transactions contemplated by this Agreement, except to the extent that any such matters arise from Buyer’s or its Affiliates’ operation of the Coastal Entities pursuant to the terms of the Service Agreements, or (vi) any Proceeding pending or, to the Knowledge of Coastal, threatened against a Party or the Parties relating to the transactions contemplated by this Agreement.

(b) With respect to those Regulated Subsidiaries subject to Service Agreements, upon becoming aware, Buyer shall give prompt written notice to Coastal of any Events that would necessitate Coastal to provide notice to Buyer under Section 6.03(a) were such Regulated Subsidiary not subject to a Service Agreement.

(c) Notwithstanding anything to the contrary contained herein, no notice delivered pursuant to Section 6.03(a), nor any other information Buyer may otherwise obtain from any Coastal Entity or other Person, shall be deemed to cure any breach of any representation, warranty, covenant or agreement of any Coastal Entity contained in this Agreement or have any effect for any purposes under this Agreement, including determining the compliance by any Coastal Entity with any covenant set forth herein, the satisfaction of the conditions set forth in Section 7.02 or any right of Buyer to terminate this Agreement under Section 8.02.

Section 6.04 NON-SOLICITATION.

(a) During the Interim Period, Coastal and the Signing Members shall not, and Coastal shall cause the other Coastal Entities and their respective Affiliates and Representatives, not to, directly or indirectly:

(i)

solicit, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of any Coastal Entity or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal;

(ii)

enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than Buyer) regarding any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal; provided, however, that, for greater certainty, Coastal may advise any Person making an unsolicited Acquisition Proposal that Coastal is not permitted to pursue such Acquisition Proposal;

(iii)	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend any Acquisition Proposal; or

(iv)	enter into or publicly propose to enter into any agreement in respect of an Acquisition Proposal.

(b) If any of Coastal or a Signing Member receives any third party proposal, offer, inquiry or contact with respect to an Acquisition Proposal, the recipient shall provide Buyer with a description of the material terms and conditions thereof, including the identity of such Person.

(c) Coastal and the Signing Members shall, and Coastal shall cause the other Coastal Entities and their respective Affiliates and Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations or other activities commenced prior to the Agreement Date with any Person (other than Buyer) with respect to any inquiry, proposal or offer that constitutes an Acquisition Proposal, and in connection with such termination shall:

(i)	discontinue access to and disclosure of all information and any confidential information, properties, facilities, books and records of any Coastal Entity; and

(ii)

request: (A) the return or destruction of all copies of any confidential information regarding any Coastal Entity provided to any Person who received such confidential information in connection with a material disposition by any Coastal Entity, a sale of all or substantially all of the assets of any Coastal Entity or a financing of any Coastal Entity, in each case, that constitutes or could reasonably be expected to lead to an Acquisition Proposal and (B) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding the Coastal Entities, using its reasonable commercial efforts to ensure that such requests are fully complied with in accordance with the terms of any rights or entitlements of the Coastal Entities in respect thereof;

(d) Coastal and the Signing Members represent and warrant that the representing party has not waived any confidentiality, standstill or similar agreement or restriction to which such Person is a party, except to permit submissions of expressions of interest prior to the Agreement Date, and Coastal covenants and agrees that (i) the Coastal Entities shall take all necessary action to enforce each confidentiality, standstill or similar agreement or restriction to which any Coastal Entity is a party, and (ii) no Coastal Entity or any of their respective Representatives have released or will, without the prior written consent of Buyer (which may be withheld or delayed in Buyer’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting any Coastal Entity, under any confidentiality, standstill or similar agreement or restriction to which any Coastal Entity is a party.

Section 6.05 EFFORTS TO CLOSE; CONSENTS AND APPROVALS.

(a) During the Interim Period and thereafter, each of the Parties shall, and Coastal shall cause the other Coastal Entities to, and Parent shall cause Buyer to, cooperate with the other Parties and use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, and to assist the other Parties in doing, all things necessary, proper or advisable to consummate, as promptly as practicable, the Transaction and the other transactions contemplated by this Agreement, including: (i) obtaining all Orders or Governmental Authorizations of any Governmental Authority, making all registrations, declarations and filings with, and providing all necessary notices to, any Governmental Authority as are necessary for the consummation of the Transaction and the other transactions contemplated by this Agreement, including, for the avoidance of doubt, all notices necessary to preserve the Cannabis Licenses; (ii) obtaining from any other Person all consents, approvals, authorizations, qualifications and Orders as are necessary for the consummation of the Transaction and the other transactions contemplated by this Agreement, (iii) executing and delivering any additional instruments necessary to consummate the Transaction and the other transactions contemplated by this Agreement; and (iv) defending and contesting any Proceeding that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Transaction and the other transactions contemplated by this Agreement. During the Interim Period, (a) Buyer covenants and agrees to bear the costs of any internal expenses as are necessary for the Local Approvals, including the costs of any employees associated with or independent contractors retained for purposes of obtaining all Orders or Governmental Authorizations of any Governmental Authority; and (b) Coastal covenants and agrees to bear the costs of any external expenses that are necessary for the Local Approvals, including the costs of any lobbyists, local attorneys, and all registrations, declarations and filings, but specifically excluding the fees associated with Local Licenses and state licenses; provided, that if at the time of Closing, any outstanding amounts are owed with respect to the foregoing expenses, such amounts shall correspondingly reduce the Share Consideration pursuant to Section 2.05(h).

(b) Each of the Parties shall use its reasonable best efforts to (i) promptly cooperate in all respects with each other in connection with any filing, submission or written communication with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any Proceeding initiated by a private Person, and allow the other Parties to review in advance and consider in good faith the views of the other Parties with respect to such filing, submission or written communication, (ii) keep the other Parties informed in all material respects and on a reasonably timely basis of any material communication received by such Party from any Governmental Authority and of any material communication received or given in connection with any Proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other Parties with respect to information relating to the other Parties and their Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the transactions contemplated by this Agreement, and (iv) to the extent permitted by any applicable Governmental Authority or other Person, give the other Parties the opportunity to attend and participate in such meetings and conferences.

(c) Notwithstanding anything herein to the contrary, Buyer shall not be required to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any assets of Buyer, the Coastal Entities, or any of their respective Affiliates, (ii) limit Buyer’s freedom of action with respect to, or its ability to consolidate and control, the Coastal Entities or any of their assets or businesses or any of Buyer’s or its Affiliates’ other assets or businesses, or (iii) limit Buyer’s ability to acquire or hold, or exercise full rights of ownership with respect to, any Equity Securities of Coastal.

(d) Buyer covenants and agrees to exercise the option to purchase the remaining ninety and one-half percent (90.5%) interest of Pasadena available to it under the Pasadena Agreement Amendment as soon as permissible under the rules and regulations of the local Governmental Authority applicable to such option exercise.

(e) Buyer covenants and agrees promptly after the date hereof to file and submit to the NEO Exchange a Form 10 listing application covering all of the Parent Shares to be issued pursuant to the Exchange Agreement.

(f) The Signing Members covenant and agree to use good faith efforts to solicit the written consent and approval of the Transaction by as many Members as possible prior to Closing. Notwithstanding the foregoing, this does not create any obligation by the Signing Members, beyond good faith efforts, to obtain such written consent and approval from any Members, other than Signing Members. Notwithstanding the foregoing, whether any Member fails to consent to and approve the Transaction, such Member shall be legally bound pursuant to the terms of Section 7.2 of the Coastal Operating Agreement.

Section 6.06 PUBLIC ANNOUNCEMENTS. The Parties shall publicly announce the transactions contemplated hereby promptly following the Agreement Date, the text and timing of such announcement to be approved by each Party in advance, acting reasonably. No Party shall otherwise issue any press release or otherwise make any public announcement with respect to this Agreement or the Transaction without the consent of the other Parties (which consent shall not be unreasonably withheld or delayed); provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing pursuant applicable Law or stock exchange rules, and the Party making such disclosure or filing shall use commercially reasonable efforts to give prior written notice to the other Parties and a reasonable opportunity to review or comment on such disclosure or filing, and if such prior notice is not possible, to give such notice as promptly as practicable following the making of such disclosure or filing.

Section 6.07 SHAREHOLDER LOANS; TERMINATION OF RELATED PARTY TRANSACTIONS. At or prior to the Closing, (a) all loans, and any Liabilities with respect thereto, between any Members, on the one hand, and any Coastal Entity, on the other hand, and (b) all Related Party Transactions other than those set forth on Section 6.07 of the Coastal Disclosure Schedule, in each case shall be terminated and shall not result in any further obligations of Coastal or its Affiliates from and after the Closing.

Section 6.08 TAX MATTERS.

(a) For each Coastal Entity, Buyer shall prepare or cause to be prepared and the Members shall file or cause to be filed all Tax Returns which are filed after the Management Transfer Date or the Alternative Management Transfer Dates, as applicable, for such Coastal Entity for any taxable period ending on or prior to the Management Transfer Date or the Alternative Management Transfer Dates, as applicable for such Coastal Entity (such period being the “Pre-Agreement Tax Period” with respect to such Coastal Entity). Each Tax Return referred to in this Section 6.08(a) will be prepared in a manner consistent with past practices and without a change of any Tax election or accounting method (in each case except as otherwise required by applicable Law). At least thirty (30) days prior to the filing of each such Tax Return, Buyer will submit such Tax Return to the Equityholders’ Representative for review, comment and approval. The Equityholders’ Representative will provide any written comments to Buyer no later than fifteen (15) days after receiving any such Tax Return and, if the Equityholders’ Representative does not provide any written comments within fifteen (15) days, the Members will be deemed to have accepted such Tax Return. The Parties will attempt in good faith to resolve any dispute with respect to any such Tax Return. If the Parties are unable to resolve any such dispute at least ten (10) days before the date (with applicable extensions) for any such Tax Return, Buyer and the Equityholders’ Representative will jointly engage an Accountant to promptly resolve such dispute. Buyer and Coastal will share equally the fees and expenses of the Accountant. If the Accountant is unable to resolve any such dispute prior to the due date (with applicable extensions) for any such Tax Return, such Tax Return will be filed as prepared by Buyer subject to amendment, if necessary, to reflect the resolution of the dispute by the Accountant. The Equityholders’ Representative will cooperate with the applicable Coastal Entity or the Surviving Corporation, as the case may be, in connection with the filing of such Tax Returns. Coastal will directly pay, or will pay Buyer within ten (10) days after the receipt of an invoice from the Buyer, the costs and expenses incurred with respect to the preparation and filing of the Tax Returns for the Pre-Agreement Tax Period.

(b) For each Coastal Entity, Buyer shall prepare or cause to be prepared and file or cause to be filed (or the Members shall file or cause to be filed, if applicable) all Tax Returns which are filed for any taxable period that includes (but does not end on) the Management Transfer Date or the Alternative Management Transfer Dates, as applicable for such Coastal Entity (such period being the “Straddle Period” with respect to such Coastal Entity). Each Tax Return referred to in this Section 6.08(b) will be prepared in a manner consistent with past practices (except as otherwise required by applicable Law). At least thirty (30) days prior to the filing of each such Tax Return, Buyer will submit such Tax Return to the Equityholders’ Representative for review, comment and approval. The Equityholders’ Representative will provide any written comments to Buyer no later than fifteen (15) days after receiving any such Tax Return and, if the Equityholders’ Representative does not provide any written comments within fifteen (15) days, the Members will be deemed to have accepted such Tax Return. The Parties will attempt in good faith to resolve any dispute with respect to any such Tax Return. If the Parties are unable to resolve any such dispute at least ten (10) days before the date (with applicable extensions) for any such Tax Return, Buyer and the Equityholders’ Representative will jointly engage an Accountant to promptly resolve such dispute. Buyer and the Members will share equally the fees and expenses of the Accountant. If the Accountant is unable to resolve any such dispute prior to the due date (with applicable extensions) for any such Tax Return, such Tax Return will be filed as prepared by Buyer subject to amendment, if necessary, to reflect the resolution of the dispute by the Accountant. The Equityholders’ Representative will cooperate with Coastal in connection with the filing of such Tax Returns. The Buyer and Coastal shall bear the costs and expenses incurred with respect to the preparation and filing of the Tax Returns described in this Section 6.08(b) in proportion to the Taxes reflected on such Tax Returns allocable to Buyer and allocable to Coastal with respect to a Straddle Period.

(c) For each Coastal Entity, the portion of any Tax attributable to the portion of such Coastal Entity’s applicable Straddle Period ending on the Management Transfer Date or the Alternative Management Transfer Dates, as applicable for such Coastal Entity will (i) in the case of any Taxes other than sales or use taxes, value added taxes, employment taxes, withholding taxes and any Tax based on or measured by income, receipts or profits earned during the applicable Straddle Period, be deemed to be the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the portion of the applicable Straddle Period ending on the Management Transfer Date or the Alternative Management Transfer Dates, as applicable; and (ii) in the case of any sales or use taxes, value added taxes, employment taxes, withholding taxes and any Tax based on or measured by income, receipts or profits earned during the applicable Straddle Period, (x) be allocable to Coastal, as determined by multiplying the Tax due by a fraction, the numerator of which is the amount of gross revenue in 2021 that was realized prior to the Management Transfer Date or the Alternative Management Transfer Dates, as applicable, and the denominator of which is the total amount of gross revenue for 2021; and (y) be allocable to Buyer, as determined by multiplying the Tax due by a fraction, the numerator of which is the amount of gross revenue in 2021 that was realized after the Management Transfer Date or the Alternative Management Transfer Dates, as applicable, and the denominator of which is the total amount of gross revenue for 2021.

(d) Buyer and the Equityholders’ Representative shall cooperate fully, as and to the extent reasonably requested, in connection with Tax matters, including, without limitation, (i) the filing of Tax Returns and (ii) any audit or other Proceeding with respect to Taxes and Tax Returns. Such cooperation shall include the retention, and (upon the other Party’s request) the provision, of records and information which are reasonably relevant to any such Tax Return, determination, audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, further, no Party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such Party.

(e) Buyer shall provide the Equityholders’ Representative with notice of any written inquiries, audits, examinations or proposed adjustments by the IRS or any other taxing authority (a “Tax Proceeding”), which relate to any Pre-Agreement Tax Period and for any Straddle Period within 10 days of the receipt of such notice provided, however, that failure to give such notice on a timely basis shall not affect the Members’ indemnification obligations with respect to such Tax Proceeding except to the extent the Members shall have been actually and materially prejudiced as a result of such failure. Buyer shall have the right to control any such Tax Proceeding at the Members’ expense, provided that (i) the Equityholders’ Representative shall have the right to participate in any such Tax Proceeding, (ii) Buyer shall keep the Equityholders’ Representative reasonably informed of the status of such matter, and (iii) Buyer shall not settle any such proceedings without the Equityholders’ Representative’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (the “Transfer Taxes”) incurred in connection with the Transaction, if any, shall be borne by Buyer. Notwithstanding the foregoing, all Transfer Taxes that are imposed by Law on a Member or for which a Member is otherwise personally liable, if any, shall be borne by such Member and under no circumstances shall the Buyer have any obligation with respect to, or be liable for such Transfer Taxes.

(g) All Tax sharing, Tax allocation, Tax indemnification and similar agreements with respect to any Coastal Entity shall be terminated as of the Closing Date and after the Closing Date, no Coastal Entity shall be bound by, or have any liability, thereunder.

(h) The Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Law, including a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(i) No Party shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Transaction from qualifying for the Intended Tax Treatment.

(j) Except to the extent included in the calculation of the Sales Consideration, any refunds for Taxes (whether in the form of cash received or as a credit to Taxes otherwise payable and including any interest in respect thereof actually received from a Governmental Authority), net of reasonable expenses (including Taxes) imposed on the Buyer, the Coastal Entities or any of their Affiliates with respect to such refund or credit, actually received by Buyer or the Coastal Entities (including by way of any amended tax return), related to, or resulting or arising, directly or indirectly, from Taxes of the Coastal Entities for any applicable Pre-Agreement Tax Period (“Pre-Agreement Tax Refunds”) shall be property of the Members; provided, however, that the Members shall not be entitled to any amounts under this Section 6.08(j) to the extent that such credit or refund is the result of any net operating loss carry-backs or other Tax attribute or Tax credit attributable to a Tax Period after the Pre-Agreement Tax Period; provided further, however, that any such Pre-Agreement Tax Refunds to which the Members are entitled pursuant to this Section 6.08(j) shall be settled solely in Buyer Shares. If any Pre-Agreement Tax Refunds settled in Buyer Shares pursuant to this Section 6.08(j) are subsequently disallowed by, and required to be repaid to, a Governmental Authority, (i) the number of Buyer Shares representing such disallowance shall be immediately forfeited and cancelled without consideration, (ii) the Equityholders’ Representative shall receive timely notice of such disallowance, and (iii) the Buyer, the Coastal Entities and their Affiliates and the Equityholders’ Representative shall otherwise cooperate in good faith to effect, and carry out the intent of, the foregoing. Prior to the settlement of any Pre-Agreement Tax Refunds in Buyer Shares pursuant to this Section 6.08(j), the amount of such Pre-Agreement Tax Refunds to be settled in Buyer Shares shall be reduced, on a dollar-for-dollar basis, by any unpaid indemnification obligations of the Members to the Buyer Indemnified Parties pursuant to Section 9.01(a) of this Agreement.

Section 6.09 280G COOPERATION. Coastal shall, prior to the Closing Date, solicit Member approval under the requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder (including seeking to obtain any necessary waiver from any affected individual) with respect to any payments that could potentially be excess parachute payments so that, if such Member approval is received, payments by Coastal (or the Coastal Entities) to any disqualified individuals of the Coastal Entities arising in whole or in part as a result of the transactions contemplated herein will not be characterized as parachute payments under Section 280G of the Code. At least five days before taking any such action, Coastal shall provide Buyer with a reasonable opportunity to review and comment on any documents or agreements necessary to effect this Section 6.09, including, without limitation, any analysis, Member consent form, disclosure statement and waiver.

Section 6.10 INDEMNIFICATION OF OFFICERS AND MANAGERS AND INSURANCE.

(a) For a period of six years from and after the Closing Date, Buyer shall indemnify and hold harmless, and cause Coastal to indemnify and hold harmless, all past and present officers and managers of Coastal to the same extent such persons are indemnified by Coastal as of the Agreement Date pursuant to Coastal’s Organizational Documents or any employment agreements or indemnification agreements identified on Schedule 6.10(a) attached hereto (which shall survive the Transaction and remain in full force and effect in accordance with their terms), under applicable Laws for acts or omissions which occurred at or prior to the Closing Date. Notwithstanding the foregoing or anything to the contrary in this Agreement, the provisions of this Section 6.10(a) shall not apply to any claim or action by any such officer or manager brought against Buyer or any of its Affiliates or Coastal or any of its predecessors, successors, assigns, officers, managers, stockholders, employees, agents or Affiliates in response to or in connection with any claim brought by an Indemnitee pursuant to Article IX.

(b) To the extent necessary for continued coverage of any Loss arising out of the operations of Coastal and the Regulated Subsidiaries prior to the Management Transfer Date and through and including the execution and delivery of this Agreement, Coastal shall purchase and pay for prior to the Closing a fully prepaid “tail” policy under Coastal’s existing general liability, product liability, employment practices liability and managers’ and officers’ liability insurance policies, each of which (i) has an effective term of six years from the Closing, (ii) covers those Persons who are currently covered by Coastal’s existing managers’ and officers’ liability insurance policy in effect as of the Agreement Date for matters, acts or omissions occurring at or prior to the Closing (the “Company Indemnified Parties”) and (iii) contains other coverage terms comparable to those under Coastal’s existing general liability, product liability, employment practices liability and managers’ and officers’ liability insurance policies (collectively, the “Tail Policies”). The provisions of this Section 6.10(b) are intended for the benefit of, and shall be enforceable by, all Company Indemnified Parties and their respective heirs and representatives. The rights of the Company Indemnified Parties under this Section 6.10(b) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract, applicable Laws or otherwise.

(c) In the event Buyer, Coastal or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, the obligations set forth in this Section 6.10 shall survive.

Section 6.11 RESTRICTIVE COVENANTS. The Members agree that Parent and Buyer are relying on the covenants and agreements set forth in this Section 6.11, that without such covenants Parent and Buyer would not enter into this Agreement or the transactions contemplated hereby, and that the Sale Consideration (and the substantial value of the goodwill of Coastal and the Business being acquired by Buyer hereunder) is sufficient consideration to make the covenants and agreements set forth herein enforceable.

(a) Non-Solicitation; Non-Interference. During the Restricted Period, no Member listed on Schedule 6.11 (each a “Restricted Member”) shall, directly or indirectly, alone or in combination with or for the benefit of any other Person, engage in any of the following activities:

(i)

(A) request, solicit or encourage, or assist any Person in requesting, soliciting or encouraging, or accept or assist any Person in accepting if offered with or without solicitation, the employment or services of any Person who is (or was during the 12 month period preceding such action or acceptance) a Protected Personnel, (B) request, solicit or encourage, or assist any Person in requesting, soliciting or encouraging, any Protected Personnel to terminate such Person’s employment or engagement with Coastal, Buyer or Parent, or (C) hire or engage, agree to hire or engage or assist any other Person in hiring or engaging the services of any Protected Personnel;

(ii)

interfere with, alter, or attempt to interfere with or alter, any relationship between Coastal, Buyer or any of its Affiliates, on the other hand, and any Protected Business Contact or Protected Personnel, on the other hand; or

(iii)

(A) own any interest in, manage, control, participate in, consult with or be or become engaged or involved in any Person engaged in or to engage in a licensed cannabis retail business within the city limits of any Location (other than the Location for SCC, for which this Section 6.11(a)(iii) will apply to any Person engaged in or to engage in a licensed cannabis retail business within a one (1) mile radius of SCC) (the “Territory”), including by being or becoming an organizer, owner, co-owner, trustee, promoter, affiliate, investor, lender, partner, joint venturer, stockholder, officer, director, employee, consultant, licensor or advisor of, to or with any Person engaged in or to engage in any such competitive business; or (B) make any investment (whether equity, debt or other) in, lend or otherwise provide any money or assets to, or provide any guaranty or other financial assistance to any Person engaged in or to engage in any such competitive business in the Territory; provided, however, that nothing herein shall prevent such Restricted Member from owning, solely as an investment, (x) less than five percent (5%) of the equity securities of any corporation which are publicly traded, if the Restricted Member has no active participation in the business of such corporation; or (y) less than twenty percent (20%) of the equity securities of any privately-held corporation, if owned as of the date hereof, disclosed in writing to Buyer and the Restricted Member has no active participation in the business of such corporation.

(b) Tolling. If any Restricted Member engages in an activity prohibited by Section 6.11(a), then the Restricted Period shall be automatically extended for a period of time equal to the duration of such Restricted Member’s engagement in such prohibited activity.

(c) Remedies. The Parties agree that any breach or anticipated or threatened breach of any of covenants contained in this Section 6.11 will result in irreparable harm and continuing damages to Buyer, Parent and its Affiliates and that Buyer’s and Parent’s remedy at law for any such breach or anticipated or threatened breach will be inadequate, and Buyer and Parent will suffer damages that may be difficult to quantify at the time of violation. Accordingly, in addition to any and all other remedies that may be available to Buyer or Parent at law or in equity in such event (including seeking such monetary damages as it can show it has sustained by reason of such breach or anticipated or threatened breach), Buyer and Parent shall be entitled to specific performance, a temporary and permanent injunction or other equitable relief, without the necessity of Buyer or Parent posting bond or furnishing other security and without proving damages or injury or the inadequacy of the available remedies at law, including any injunction or other equitable relief enjoining and restricting the breach or threatened breach of any such covenant. All rights, remedies and benefits expressly provided for in this Agreement are cumulative and are not exclusive of any rights, remedies or benefits provided for by law or in this Agreement, and the exercise of any remedy by a party hereto shall not be deemed an election to the exclusion of any other remedy (any such claim by the other party being hereby waived). Each Buyer Indemnified Party shall be express third party beneficiaries of this Agreement and shall be entitled to enforce the provisions hereof as if a party hereto.

Section 6.12 NOMINEE ARRANGEMENTS. With respect to those Regulated Subsidiaries for which Local Approvals have not been issued at the time of the Closing, the Members shall cause Coastal to enter into nominee agreements under which certain of the Members (mutually designated by Buyer and Coastal) will hold the equity in such Regulated Subsidiaries which hold the Local License and state license for the mutual benefit of Buyer and all of the Members, until such time that Local Approval has been issued and the equity of such Regulated Subsidiary either is transferred to Buyer or is no longer transferrable to Buyer. The Members who enter into such nominee agreements shall cooperate and work with Buyer in good faith with respect to the transfers of the Local Licenses and state licenses to Buyer under this Section 6.12. Upon issuance of Local Approval with respect to any such Regulated Subsidiary, the Equity Securities of such Regulated Subsidiary will be transferred to Buyer for the portion of the Share Consideration payable with respect thereto as set forth in this Agreement and the Holdback Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 CONDITIONS TO EACH PARTY’S OBLIGATIONS. The respective obligations of each Party to effect the Transaction shall be subject to the satisfaction (or waiver by the Party entitled to the benefit thereof, to the extent permitted by applicable Law) at or prior to the Closing of the following condition:

(a) No Orders or Proceedings. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered, other than the Federal Cannabis Laws, any Law or Order (whether temporary, preliminary or permanent) that is in effect, and no Proceeding shall be pending or overtly threatened by or before any Governmental Authority, in each case, that makes illegal, enjoins or otherwise prohibits or restrains the consummation of the Transaction.

Section 7.02 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to effect the Transaction shall be subject to the satisfaction (or waiver by Buyer, to the extent permitted by applicable Law) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties.

(i)

The representations and warranties of Coastal and the Members contained in this Agreement or any certificate or instrument delivered hereunder with respect to the Coastal Entities subject to the Service Agreements shall be true and correct in all respects on and as of the date of this Agreement and the Management Transfer Date, with the same effect as though made at and as of each such date.

(ii)

The representations and warranties of Coastal and the Members contained in this Agreement or any certificate or instrument delivered hereunder with respect to the Coastal Entities shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality of Material Adverse Effect) on and as of the date of this Agreement and the Closing Date (except in the case of all representations other than the representations in Section 3.01 and Section 3.04, Coastal shall not be liable for any falsity or incorrectness of any representation or warranty (other than the representations in Section 3.01 and Section 3.04) as of the Closing Date that is attributable to any acts, circumstances or conditions first occurring after the Management Transfer Date with respect to the Coastal Entities subject to the Service Agreements and not otherwise due to any action by any of the Coastal Entities); provided, that with respect to the representation and warranty contained in the first sentence of Section 3.24, for the purposes of this Section 7.02(a)(ii), such representation and warranty shall be qualified by the Knowledge of Coastal.

(iii)

For the avoidance of doubt, Coastal shall not be deemed to make any representations or warranties with respect to the conduct of the Business from and after the Management Transfer Date, except for matters arising from the acts of Coastal or any Member.

(b) Performance of Obligations of Members. Coastal and the Members shall have performed or complied in all material respects with all of their obligations and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c) Certificate. Buyer shall have received a certificate executed by the chief executive officer or chief financial officer of Coastal, dated as of the Closing Date, certifying to the effect that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been duly satisfied.

(d) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect on any of the Coastal Entities shall have occurred (except to the extent primarily caused by Buyer or its Affiliates).

(e) Consents and Approvals. The Members shall have received all consents and approvals set forth in Section 7.02(e) of the Coastal Disclosure Schedule on terms satisfactory to Buyer and the Members, each acting reasonably.

(f) Local Approvals. Without limiting the generality of Section 7.02(e), the Local Approvals shall have been issued with respect to each of the Regulated Subsidiaries on Schedule 6.02(f), in each case in such form as ordinarily issued by the applicable regulatory authority in such jurisdiction.

(g) US Tax Affidavit. Coastal shall have delivered an affidavit, executed on behalf of Coastal and sworn under penalties of perjury, stating that Coastal is not and has not been a United States real property holding corporation, and dated as of the Closing Date and in form and substance required under Treasury Regulations Sections 1.897-2(h) and 1.1445-3 together with the appropriate notice to the IRS, such that Buyer is exempt from withholding any portion of the Sale Consideration under Section 1445 of the Code.

(h) Spreadsheet. Coastal shall have delivered the Spreadsheet to Buyer at least three (3) Business Days prior to the Closing Date for review and comment by Buyer, and the Chief Executive Officer of Coastal will provide a certificate, in form and substance reasonably acceptable to Buyer, executed by the Chief Executive Officer of Coastal, certifying that the Spreadsheet is true, correct and complete.

(i) Tail Policies. Coastal shall have obtained and delivered the bound Tail Policies, to the extent such Tail Policies are necessary for continued coverage of any Loss arising out of the operations of Coastal and the Regulated Subsidiaries prior to the Management Transfer Date and through and including the execution and delivery of this Agreement.

(j) Drag-Along Amendments. Coastal shall have amended its and its applicable Subsidiaries’ operating agreements in compliance with the terms of such agreements, to the satisfaction of Buyer, amending the drag-along provisions so that the Transaction will trigger the drag-alongs.

(k) Pasadena Agreement Amendment. The Pasadena Agreement shall have been amended pursuant to a written amendment substantially in the form attached hereto as Exhibit D.

(l) Ownership of Releaf Alternative. Coastal shall own one hundred percent (100%) of the Regulated Subsidiary known as Releaf Alternative, Inc.

(m) Other Closing Deliverables. The Members shall have delivered or caused to be delivered to Buyer each of the following documents and instruments:

(i)

a certificate of good standing (or applicable equivalent) from the Secretary of State (or other applicable Governmental Authority) of each Coastal Entity’s jurisdiction of organization and each jurisdiction in which each Coastal Entity is qualified to conduct business as a foreign entity, in each case dated no more than 10 Business Days before the Closing Date and certifying as to the good standing (or applicable equivalent) of each Coastal Entity in such jurisdiction;

(ii)

written resignations in form and substance reasonably acceptable to Buyer effective as of the Closing from each officer and director of each Coastal Entity, except for such officers and directors set forth on Schedule 7.02(m)(ii) attached hereto;

(iii)	written notice of exercise by each holder of the Warrants effective immediately prior to the Closing;

(iv)

written acknowledgment from the Sellers (as defined in the West LA SPA) of SCC, in a form satisfactory to Buyer, acknowledging the current outstanding principal balance of, and that there are no known claims under, the Cannary Note;

(v)	a release from each Person set forth on Schedule 7.02(m)(v) directly holding equity interests in any Subsidiary of Coastal, each in a form acceptable to Buyer;

(vi)

documentation evidencing the termination of the MVP Agreement and a corresponding Payoff Letter, in a form reasonably satisfactory to Buyer, duly executed by Coastal’s investment banker, Mar Vista Partners;

(vii)	termination agreements for the agreements set forth on Schedule 7.02(m)(vii) attached hereto;

(viii)	an assignment of the Nominee Agreements by the Nominees (as defined in the Nominee Agreements) to Coastal free and clear of any Liens and without consideration;

(ix)	a side letter, duly executed by the Nominees (as defined in the Nominee Agreements), giving Coastal the right to unilaterally terminate the Nominee Agreements;

(x)

a release from Josh Ginsberg Enterprises, LLC, Julian Michalowski, as trustee of The Julian Michalowski 2020 Revocable Trust dated December, 1, 2020, Malante Hayworth and Kimberly Jones, each in a form acceptable to Buyer;

(xi)

documentation evidencing the transfer and assignment of all ownership interests in Jamaba Properties, LLC to an entity designated by the Equityholders’ Representative, in forms reasonably acceptable to Buyer;

(xii)

documentation evidencing the assignments of the interests held by Jamaba Properties, LLC in the leases covering the following properties to Coastal: (A) 819 Reddick Street, Suite A, Santa Barbara, CA 93103, (B) 819 Reddick Street, Suite B, Santa Barbara, CA 93103, and (C) 819 Reddick Street, Suite C, Santa Barbara, CA 93103;

(xiii)	documentation evidencing the transfer of Kelsi Bonzi’s ownership interest in SLO in order to comply with applicable local ownership requirements by low-income individuals;

(xiv)	documentation evidencing the elimination or the effective drag-along of the profits interests of Sam Fant;

(xv)

amendments to the Coastal Operating Agreement and the Organizational Documents of the Regulated Subsidiaries eliminating any rights of first refusal, preemptive rights or similar rights of the applicable equityholders of such entities;

(xvi)

a written consent of Josh Ginsberg Enterprises, LLC and Julian Michalowski, as trustee of The Julian Michalowski 2020 Revocable Trust dated December 1, 2020, acknowledging their approval, authorization and ratification of the Coastal Operating Agreement; and

(xvii)	all other instruments and documents reasonably requested by Buyer.

Section 7.03 CONDITIONS TO OBLIGATIONS OF THE MEMBERS. The obligations of the Members to effect the Transaction shall be subject to the satisfaction (or waiver by the Members, to the extent permitted by applicable Law) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties.

(i)

The representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and the Management Transfer Date, with the same effect as though made at and as of each such date.

(ii)

The representations and warranties of Buyer contained in this Agreement or any certificate or instrument delivered hereunder with respect to Buyer shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality of Material Adverse Effect) on and as of the date of this Agreement and the Closing Date.

(b) Performance of Obligations of Buyer. Buyer shall have performed or complied in all material respects with all its obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Certificate. The Members shall have received a certificate executed by the chief executive officer or chief financial officer of Buyer, dated as of the Closing Date, certifying to the effect that the conditions set forth in Section 7.03(a), and Section 7.03(b), have been duly satisfied.

(d) Other Closing Deliverables. Buyer shall have delivered or caused to be delivered to the Members all other instruments and documents reasonably requested by the Members.

Section 7.04 FRUSTRATION OF CLOSING CONDITIONS. Notwithstanding anything herein to the contrary, (a) the Members may not rely on the failure of any condition set forth in Section 7.01 or Section 7.03 to be satisfied if such failure was caused by its failure to perform in all material respects any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Transaction and the other transactions contemplated hereby, including as required by Section 6.05, and (b) Buyer may not rely on the failure of any condition set forth in Section 7.01 or Section 7.02 to be satisfied if such failure was caused by the failure of Buyer to perform in all material respects any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Transaction and the other transactions contemplated hereby, including as required by Section 6.05.

ARTICLE VIII

TERM AND TERMINATION

Section 8.01 TERM. This Agreement shall be effective from the Agreement Date until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (except if and to the extent any provisions are specifically noted herein as surviving the termination of this Agreement).

Section 8.02 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Buyer and the Equityholders’ Representative;

(b) by either Buyer or the Equityholders’ Representative if:

(i)

the Closing shall not have occurred on or before September 30, 2022 (the “Outside Date”), provided that the Outside Date may be extended by 180 days upon mutual agreement of the Parties; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(b)(i) shall not be available to any Party if the failure of the Closing to occur on or before the Outside Date is caused by a failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Closing and such action or failure to perform constitutes a breach in any material respect of this Agreement and results in the Closing not having occurred by the Outside Date; or

(ii)

a Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order is caused by a failure of such Party to perform or comply with any of its obligations or covenants under this Agreement; and provided, further, that the Party seeking to terminate this Agreement pursuant to this Section 8.02(b)(ii) shall have complied with its obligations under Section 6.05 to prevent, oppose or remove such Order;

(c) by Buyer if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Coastal or the Members under this Agreement occurs that would cause any condition in Section 7.02 not to be satisfied, and such breach or failure is incapable of being cured within 60 days, and Buyer is not then in breach of this Agreement so as to cause any condition in Section 7.03 not to be satisfied, or any condition in Section 7.02 is otherwise not able to be satisfied; or

(d) by the Equityholders’ Representative if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer under this Agreement occurs that would cause any condition in Section 7.03 not to be satisfied, and such breach or failure is incapable of being cured within 60 days, and Coastal or the Members are not then in breach of this Agreement so as to cause any condition in Section 7.02 not to be satisfied, or any condition in Section 7.03 is otherwise not able to be satisfied.

Any Party terminating this Agreement pursuant to this Section 8.02 (other than Section 8.02(a)) shall give written notice of such termination to the other Parties in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected.

Section 8.03 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 8.02, this Agreement shall forthwith become null and void and of no effect, without any Liability or obligation on the part of any Party (or any Buyer Party, Coastal Party or any of their respective Representatives), except with respect to any willful breach by a Party giving rise a right to terminate this Agreement, whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in Contract or in tort or otherwise, or whether at law or in equity); provided, however, that the provisions of ARTICLE I (as applicable), the last sentence of Section 6.02, this ARTICLE VIII and ARTICLE X shall survive such termination; and provided futher, that Coastal shall indemnify Buyer pursuant to 9.01(a)(vi) (with regard to the matters on the items marked with an asterisk (*) on Schedule 9.01(a)(vi)), and any Losses payable by Coastal pursuant to such indemnity that are not paid to the Buyer Indemnified Parties withing five Business Days after written request shall be added to the principal amount of the Coastal Note. Notwithstanding the foregoing, no Member shall have any liability in the event of termination of this Agreement, except, in the case of any Signing Member, liability for willful breach by such Signing Member of his, her or its obligations under Section 6.04. Without limiting the generality of the foregoing, upon termination of this Agreement, (i) all Share Consideration shall be released, paid over and/or surrendered and cancelled, as and to the extent provided under the Holdback Agreement, (ii) the Coastal Note shall continue in accordance with its terms, (iii) the Service Agreements shall terminate, (iv) the assignment to Buyer or its Affiliates of the right to exercise the option under the Pasadena Agreement Amendment shall terminate and revert to and be vested solely with Coastal; and (v) in respect of all payments made by Buyer or its Affiliates to the Seller (as defined in the Pasadena Agreement Amendment) of Pasadena (A) pursuant to the Pasadena Agreement Amendment, and (B) all amounts paid for the build out of Concord shall be added to the outstanding balance under the Coastal Note and be subject to repayment in accordance with the terms thereunder.

ARTICLE IX

INDEMNIFICATION

Section 9.01 INDEMNIFICATION BY MEMBERS AND BUYER.

(a) Indemnification by Members. Subject to the terms and conditions of this Agreement, the Members shall, severally, in accordance with their respective Pro Rata Share, indemnify and hold harmless Buyer, Parent, their Affiliates and their respective stockholders, members, partners, officers, directors, managers, employees, agents, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) against and in respect of any Losses suffered or incurred by any Buyer Indemnified Party based upon, arising out of or otherwise in respect of any of the following:

(i)	any Breach of any representation or warranty set forth in ARTICLE III or Article IV any representation or warranty of Coastal set forth in the Transaction Documents;

(ii)	any Breach of any covenant or agreement of Coastal or any Member in this Agreement or any Transaction Document;

(iii)

(A) for each Coastal Entity, any Taxes (or the non-payment thereof) imposed on such Coastal Entity and arising during such Coastal Entity’s applicable Pre-Agreement Tax Period (to the extent not taken into account for purposes of the Sale Consideration Adjustment), (B) with respect to each Coastal Entity, any Tax of another Person imposed on Coastal as a result of an act or transaction occurring during the applicable Pre-Agreement Tax Period of such Coastal Entity (including as a result of a Contract entered into during the applicable Pre-Agreement Tax Period of such Coastal Entity or as the result of being a member of a consolidated, combined or unified group during the applicable Pre-Agreement Tax Period of such Coastal Entity (including as a result of a Contract entered into during the applicable Pre-Agreement Tax Period of such Coastal Entity)) and any Taxes of another Person imposed on a Coastal Entity as a transferee, successor, by Contract, pursuant to any Law or otherwise, (C) employment, unemployment or payroll Taxes with respect to any payments under or contemplated by this Agreement or any payments made in conjunction with the transactions contemplated herein, (D) any Taxes arising out of, or resulting from the transactions contemplated in this Agreement, (E) all Taxes and Losses arising out of, or resulting from, a Breach of the representations, warranties or covenants contained in Section 3.15, (F) any Tax imposed on a Coastal Entity as a result of the divestiture, disposition, spin-off or other transfer of Jamaba Properties LLC, (G) any Tax imposed on a Coastal Entity relating to the Lompoc Note or the transaction by and between Coastal Dispensary, LLC and MWG Holdings Group, Inc. related thereto, and (H) any costs, expenses or other Losses with respect to Taxes indemnified hereunder; provided however, that such Losses shall be calculated without taking into account any Tax refunds or Tax overpayments;

(iv)

any Coastal Transaction Expenses or Coastal Indebtedness (whether or not disclosed), to the extent not included in the calculations of Coastal Transaction Expenses or Coastal Indebtedness made pursuant to Section 2.06;

(v)	any claim by any Member, the Equityholders’ Representative or any other Person with respect to the allocation and payment of the Sale Consideration, including the correctness of the Spreadsheet; and

(vi)	the matters set forth on Schedule 9.01(vi) attached hereto (whether or not disclosed).

(b) Indemnification by Buyer. Subject to the terms and conditions of this Agreement, Buyer will indemnify and hold harmless the Members, their Affiliates and their respective stockholders, members, partners, officers, directors, managers, employees, agents, successors and permitted assigns (collectively, the “Member Indemnified Parties”) against and in respect of any Losses suffered or incurred by any Member Indemnified Party based upon, arising out of or otherwise in respect of any of the following:

(i)	any Breach of any representation or warranty set forth in ARTICLE V or any representation or warranty of Buyer or Parent set forth in the Transaction Documents;

(ii)	any Breach of any covenant or agreement of Buyer or Parent in this Agreement or any Transaction Document; or

(iii)

(A) for each Coastal Entity, any Taxes (or the non-payment thereof) imposed on such Coastal Entity and arising after such Coastal Entity’s applicable Pre-Agreement Tax Period, (B) with respect to each Coastal Entity, any Tax of another Person imposed on Coastal as a result of an act or transaction occurring after the applicable Pre-Agreement Tax Period of such Coastal Entity (including as a result of a Contract entered into after the applicable Pre-Agreement Tax Period of such Coastal Entity) or as the result of being a member of a consolidated, combined or unified group after the applicable Pre-Agreement Tax Period of such Coastal Entity (including as a result of a Contract entered into after the applicable Pre-Agreement Tax Period of such Coastal Entity) and any Taxes of another Person imposed on a Coastal Entity as a transferee, successor, by Contract, pursuant to any Law or otherwise, and (C) any costs, expenses or other Losses with respect to Taxes indemnified hereunder; provided, however, that such Losses shall be calculated without taking into account any Tax refunds actually received or Tax overpayments.

Section 9.02 INDEMNIFICATION PROCEDURES.

(a) If a claim for Losses (a “Claim”) is proposed to be made by a party entitled to indemnification hereunder (the “Indemnitee”) against the party from whom indemnification is claimed (the “Indemnitor”), the Indemnitee will give notice (a “Claim Notice”) to the Indemnitor promptly after the Indemnitee becomes aware of any fact, condition or event that may give rise to Losses for which indemnification may be sought under this Article IX. The failure to deliver a Claim Notice shall not affect whether the Indemnitor is liable for indemnification hereunder unless and only to the extent that the Indemnitor is materially prejudiced thereby. For purposes of this Section 9.02, if the Indemnitor is a Member, then the Equityholders’ Representative shall act in all matters related to the applicable Claim on behalf of the Members.

(b) If any Person commences any Proceeding (a “Third Party Claim”) with respect to any matter as to which any of the Buyer Indemnified Parties intends to seek indemnification under Section 9.01(a), or with respect to any matter as to which any of the Member Indemnified Parties intends to seek indemnification under Section 9.01(b), the Indemnitee will promptly notify the Indemnitor of the commencement of such Proceeding (and in any event within 10 Business Days after the service of any summons or citation). The failure to deliver a notice pursuant to this Section 9.02(b) shall not affect whether the Indemnitor is liable for indemnification hereunder unless and only to the extent that the Indemnitor is materially prejudiced thereby.

(c) The Indemnitor will be entitled at any time to participate at its sole cost and expense in the defense of any Third Party Claim, with counsel of its own choice, and the parties agree to cooperate fully with one another in connection with the defense and/or settlement thereof. The Indemnitor may elect to assume and control the defense thereof at its sole cost and expense with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee. If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to retain counsel, at its own expense, separate from the counsel retained by the Indemnitor, it being understood that the Indemnitor shall control such defense; provided that the Indemnitee shall be entitled to participate in any such defense with counsel of its own choice at its own expense if the Indemnitee shall have reasonably concluded that a conflict of interests exists between the Indemnitee and the Indemnitor which makes representation of both parties inappropriate under applicable standards of professional conduct. If a Buyer Indemnified Party is the Indemnitee, the Indemnitor will not have the right to assume and control the defense of such Third Party Claim (or, if already assumed, the Indemnitee will have the right to reassume and control the defense of such Third Party Claim), and the Indemnitor shall pay the fees and expenses of counsel retained by the Indemnitee, if the Third Party Claim (i) seeks non-monetary relief; (ii) involves criminal or quasi-criminal allegations; (iii) involves a claim with respect to a Straddle Period or for which the Indemnitee reasonably believes a settlement or adverse judgment would have an adverse effect on, or may establish a precedent or custom adverse to, the Business or a Tax position of the Indemnitee or its Affiliates, or may increase the Tax liability of the Indemnitee or its Affiliates in a Tax period ending after the Closing Date; or (iv) the Indemnitor fails to conduct the defense of such Third Party Claim actively and diligently.

(d) If the Indemnitor fails to assume the defense of any Third Party Claim within the time period specified in Section 9.02(c), the Indemnitee will have the right, but not the obligation, to undertake the defense of such Third Party Claim for the account of the Indemnitor. If the Indemnitee assumes the defense of such Third Party Claim, (i) the Indemnitor will no longer have the right to control such defense; (ii) the Indemnitee will control the defense of the Third Party Claim actively and diligently; and (iii) the Indemnitor will cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnitor’s expense, all such witnesses, records, materials and information in the Indemnitor’s possession or under the Indemnitor’s control relating thereto as is reasonably requested by the Indemnitee.

(e) Any party conducting the defense of a Third Party Claim will keep the other party advised as to the current status and progress thereof. The party conducting the defense of a Third Party Claim shall have the right to settle and compromise any Third Party Claim (i) if the party conducting the defense is the Indemnitee, only if the Indemnitor provides its prior written consent to such settlement or compromise, which consent shall not be unreasonably withheld or delayed; or (ii) if the party conducting the defense is the Indemnitor, upon prior written notice to the Indemnitee, so long as such settlement or compromise (A) expressly and unconditionally releases the Indemnitee from all liabilities and obligations with respect to such claim or demand, and (B) will not impose any injunctive or other equitable relief against the Indemnitee; provided that if the Third Party Claim involves Taxes, the Indemnitor may settle or compromise such Third Party Claim only with the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed).

Section 9.03 SURVIVAL.

(a) The Buyer Fundamental Representations, the Coastal Fundamental Representations and Sections 4.01, 4.02 and 4.04 will survive indefinitely.

(b) The Regulatory Representations will survive until 30 days after the expiration of the applicable statute of limitations, as in effect from time to time (plus extensions for tolling of such statutes).

(c) Except as set forth in Section 9.03(a) or Section 9.03(b), all other representations and warranties contained in this Agreement will survive until 11:59 p.m. Eastern Time on the date that is twelve (12) months after the Closing Date or eighteen (18) months after the Management Transfer Date, whichever is later.

(d) Notwithstanding anything to the contrary set forth in this Agreement, Claims for Losses arising out of Sections 9.01(a)(ii), (iii), (iv), (v) or (vi) or Section 9.01(b)(ii), and any Claim arising from any fraud, will survive indefinitely.

(e) No indemnification will be payable for any Claim for Losses pursuant to Sections 9.01(a)(i) or 9.01(b)(i) with respect to any Breach of any representation or warranty after termination of the applicable survival period specified in this Section 9.03, except with respect to Claims made prior to such termination pursuant to Section 9.02 but not then resolved (such representation or warranty surviving with respect to such Claim until resolution of such Claim).

Section 9.04 LIMITATIONS. The rights to indemnification under Section 9.01 are subject to the following limitations:

(a) Basket and Cap. Except as set forth in Section 9.04(b) and Section 9.04(c), the Members will have no obligation to indemnify any Buyer Indemnified Parties for any Claims under Section 9.01(a)(i) and Buyer will have no obligation to indemnify any Member Indemnified Parties for any Claims under Section 9.01(b)(i) until the aggregate amount of all Losses incurred by the Buyer Indemnified Parties or the Member Indemnified Parties, as applicable, for which a Claim is brought under Section 9.01(a)(i) or Section 9.01(b)(i) exceeds $250,000 (the “Basket”), after which the Members or the Buyer, as applicable, must indemnify the Buyer Indemnified Parties or the Member Indemnified Parties, as applicable, for all Losses over and above the Basket incurred by the Buyer Indemnified Parties or the Member Indemnified Parties, as applicable, for Claims under Section 9.01(a)(i) or Section 9.01(b), subject to the Cap. The Members’ maximum aggregate liability for indemnification obligations under Section 9.01(a)(i) (other than with respect to the Coastal Fundamental Representations) shall be 28% of the Share Consideration (the “Cap”). Buyer’s maximum aggregate liability for indemnification obligations under Section 9.01(b)(i) shall be the Cap.

(b) Further Limitations. While not subject to the limitations under Section 9.04(a), the Members’ maximum indemnification obligations with respect to any Breach of the Coastal Fundamental Representations, any Breach of Section 4.04, any Breach of the Regulatory Representations or indemnification under Sections 9.01(a)(ii), (iii), (iv), (v) or (vi) shall be equal to the total Share Consideration. While not subject to the limitations under Section 9.04(a), Buyer’s maximum indemnification obligations with respect to any Breach of the Buyer Fundamental Representations or indemnification under Section 9.01(b)(ii) shall be equal to the total Share Consideration.

(c) Exclusions from Limitations. The limitations under Section 9.04(a) and Section 9.04(b) will not apply to Claims for indemnification arising from any fraud.

Section 9.05 TREATMENT OF INDEMNIFICATION PAYMENTS. For all purposes hereunder, any indemnification payments made pursuant to this Article IX will be treated as an adjustment to the Sale Consideration for Tax purposes, to the maximum extent permitted by law.

Section 9.06 MATERIALITY. Each of the representations and warranties in this Agreement and each certificate delivered pursuant hereto shall be read without regard and without giving effect to any “Material Adverse Effect,” “in all material respects” or other materiality (or correlative meaning) qualifiers, which has the effect of making such representation or warranty less restrictive (as if such word or phrase were deleted from such representation and warranty), for purposes of calculating Losses under this Article IX but not for determining whether any Breach of a representation or warranty has occurred.

Section 9.07 REMEDIES. Except as otherwise provided herein, any indemnification for Losses owed by an Indemnitor to an Indemnitee will be effected by transfer of Buyer Shares or Parent Shares (as applicable) from the Indemnitor to the Indemnitee in an amount equal to the Losses owed with respect to the underlying Claim as determined by the ten (10)-day trailing average volume-weighted average price of Parent Shares as of the date of such Claim, within 10 Business Days after the final determination by way of a final settlement among the Indemnitor and the Indemnitee or upon a final adjudication determined by a court of competent jurisdiction in accordance with that an indemnification obligation is owing by the Indemnitor to the Indemnitee. Any payment that is not made within 10 Business Days of the determination that such obligation is owing, shall bear interest at a rate of 8% per annum, or, if less, the maximum rate permitted by applicable Law. In addition, the Indemnitor shall reimburse the Indemnitee for any and all costs or expenses of any nature or kind whatsoever (including reasonable legal fees) incurred in seeking to collect payments actually due and payable under this Article IX.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 EXPENSES. All fees and expenses incurred in connection with this Agreement, the Transaction and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Transaction or any of the other transactions contemplated by this Agreement are consummated.

Section 10.02 NOTICES. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given: (a) upon actual delivery if personally delivered to the Party to be notified if received prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt; (b) when sent if sent by email to the Party to be notified if received prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt; provided, however, that notice given by email shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Agreement and (ii) either (A) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 10.02; or (B) the receiving Party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” or similar automated replies) or any other method described in this Section 10.02; or (c) when delivered if sent by a courier (with confirmation of delivery) if received prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt; in each case to the Party to be notified at the following address:

If to Buyer, to:

c/o TPCO US Holding LLC

1550 Leigh Avenue

San Jose, CA 95125

Attention: General Counsel and Chief Legal Officer

Email: colin@theparent.co; judith@theparent.co

with copies (which shall not constitute notice) to:

Benesch, Friedlander, Coplan & Aronoff LLP

71 South Wacker Drive

Suite 1600

Chicago, IL 60606

Attention: William E. Doran

Email:       wdoran@beneschlaw.com

if to the Members or to the Equityholders’ Representative, to:

Julian Michalowski

2808 Coast Line Ct.

Las Vegas, NV 89177

Email:       julian@coastalcalifornia.com

with copies (which shall not constitute notice) to:

Venable LLP

101 California St., Suite 3800

San Francisco, CA 94111

Attention: Arthur E. Cirulnick, Esq.

Email:      AECirulnick@venable.com

Section 10.03 ENTIRE AGREEMENT. This Agreement (including the Exhibits hereto, the Buyer Disclosure Schedule and Coastal Disclosure Schedule), together with the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties and their Affiliates, or any of them, with respect to the subject matter of this Agreement and the Confidentiality Agreement. Upon the Closing, the Confidentiality Agreement shall terminate.

Section 10.04 AMENDMENT; WAIVER. This Agreement may be amended, modified or waived (a) prior to the Closing, only by the written agreement of Buyer and the Signing Members; provided, however, that after the Coastal Unitholder Approval is obtained there shall be no amendment or waiver that, pursuant to Law, requires further approval of such holders, without the receipt of such further approvals, and (b) after the Closing, only by the written agreement of Buyer and the Equityholders’ Representative. No failure or delay of any Party to exercise any right or remedy given to such Party under this Agreement or otherwise available to such Party or to insist upon strict compliance by any other Party with its obligations hereunder, no single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, and no custom or practice of the Parties in variance with the terms hereof, shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof. Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.

Section 10.05 NO THIRD-PARTY BENEFICIARIES. This Agreement shall inure exclusively to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person (other than the Parties or their respective successors and permitted assigns) any rights, remedies, obligations or Liabilities under or by reason of this Agreement, except with respect to Buyer Indemnified Parties and Member Indemnified Parties pursuant to Article IX.

Section 10.06 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part (by operation of law or otherwise), by either of the Parties without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void, except that Buyer may assign to an Affiliate or in connection with a sale of its business. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 10.07 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, inducement to enter and/or performance of this Agreement (whether related to breach of contract, tortious conduct or otherwise and whether now existing or hereafter arising) shall be governed by, the internal Laws of the State of California, without giving effect to any Law that would cause the Laws of any jurisdiction other than the State of California to be applied.

Section 10.08 CONSENT TO JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL. As to any Proceeding arising under or related to this Agreement, each of parties to this Agreement (a) consents to submit itself to the exclusive personal jurisdiction of the state of the United States of America located in the City of Los Angeles, California in the event any dispute arises out of this Agreement or any transaction contemplated hereby, and agrees that the Proceeding must be brought and litigated in, and decided by, the state courts located in Los Angeles, California; (b) waives any argument that personal jurisdiction or venue in any such court is improper, inappropriate or inconvenient, and agrees not to attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees never to assist, participate in or consent to any such Proceeding being transferred to, litigated in or decided by any other court. In no event shall a Proceeding be adjudicated in Federal District Court. In the event that any Party commences a Proceeding in Federal District Court or moves to remove such Proceeding to Federal District Court, the parties hereby mutually agree to stipulate to remove such Proceeding to a state court, and the Party that brought such Proceeding in Federal District Court shall reimburse the other Parties for all costs and expenses incurred as a result of bringing such Proceeding in Federal District Court and its removal to state court. Each Party hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof by certified mail, return receipt requested and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this Section 9.08 shall affect or eliminate any right to serve process in any other manner permitted by law. THE PARTIES HERETO EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN TORT, CONTRACT, EQUITY OR OTHERWISE. EACH OF THE PARTIES HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH DISPUTE SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.09 SPECIFIC PERFORMANCE; REMEDIES. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to enforce specifically the provisions of this Agreement, including obtaining an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, in any court designated to resolve disputes concerning this Agreement (or, if such court lacks subject matter jurisdiction, in any appropriate state or federal court), this being in addition to any other remedy to which such Party is entitled at Law or in equity. Each Party further agrees not to assert and waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or provide indemnity as a prerequisite to obtaining equitable relief. Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or in equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 10.10 SEVERABILITY. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Governmental Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

Section 10.11 COUNTERPARTS; DELIVERIES. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same instrument. This Agreement and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of electronic transmission of .pdf files or other image files via email, cloud-based transfer or file transfer protocol, or use of a facsimile machine, shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party to any such agreement or instrument shall raise the use of electronic transmission or a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic transmission or a facsimile machine as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

Section 10.12 EQUITYHOLDERS’ REPRESENTATIVE.

(a) Each Member hereby irrevocably constitutes and appoints Julian Michalowski as its true and lawful attorney-in-fact and agent (the “Equityholders’ Representative”) with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated hereby and the exercise of all rights and the performance of all obligations hereunder, including: (i) receiving payments under or pursuant to this Agreement and disbursements thereof to the Members, as contemplated by this Agreement; (ii) receiving and forwarding of notices and communications pursuant to this Agreement and accepting service of process; (iii) giving or agreeing to, on behalf of all of the Members, any and all consents, waivers and amendments deemed by the Equityholders’ Representative, in its reasonable and good faith discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; and (iv) with respect to any and all matters arising under this Agreement, (A) disputing or refraining from disputing, on behalf of each Member relative to any amounts to be received by the Members under this Agreement or any agreements contemplated hereby, or any claim made by Buyer under this Agreement, (B) negotiating and compromising, on behalf of each Member, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement, and (C) executing, on behalf of each Member, any settlement agreement, release or other document with respect to such dispute or remedy, except in each case with respect to a dispute between any Member on the one hand and the Equityholders’ Representative on the other hand, provided that, in each case, the Equityholders’ Representative shall not take any action adverse to any Member unless such action is also taken proportionately with respect to the others. As to any expenses incurred in connection with the performance of his duties as Equityholders’ Representative, the Equityholders’ Representative shall be paid or reimbursed for such expenses by Coastal (with regard to costs incurred prior to the Closing) and/or the Members. All such payments owed to the Equityholders’ Representative pursuant to the foregoing sentence shall be payable to the Equityholders’ Representative before any such payments that are owed to the Members pursuant to the terms of this Agreement or the Coastal Operating Agreement.

(b) Each Member hereby agrees that: (i) in all matters in which action by the Equityholders’ Representative is required or permitted, the Equityholders’ Representative is authorized to act on behalf of such Member, notwithstanding any dispute or disagreement among the Members, and Buyer shall be entitled to rely on any and all action taken by the Equityholders’ Representative under this Agreement without any Liability to, or obligation to inquire of, any Member, notwithstanding any knowledge on the part of Buyer of any such dispute or disagreement; (ii) all decisions, actions, consents and instructions by the Equityholders’ Representative shall be binding upon all of the Members, and no Member shall have the right to object to, dissent from, protest or otherwise contest any such decision, action, consent or instruction; (iii) notice to the Equityholders’ Representative, delivered in the manner provided in Section 10.02 shall be deemed to be notice to each Member for the purposes of this Agreement; (iv) the appointment of the Equityholders’ Representative is coupled with an interest and shall be irrevocable by such Member in any manner or for any reason; and (v) in the event that the person or entity serving as the Equityholders’ Representative dies, becomes incapacitated, files for bankruptcy protection or otherwise becomes unable to serve as a representative of the Members, Julian Michalowski shall be the Equityholders’ Representative.

(c) Each Member hereby acknowledges and agrees that no Buyer Party shall have any Liability to any Coastal Party with respect to, and the Members jointly and severally shall indemnify all Buyer Parties against, and agree to hold the Buyer Parties harmless from, any and all Losses incurred by such Buyer Parties arising out of any breach of this Section 10.12 by the Equityholders’ Representative or by any Member, or the designation, appointment or actions of the Equityholders’ Representative pursuant to the provisions hereof, including with respect to any (i) failure by the Equityholders’ Representative to deliver funds or other property received by the Equityholders’ Representative (on behalf of any Member) or any other actions taken by the Equityholders’ Representative, and (ii) reliance by the Buyer Parties on, and actions taken by the Buyer Parties in reliance on, the instructions of, notice given by or any other action taken or omitted by the Equityholders’ Representative.

Section 10.13 ACKNOWLEDGEMENT. The Parties acknowledge that: (i) Cannabis is a Schedule I controlled substance under the Federal Cannabis Laws; (ii) the use, possession, sale and distribution of Cannabis is illegal under the U.S. federal laws; and (iii) the illegality of Cannabis under the U.S. federal laws may preempt state laws that legalize its use. The Parties further acknowledge that California state law does not provide any protections for any civil or criminal violations of the U.S. federal laws. Notwithstanding the foregoing, this Agreement remains valid and enforceable under applicable state law.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BUYER:

COAST L ACQUISITION CORP.

By:	/s/ Michael Batesole
Name: Michael B. Batesole
Title: Chief Financial Officer

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PARENT:

TPCO HOLDING CORP.

By:	/s/ Michael Batesole
Name: Michael B. Batesole
Title: Chief Financial Officer

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

MEMBERS:

THE JULIAN MICHALOWSKI 2020 REVOCABLE TRUST DATED DECEMBER 1, 2020

By:	/s/ Julian Michalowski

Name:	Julian Michalowski
Title:	Trustee

/s/ Kevin Mcgrath
Kevin McGrath

/s/ Malante Hayworth
Malante Hayworth

/s/ Josh Ginsberg
Josh Ginsberg

TREASURE DRAGON HOLDING LTD.

By:	/s/ Steven Loeb

Name:	Steven Loeb
Title:	Authorized Signatory

BIG HORSE, LLC

By:	/s/ Jason Loeb

Name:	Jason Loeb
Title:	Authorized Signatory

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

(For the limited purpose of its obligations under Sections 6.04 and 6.11, and in consideration of the sale of 100% of their respective direct or indirect ownership interests in Coastal):

/s/ Julian Michalowski
Julian Michalowski

/s/ Malante Hayworth
Malante Hayworth

/s/ Josh Ginsburg
Josh Ginsburg

/s/ Steven Loeb
Steven Loeb

/s/ Jason Loeb
Jason Loeb

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above

For the limited purpose of its obligations under Articles III, VI and IX (to the extent provided in Section 8.03):

COASTAL:

COASTAL HOLDING COMPANY, LLC

By:	/s/ Julian Michalowski
Name: Julian Michalowski
Title: CEO

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

EQUITYHOLDERS’ REPRESENTATIVE:

/s/ Julian Michalowski
Name: Julian Michalowski
Title: Equityholders’ Representative

[Signature Page to Unit Purchase Agreement]

EXHIBIT A

FORM OF HOLDBACK AGREEMENT

Execution Version

HOLDBACK AND LOCK-UP AGREEMENT

THIS HOLDBACK AND LOCK-UP AGREEMENT, dated as of October 1, 2021 (this “Agreement”), is entered into by and between TPCO Holding Corp., a British Columbia Corporation (“Parent”), Coast L Acquisition Corp., a Delaware corporation and indirect subsidiary of Parent (“Buyer”), Julian Michalowski (“Representative”) and any Person who becomes party to this Agreement by executing a Joinder to the Holdback Agreement.

BACKGROUND

A. Buyer and Representative are parties to a Unit Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and among Buyer, Coastal Holding Company, LLC, a California limited liability company (“Coastal”), Representative, certain members of Coastal (collectively, the “Coastal Members”) and the other parties thereto, pursuant to which Buyer will acquire all of the outstanding membership interests of Coastal. The Purchase Agreement provides that Buyer shall hold and disburse the aggregate Purchase Consideration pursuant to the terms hereof.

B. Buyer and Representative acknowledge that (a) all references in this Agreement to the Purchase Agreement are solely for the convenience of Buyer and Representative, and (b) any term or phrase that is defined in the Purchase Agreement and not otherwise defined herein, shall, when used as a defined term in this Agreement, have the same meaning that each such term or phrase has when used as a defined term in the Purchase Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Definitions. The following terms shall have the following meanings when used herein:

“Company Shares” means, collectively, the Tranche A Shares and the Tranche B Shares.

“Concord” means Coastal Retail Concord, LLC, a California corporation owned by Julian Michalowski and Malante Hayworth and held for the benefit of Coastal vis-à-vis nominee agreements.

“Earned” shall mean, (i) with respect to the Tranche A Shares and Tranche B Shares associated with each Regulated Subsidiary other than Pasadena, upon the License Transfer Date of such Regulated Subsidiary, (ii) with respect to the Tranche A Shares and $[***] of the Tranche B Shares associated with Pasadena, the Pasadena Ownership Transfer Date, and (iii) with respect to the remaining $[***] of Tranche B Shares associated with Pasadena, upon the Pasadena Option Closing Date.

“Exchange Agreement” means that certain Exchange Rights Agreement, of even date herewith, among Buyer, Parent and the Representative.

***Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“License Transfer Date” means, with respect to each Regulated Subsidiary other than Pasadena, the date on which the Local Approvals for such Regulated Subsidiary have been issued and delivered in writing to Buyer.

“License Transfer Pre-Approval Date” means, with respect to each Regulated Subsidiary, other than Pasadena, the date on which the municipal Governmental Authority for such Regulated Subsidiary has (after having received all Transaction Documents requested by it) indicated to Buyer in writing (which includes email) that it will approve the change in ownership and control of such Regulated Subsidiary as contemplated by the Purchase Agreement, effective upon the Closing.

“NEO Exchange” shall mean the NEO Exchange Inc.

“Pasadena” means Varda, Inc., a California corporation and minority interest subsidiary of Coastal.

“Pasadena Ownership Transfer Date” means the date on which Coastal’s 9.5% ownership interest in Pasadena is transferred to Buyer.

“Pasadena Option Closing Date” means the date on which the acquisition by Buyer or its Affiliates of 90.5% of the outstanding equity ownership interests in Pasadena has been consummated and such acquisition by Buyer has received all Local Approvals.

“Pricing Date” shall mean (i) with respect to the Tranche A Shares, the Management Transfer Date, (ii) with respect to the Tranche B Shares associated with each Regulated Subsidiary other than Pasadena, the License Transfer Pre-Approval Date for such Regulated Subsidiary, (iii) with respect to $[***] of the Tranche B Shares associated with Pasadena, the Pasadena Ownership Transfer Date, and (iv) with respect to the remaining $[***] Tranche B Shares associated with Pasadena, the Pasadena Option Closing Date. For the avoidance of doubt, with respect to clause (ii), Tranche B Shares attributable to each Regulated Subsidiary shall be priced on the applicable License Transfer Pre-Approval Date for such Regulated Subsidiary (i.e., there shall be multiple “License Transfer Pre-Approval Dates”).

“Pricing Date VWAP” means, with respect to any particular Tranche A Shares or Tranche B Shares, the greater of (i) the volume weighted average price per share of the TPCO Shares on the NEO Exchange (or on the principal exchange on which the TPCO Shares are then traded) for the period of the ten (10) consecutive trading days prior to such Pricing Date, as reported by Bloomberg Financial L.P; and (ii) 80.01% of the closing price per share of the TPCO Shares on the NEO Exchange (or on the principal exchange on which the TPCO Shares are then traded) for the trading day immediately prior to such Pricing Date, as reported by Bloomberg Financial L.P.

“Required Financial Statements” means, in each case solely to the extent required for Canadian, provincial or United States securities registration statements or filings by Parent or its Subsidiaries: (i) audited consolidated financial statements for Coastal and its subsidiaries as of December 31, 2019, December 31, 2020 and December 31, 2021 and the fiscal years then ended (provided that Buyer will pay for costs associated with the period after the Management Transfer Date), and (ii) pro forma financial statements for such periods, in each case as required under Regulation S-X under the Securities Act of 1933, as amended (including without limitation, Rule 3-05 thereunder).

***Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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“SLO” means Coastal Delivery SLO LLC, a California corporation and majority interest subsidiary of Coastal.

“Tax Filings and Payments” means filing of all required Federal, California and applicable municipal Tax Returns for Coastal and each of its Subsidiaries for the year ended December 31, 2020 and the portion of any Tax period ending on the Management Transfer Date, and the payment of all Taxes shown as owing on such Returns.

“Tranche A Shares” shall mean an aggregate of $19,940,000 payable in shares of Common Stock of Buyer, par value $0.001 per share. The Tranche A Shares are associated with each Regulated Subsidiary in the respective amounts set forth on Exhibit A attached hereto.

“Tranche B Shares” shall mean an aggregate of $19,940,000 payable in shares of Common Stock of Buyer, par value $0.001 per share. The Tranche B Shares are associated with each Regulated Subsidiary in the respective amounts set forth on Exhibit B attached hereto.

“Unsatisfied Loan Amount” shall mean, as of any date, the sum of the Loan Amount, less any payments by Coastal through and including such date, and less that portion of the Loan Amount associated with each Regulated Subsidiary (as set forth on Exhibit C) with respect to which the associated Tranche A and Tranche B Shares have been Earned on or prior to such date, except with respect to Pasadena. Solely for the purposes of the foregoing sentence, with respect to Pasadena, 100% of the Loan Amount associated with Pasadena shall be deemed to be satisfied on the Pasadena Ownership Transfer Date.

“VWAP” shall mean, as of any Pricing Date, the volume weighted average price per share of the TPCO Shares on the NEO Exchange (or on the principal exchange on which the TPCO Shares are then traded) for the period of the ten (10) consecutive trading days prior to such Pricing Date, as reported by Bloomberg Financial L.P.

2. Determination and Issuance of Share Consideration. Within 10 Business Days following the Tranche A Pricing Date, Buyer shall determine and reserve in treasury and set aside an aggregate number of Tranche A Shares equal to the quotient obtained by dividing $19,940,000 by the Pricing Date VWAP for the Tranche A Shares (rounded to the nearest whole share). Within 10 Business Days following each respective Pricing Date for Tranche B Shares, Buyer shall determine and reserve in treasury and set aside an aggregate number of Tranche B Shares equal to the quotient obtained by dividing the dollar amount represented by Tranche B Shares being determined on such Pricing Date, by the Pricing Date VWAP for such Tranche B Shares (rounded to the nearest whole share). Notwithstanding the foregoing, if the Pricing Date VWAP for any Pricing Date is greater than the VWAP for such Pricing Date, then Buyer shall reserve and set aside for issuance to the Coastal Members an additional number of Company Shares equal to the number of shares that would have been determined with respect to such Pricing Date using the VWAP, less the amount of Company Shares that were actually determined with respect to such Pricing Date using the Pricing Date VWAP. The issuance and sale of all Company Shares determined pursuant to this Section 2 shall then be governed pursuant to the Purchase Agreement and this Agreement. The Company Shares shall be issued by Buyer on the Closing Date; provided that (i) if the License Transfer Date of any Regulated Subsidiary other than Pasadena occurs after the Closing Date, then the Tranche B Shares associated with such Regulated Subsidiary shall be issued on the License Transfer Date for such Regulated Subsidiary, and (ii) if the Pasadena Option Closing Date occurs after the Closing Date, then the $[***] of the Tranche B Shares associated with Pasadena shall be issued on the Pasadena Option Closing Date. Without duplication of Section 2.02 of the Purchase Agreement, Company Shares to be issued shall be reduced by an amount of Company Shares equal to the sum of those obligations set forth on Exhibit D attached hereto that remain unpaid as of the Closing Date (or other issuance date as set forth above).

***Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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3. Note Balance. Pursuant to the Purchase Agreement, Buyer has made loans to Coastal, SLO and Concord in the aggregate amount equal to the Loan Amount and evidenced by the Notes. The portion of the Loan Amount associated with each of the Regulated Subsidiaries is set forth on Exhibit C attached hereto. On the Closing Date, if either of Concord or SLO have not has not yet experienced its License Transfer Pre-Approval Date or License Transfer Date, then the specific Note payable by such Regulated Subsidiary shall remain owing and outstanding by such Regulated Subsidiary. On the Closing Date, if any Regulated Subsidiary, other than Pasadena, SLO or Concord, has not experienced its License Transfer Pre-Approval Date or License Transfer Date, then the portion of the outstanding Loan Amount set forth next to the name of such Regulated Subsidiary on Exhibit C shall be assigned to and assumed by such Regulated Subsidiary. If on the Closing Date, Pasadena has not yet experienced its Pasadena Ownership Transfer Date, then the portion of the outstanding Loan Amount set forth next to Pasadena on Exhibit C shall be assigned to and assumed by Pasadena.

4. Restrictions on Transfer Prior to Exchange. Representative and each Coastal Unitholder hereby undertakes and agrees not to Transfer (as defined below) any Company Share until such Company Share has been Earned and has been exchanged for TPCO Shares pursuant to Section 5, other than to a Permitted Transferee (as defined below), provided that Buyer is given prior written notice of such Transfer to a Permitted Transferee and provided that such Transfer shall not be effective unless and until the Permitted Transferee signs a written joinder agreeing to hold the Transferred Company Shares subject to this Agreement. For purposes hereof, “Permitted Transferee” means, with respect to a holder of Company Shares that is an entity, (i) any entity fifty-one percent (51%) or more owned and controlled by such holder or an Affiliate of such holder, (ii) the equity owners of such holder, (iii) with respect to a holder who is a natural person, (A) such holder’s spouse, issue (whether natural or adopted), sibling or parent (collectively, “Family”), (B) a trust substantially for the benefit of such holder and/or one or more members of such holder’s Family or (C) one or more beneficiaries of any trust that is or was a holder; and “Transfer” means the direct or indirect offer, sale, lease, donation, assignment (as collateral or otherwise), mortgage, pledge, grant of security interest, grant, hypothecation, encumbrance, gift, bequest, transfer or disposition of any interest (legal or beneficial) in any membership interest or other security (including the Transfer of any Person that owns such security or transfer by reorganization, merger, sale of substantially all of the assets or by operation of law).

5. Exchange of Company Shares for TPCO Shares.

(a) Exchange Rights. From and after date on which any Tranche A Shares or Tranche B Shares have become Earned and issued in accordance with Section 2, Representative may request that such Tranche A Shares or Tranche B Shares be exchanged for duly authorized and registered TPCO Shares (an “Exchange”) pursuant to their respective terms and the terms of the Exchange Agreement.

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(b) Change of Control. In the event of a Change of Control of either Buyer or Parent prior to the Closing Date, Buyer shall issue all Tranche A and Tranche B Shares and then all such outstanding shares shall be automatically exchanged for TPCO Shares in the manner provided in the Exchange Agreement (provided that such shares shall continue to be held subject to the terms and conditions of this Agreement). In the event of a Change of Control of either Buyer or Parent after the Closing Date, all then outstanding Tranche A Shares or Tranche B Shares shall be automatically exchanged for TPCO Shares in the manner provided in the Exchange Agreement (provided that such shares shall continue to be held subject to the terms and conditions of this Agreement).

(c) Restrictions. Notwithstanding any Exchange pursuant to this Agreement or the Exchange Agreement, all applicable restrictions in this Agreement (including without limitation, Sections 4, 7 and 8) will continue to apply to the resulting TPCO Shares received by the holders of Tranche A Shares or Tranche B Shares until such Shares have been Released pursuant to Section 6 and subject to a Sale (as defined in Section 7 below) as permitted hereunder.

6. Release of Shares for Sale and Transfer. Company Shares and TPCO Shares shall be released from the sale and Transfer restrictions of Section 7 below (“Released”), subject to Section 8 hereof, as follows:

(a) Tranche A Shares (and any TPCO Shares into which they are exchanged) shall be Released on the later of (i) the date such Tranche A Shares have been Earned, (ii) the Closing, (iii) ten (10) days after Buyer has received the Required Financial Statements, (iv) completion of the Tax Filings and Payments; provided that Parent or its Affiliates provide Coastal with the requisite information to complete the Tax Filings and Payments by February 15, 2022, and (v) 180 days after the Management Transfer Date. Notwithstanding the foregoing, on any such date, Tranche A Shares shall not be Released to the extent that the Unsatisfied Loan Amount would exceed the number of Earned but not yet Released Tranche A Shares and Tranche B Shares, but shall thereafter be released to the extent the Earned but not yet released Tranche A and Tranche B Shares exceed the then Unsatisfied Loan Amount.

(b) Tranche B Shares (and any TPCO Shares into which they are exchanged) shall be Released on the later of (i) the date such Tranche B Shares have been Earned (ii) the Closing, (iii) ten (10) days after Buyer has received the Required Financial Statements, (iv) completion of the Tax Filings and Payments; provided that Parent or its Affiliates provide Coastal with the requisite information to complete the Tax Filings and Payments by February 15, 2022, and (v) 180 days after the applicable Pricing Date for such Tranche B Shares. Notwithstanding the foregoing, on any such date, Tranche B Shares shall not be Released to the extent that the Unsatisfied Loan Amount would exceed the number of Earned but not yet Released Tranche A Shares and Tranche B Shares, but shall thereafter be released to the extent the Earned but not yet released Tranche A and Tranche B Shares exceed the then Unsatisfied Loan Amount.

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(c) In addition to the foregoing, the Company Shares (and any TPCO Shares into which they are exchanged) with respect to Concord will not be Released until the Keith Burks profit interest in Concord has been resolved (and then will be Released net of an amount of Company Shares equal to any payment obligation on the part of Coastal or Concord to Burke in respect of such resolution).

7. Lock-Up. Representative and each Coastal Unitholder hereby undertake and agree not to (a) Transfer, or (b) without limiting the generality of clause (a), sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with any Governmental Authority, establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, with respect to any Company Shares or any TPCO Shares that have been issued in exchange for Company Shares (collectively “Lockup Shares”) or (c) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lockup Shares (clauses (a), (b) and (c) collectively, a “Sale”), unless and until such Lockup Share has been Released pursuant to Section 6 and provided that such shares are not being held pursuant to a pending indemnification claim pursuant to Section 9.07 of the Purchase Agreement or Section 8 below. Subject to applicable law and exchange rules, the lockup period applicable to any Company Shares will tack to the holding period of any TPCO Shares for which the Company Shares are exchanged for NEO Exchange purposes or for the purposes of any other exchange on which the TPCO Shares may be listed.

8. Setoff of Shares. Notwithstanding anything to the contrary herein, any Lockup Shares that remain subject to this Agreement shall be subject to set off for indemnification claims pursuant to Section 9.07 of the Purchase Agreement and/or this Section 8 as follows. Buyer shall be entitled (but not obligated), upon written notice to Representative (a “Setoff Notice”), to set off any bona fide claim for Losses under Section 9.01(a) of the Purchase Agreement against the Lockup Shares, valued at the ten (10)-day trailing average volume-weighted average price of TPCO Shares as of the date of such Claim; provided, however, that Buyer may only exercise the right of setoff in respect of bona fide claims by a Buyer Indemnified Party (in which case the amount of the setoff shall not exceed Losses incurred by, or Buyer’s good faith estimate of the amount of Losses that will ultimately be payable by, a Buyer Indemnified Party in respect of such claim), or in respect of bona fide Third Party Claims asserted against a Buyer Indemnified Party (in which case the amount of the setoff shall not exceed Losses incurred by, or Buyer’s good faith estimate of the amount of Losses that will ultimately be payable by, a Buyer Indemnified Party in respect of such Third Party Claim). Any portion of the Lockup Shares that otherwise exceed the amount, if any, of the Losses then being claimed for setoff in the Setoff Notice provided to the Representative pursuant to this Agreement shall be eligible for Sale, when Released pursuant to this Agreement. In addition, upon final resolution of an indemnity claim with respect to which Buyer has exercised setoff hereunder, Buyer will deliver to the Coastal Unitholders any withheld Lockup Shares that exceed the amount, if any, of the Losses awarded to the Buyer Indemnified parties pursuant to the final resolution of such claim.

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9. Termination. In the event that the Closing has occurred, and thereafter (i) any Company Shares in respect of Concord or SLO have not been Earned on or prior to the second anniversary of this Agreement (or later date in Buyer’s discretion), or (ii) any of the $[***] of Tranche B Shares associated with Pasadena have not been Earned on or prior to the fifth anniversary of this Agreement, unless the option associated with Pasadena has been extended, in which case it shall be on or prior to the tenth anniversary of this Agreement (with respect to each event in (i) and (ii) above, as applicable, a “Holdback Termination Date”), then (a) such Company Shares allocated to such Regulated Subsidiary shall be cancelled and (b) the Service Agreement applicable to such Regulated Subsidiary will terminate. In the event of the termination of the Purchase Agreement, this Agreement shall terminate and all Company Shares shall be returned to Buyer in accordance with the terms of the Purchase Agreement, and the Services Agreements for all of the Regulated Subsidiaries shall terminate. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination; and provided further, however, that the Notes shall survive as an obligation of Coastal and/or the applicable Regulated Subsidiary in accordance with their respective terms (as the principal amount of the Coastal Note may be increased in accordance with its terms in respect of certain reimbursement obligations as provided in the Coastal Note and the Purchase Agreement). This Section 9 shall survive the termination of this Agreement.

10. Representations and Warranties. Representative represents and warrants as of the date hereof to Buyer as follows:

(a) Organization; Due Authorization. Each Coastal Unitholder that is not a natural person is duly organized, validly existing and in good standing under any applicable Laws of the state of its formation, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within its corporate powers and have been duly authorized by all necessary corporate actions.

(b) Enforceability. This Agreement has been duly executed and delivered by such Coastal Unitholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes such Coastal Unitholder’s legally valid and binding obligation, enforceable against it in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(c) No Conflicts. The execution and delivery of this Agreement by such Coastal Unitholder does not, and the performance by it of its obligations hereunder will not, (i) conflict with or result in a violation of its organizational documents (to the extent applicable) or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contracts binding upon such Coastal Unitholder) to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by it of its obligations under this Agreement.

***Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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(d) Acknowledgment. Such Coastal Unitholder understands and acknowledges that Buyer entered into the Purchase Agreement in reliance upon such Coastal Unitholder’s execution and delivery of this Agreement.

11. Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of California applicable to agreements executed and performed entirely within such State.

12. Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.

(a) THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN LOS ANGELES, CALIFORNIA OR THE COURTS OF THE UNITED STATES LOCATED IN LOS ANGELES, CALIFORNIA IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN THE MERGER AGREEMENT.

(b) WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(B).

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13. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) by Representative without the prior written consent of the Parent nor by Parent or Buyer without the prior written consent of Representative. Notwithstanding the foregoing, (i) Representative may assign its rights, interests or obligations hereunder to the Coastal Unitholders and their Permitted Transferees (provided that as a condition to any such assignment being effective, such assignee shall execute a joinder to this Agreement agreeing to be bound hereby); and (ii) Buyer and Parent may assign this Agreement in connection with any sale or change in control of Buyer or Parent.

14. Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such party is entitled at law or in equity.

15. Amendment; Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Buyer and Representative.

16. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

17. Notices. All notices and other communications hereunder shall be made to the addresses set forth in, and shall be deemed given in accordance with, the Purchase Agreement.

18. Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

19. Entire Agreement. This Agreement, the Purchase Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

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[The remainder of this page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the date first above written.

PARENT:

TPCO HOLDING CORP.

By:	/s/ Michael Batesole
Name: Michael B. Batesole
Title: Chief Financial Officer

BUYER:

COAST L ACQUISITION CORP.

By:	/s/ Michael Batesole

Name: Michael B. Batesole
Title: Chief Financial Officer

REPRESENTATIVE:

/s/ Julian Michalowski
Julian Michalowski

[Signature Page to Holdback and Lock-Up Agreement]

Exhibit A

Tranche A Shares

Regulated Subsidiary	Tranche A Shares
Santa Barbara	$	[***]
Pasadena	$	[***]
Stockton	$	[***]
Vallejo	$	[***]
West LA	$	[***]
Concord	$	[***]
SLO	$	[***]

***Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit B

Tranche B Shares

Regulated Subsidiary	Tranche B Shares
Santa Barbara	$	[***]
Pasadena	$	[***]
Stockton	$	[***]
Vallejo	$	[***]
West LA	$	[***]
Concord	$	[***]
SLO	$	[***]

***Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit C

Loan Amount

Regulated Subsidiary	Loan Amount
Santa Barbara	$	[***]
Pasadena	$	[***]
Stockton	$	[***]
Vallejo	$	[***]
West LA	$	[***]
Concord	$	[***]
SLO	$	[***]

***Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit D

Offset Reduction Obligations

1.

Any outstanding Liabilities at the Closing relating to the pending litigation matters brought by 3C Consulting, LLC and Nic Easley against Josh Ginsberg, Josh Ginsberg Enterprises, LLC, Malante Hayworth and Jamaba Properties, LLC, or against Coastal.

2.

Any outstanding Liabilities at the Closing relating to the pending litigation matters brought by LMAJ, LLC against Julian Michalowski, Malante Hayworth, Joshua Ginsberg, Steven Loeb, Jason Loeb, et al., including, without limitation, any Losses incurred by Buyer Indemnitees or Coastal (on its own behalf or on behalf of its indemnified officers and directors).

3.	If the remaining 50.1% of the Equity Securities of Releaf has not on the Closing Date been transferred to Coastal, 50.1% of the Buyer Shares allocated to Releaf under the Holdback Agreement.

4.	If the profits interests for Sam Fant remain outstanding, 5% of the Buyer Shares allocated to Coastal Retail Lompoc, LLC.

5.	The amount of the Cannary Note outstanding at the Closing.

6.

The amount of the Lompoc Note outstanding at Closing, provided, that the retained Buyer Shares will be returned to the Members per the Spreadsheet to the extent the Lompoc Note is otherwise satisfied by Persons other than Coastal or Buyer or their Affiliates.

7.

Any amounts outstanding at Closing under the Agreement for the Purchase and Sale of Future Receipts, dated October 20, 2020, by and between Lemmings Management Group LLC, Plantacea LLC, Releaf Alternative Inc., and CBR Funding, LLC.

8.	The fees owed by Coastal under the MVP Agreement as of and after giving effect to the Closing.

9.	Any Excess (as determined pursuant to Section 2.06(g)(ii) of the Purchase Agreement).

10.

All deferred fees outstanding at Closing pursuant to the Professional Services Agreement, by and among Coastal, Blue Goose, LLC (for the services of Andrew Modlin), and Lucenzo, LLC (for the services of Adam Bierman), dated August 20, 2020.

11.	Any accrued fees or other amounts outstanding at the Closing to Julian Michalowski and Malante Hayworth.

12.	Accrued compensation outstanding at the Closing owed to Joshua Ginsberg pursuant to the Consulting Agreement, by and between Coastal and Ginsberg Consulting Services, LLC, dated June 25, 2019.

13.	Any fees owed as of the Closing pursuant to the Consulting Agreement for Cannabis Application, dated September 10, 2020, between Coastal Dispensary, LLC and Point Seven, LLC.

14.	Any fees owed as of the Closing pursuant to the Consulting Services Agreement, dated August 31, 2020, between Coastal and The Bowlby Group Inc.

15.	Any amounts required to be paid by Coastal for costs and expenses incurred with respect to the preparation and filing of the Tax Returns for the Pre-Agreement Tax Period.

16.

Costs and fees to prepare the Required Financial Statements (other than those payable by Buyer as set forth in the definition of Required Financial Statements) that remain owing by Coastal as of the Closing Date.

17.	Costs, fees and payments with respect to the Tax Filings and Payments that remain owing by Coastal as of the Closing Date.

18.	Costs of any tail policies required under Section 6.10(b) of the Purchase Agreement that remain owing by Coastal as of the Closing Date.

EXHIBIT B

FORM OF NOTES

Execution Version

NOTE AND PLEDGE AGREEMENT

$14,175,000	October 1, 2021

The undersigned, Coastal Holding Company, LLC, a California limited liability company (“Borrower”) is to become indebted to Coast L Acquisition Corp., a Delaware corporation (“Lender”) in the amount of $14,175,000, or such greater or lesser amount as may be outstanding, pursuant to that certain Unit Purchase Agreement, dated as of October 1, 2021, among certain members of Borrower, Lender and the other parties thereto (the “Purchase Agreement”), under which, among other things, Lender will advance the Loan Amount to Borrower, to be evidenced and secured by this Note and Pledge Agreement (this “Note”). Capitalized terms used but not otherwise defined in this Note have the meanings given to such terms in the Purchase Agreement.

NOW, THEREFORE, to induce Lender to fund the Loan Amount to and on behalf of Borrower, and in consideration of the mutual covenants contained herein, the parties hereto, each intending to be legally bound hereby, covenant and agrees as follows:

A. Promissory Note.

1. Terms. FOR VALUE RECEIVED, Borrower hereby promises to pay to Lender, in lawful money of the United States of America, without demand, defalcation, set off or deduction, the principal sum of FOURTEEN MILLION ONE HUNDRED THOUSAND SEVENTY-FIVE DOLLARS ($14,175,000), or such greater or lesser amount as may be outstanding, at the time or times stated below. Unless previously paid and satisfied, or accelerated as provided below, the outstanding balance of this Note shall be due and payable in full on the second anniversary of any termination of the Purchase Agreement (“Purchase Termination”), other than a Fault Termination (defined below), or on the first anniversary of the Closing Date, whichever comes first (as applicable, the “Maturity Date”). Interest shall accrue on the outstanding balance of this Note at a fixed rate of one percent (1%) per annum and shall be payable on the Maturity Date; provided that in the event of a Purchase Termination, interest shall then accrue and be payable quarterly in arrears at the following rates, as applicable until this Note has been paid in full: (i) 1% during the first 90 days after the Purchase Termination, (ii) 5% during the second 90 days following the Purchase Termination, (iii) 7% for the third 90 days after the Purchase Termination, (iv) 9% during the fourth 90 days after the Purchase Termination, and (iv) 12% at all times thereafter until this Note has been paid in full. The interest rate as established above is referred to herein as the “Effective Rate.” In addition, in the event of a Purchase Termination, the principal amount of this Note will be automatically increased in the amount and to the extent, if any, provided for in Section 8.03 of the Purchase Agreement. In such event, Borrower agrees to execute and deliver any amendment, allonge or other instrument evidencing such increase in principal amount promptly upon request of Lender.

2. Prepayments. Borrower may, without penalty or premium, prepay this Note in full or in part at any time. All prepayments shall be applied to outstanding fees and expenses, if any, accrued interest and then principal, in that order. All payments of under this Note shall be made to Lender at Lender’s chief executive office, or such other place as Lender may designate from time to time hereafter.

3. Events of Default.

a. Borrower shall be in default hereunder upon the first occurrence of any of the following events (each an “Event of Default”): (i) if Borrower fails to pay any sum due hereunder on the applicable due date therefor; (ii) if any written representation or warranty now or hereafter made by Borrower in connection with the debt evidenced by this Note is false or incorrect in any material respect, or Borrower is in breach of any covenant or obligation hereunder, and any such breach or inaccuracy is not cured within fifteen (15) days after Borrower’s receipt of written notice thereof; (iii) a Purchase Termination pursuant to Section 8.02(c) of the Purchase Agreement or otherwise due to willful and material breach of the Purchase Agreement by Borrower (a “Fault Termination”); (iv) any sale or other transfer of the Pledged Units (as defined below) by Borrower, other than in accordance with Section B.2 below; (v) if Borrower shall declare or commence any voluntary proceeding for bankruptcy or insolvency; (vi) if there shall be commenced against Borrower any involuntary proceeding for bankruptcy or insolvency, which remains undismissed, undischarged or unbonded for a period of ninety (90) days; (vi) any “Event of Default” shall have occurred and be continuing under the Note of even date herewith between Coastal Retail Concord, LLC, as borrower, and Lender, as lender, or the Note of even date herewith between Coastal Delivery SLO, as borrower, and Lender, as lender (unless, in either case, such Event of Default occurs after the Local Approval and transfer of the applicable borrower to Lender or its Affiliates under the Purchase Agreement); or (vii) a Change of Control of Borrower. For purposes of this Note, a “Change of Control” shall mean any of the following (other than in a transaction with Lender or its Affiliates): (A) a transaction or series of related transactions in which a person, or a group of related persons, acquires from the unitholders of Borrower units representing more than fifty percent (50%) of the outstanding voting power of Borrower; (B) a merger or consolidation in which Borrower is a constituent party or a subsidiary of Borrower is a constituent party and Borrower issues units pursuant to such merger or consolidation, except any such merger or consolidation involving Borrower or a subsidiary in which the units of Borrower outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for units of Borrower that represent, immediately following such merger or consolidation, at least a majority of the equity interests of (1) the surviving or resulting entity; or (2) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent company of such surviving or resulting entity; (C) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Borrower or any subsidiary of Borrower of all or substantially all the assets of Borrower and its subsidiaries taken as a whole, other than the sale of the assets associated with the Lompoc dispensary; (D) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of Borrower if substantially all of the assets of Borrower and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of Borrower; or (E) any liquidation, dissolution or winding up of Borrower, whether voluntary or involuntary. Notwithstanding the foregoing, a Change of Control of Borrower shall not be deemed an Event of Default if the proceeds from such Change of Control are sufficient to and are used to repay the amounts due under this Note in full.

b. Upon and during the continuance of an Event of Default, interest shall accrue on the unpaid balance of this Note from the date of such default at a rate per annum equal to four percent (4%) above the then applicable Effective Rate, or the highest rate allowed by applicable law, whichever is less, and the balance of this Note shall become immediately due and payable (A) without any action or notice of any kind on the part of Lender in the case of the occurrence of an Event of Default described in subparagraph 3.a.(v) above; or (B) in the case of other Events of Default, upon declaration of such default delivered to Borrower by Lender. Upon the occurrence of an Event of Default, Lender shall have all remedies available at law and in equity to enforce and collect this Note from Borrower, and the right at any time and from time to time to take such actions as it deems appropriate with respect to the Pledged Units and other Collateral (as defined below), accounting to Borrower for any excess amount realized on the Collateral over the amounts due in respect of this Note, and Borrower shall be liable for any deficiency.

4. Treatment of the Note Balance at the Closing Date. The portion of this Note associated with each of the Regulated Subsidiaries (other than SLO and Concord) is set forth on Exhibit A attached hereto. On the Closing Date, if either of Concord or SLO has not experienced its License Transfer Pre-Approval Date or License Transfer Date, then the specific Note payable by such Regulated Subsidiary shall remain owing and outstanding by such Regulated Subsidiary. On the Closing Date, if any Regulated Subsidiary, other than Pasadena, SLO or Concord, has not experienced its License Transfer Pre-Approval Date or License Transfer Date, then the portion of the outstanding Loan Amount set forth next to the name of such Regulated Subsidiary on Exhibit A shall be assigned to and assumed by such Regulated Subsidiary. If on the Closing Date, Pasadena has not yet experienced its Pasadena Ownership Transfer Date (as defined below), then the portion of the outstanding Note set forth next to Pasadena on Exhibit A shall be assigned to and assumed by Pasadena. For the purposes of this Note, “License Transfer Pre-Approval Date” means, with respect to each Regulated Subsidiary listed on Exhibit A, other than Pasadena, the date on which the municipal Governmental Authority for such Regulated Subsidiary has (after having received all transaction documents requested by it) indicated to Lender in writing (which includes e-mail) the change in ownership and control of such Regulated Subsidiary as contemplated by the Purchase Agreement, effective upon the Closing. For the purposes of this Note, “License Transfer Date” means, with respect to each Regulated Subsidiary listed on Exhibit A other than Pasadena, the date on which the Local Approvals for such Regulated Subsidiary have been issued and delivered in writing to Buyer. “Pasadena Ownership Transfer Date” means the date on which Borrower’s 9.5% ownership interest in Pasadena is transferred to Lender.

B. Pledge Agreement.

1. As collateral security for the punctual payment and performance of all existing and future indebtedness, obligations and other liabilities, absolute or contingent, direct or indirect, primary or secondary, of Borrower to Lender of any nature whatsoever under this Note, of Concord under the Concord Note, and of SLO under the SLO Note (all of such indebtedness, obligations and liabilities of Borrower being hereinafter sometimes referred to collectively as the “Obligations”), Borrower hereby grants to Lender a continuing first security interest in and first priority lien upon, and hereby pledges to Lender for its benefit, all of its right, title and interest in and to (i) all of Borrower’s right, title and interest in and to those entities listed on Exhibit B (the “Pledged Equity”), and all rights with respect to the Pledged Equity under the governing documents of each of the applicable Coastal Subsidiaries (the “Governing Documents”), including without limitation any distributions on account of, or any proceeds from the sale of, such Pledged Equity, in accordance with and as permitted by the Governing Documents, (ii) the Pasadena Agreement, as amended, and (iii) all accessions to, substitutions for and replacements, products and proceeds of any of the foregoing (the property and rights in (i) and (ii) above being collectively, the “Collateral”). Until the Obligations have been paid in full, Borrower shall not sell, assign, hypothecate, pledge or otherwise transfer all or any portion of the Pledged Equity, without Lender’s prior consent.

2. Until the Obligations have been paid in full, Borrower shall not sell, assign, hypothecate, pledge or otherwise transfer all or any portion of the Pledged Equity not yet released pursuant to Section B.1, without Lender’s prior consent.

3. Upon Lender’s receipt of the payment or satisfaction of the entire unpaid balance of this Note, Lender shall (1) return this Note to Borrower and (2) release its security interest in the remaining Collateral.

C. Certain Covenants.

1. Negative Covenants. Without limiting the generality of the Purchase Agreement, so long as any of this Note remains unpaid, Borrower shall not, and shall not cause or permit any of its Subsidiaries to do any of the following, without Lender’s prior written consent in its sole discretion:

(a) Issue, make, guaranty endorse or otherwise become liable for any Indebtedness (other than (x) the Indebtedness existing on the date hereof as disclosed pursuant to the Purchase Agreement, and (y) ordinary course working capital debt in an aggregate consolidated amount outstanding not greater than $1,000,000);

(b) Create, incur, assume or suffer to exist any Lien of any kind on any of their properties or assets (other than existing Liens securing Indebtedness existing on the date hereof as disclosed pursuant to the Purchase Agreement);

(c) Consummate a Change in Control or enter into any agreement with respect to a Change in Control, permit the Company to merge into or consolidate with any other entity, or permit any other entity to merge into or consolidate with the Company, or liquidate or dissolve; provided, that Borrower may engage in any of the foregoing if the proceeds of such action are sufficient to and will be used to repay the amounts due under this Note in full;

(d) acquire or make any loan or investment in or to any other business, person or entity, other than pursuant to the Pasadena Purchase Agreement;

(e) Sell, lease or otherwise dispose of any material assets, including any equity interest owned by it, other than the material assets associated with the Lompoc dispensary; provided, that Borrower may engage in any of the foregoing if all of the proceeds of such action are used to repay the amounts due under this Note;

(f) After any Purchase Termination, issue any additional equity interests or any rights with respect thereto, unless at least 50% of the proceeds thereof (net of expenses) are paid to Lender with respect to reduction of this Note; provided, that the foregoing shall not apply to issuance of equity interests or any rights with respect thereto for incentive compensation to employees of Borrower in the ordinary course of business;

(g) Cause or permit Borrower or any Subsidiary to amend or modify its charter, articles or certificate of organization or incorporation, operating agreement, bylaws or any other organizational or governing documents, other than those amendments that are expressly contemplated in the Purchase Agreement as a condition to Closing;

(h) Enter into or amend any contract, agreement, transaction or business arrangement, that would require disclosure pursuant to Section 3.19 of the Purchase Agreement; or increase any salary or compensation of any employee outside the ordinary course of business and not in excess of $10,000 in any event; or

(i) Declare or pay, directly or indirectly, any dividend or make any other distribution (whether in cash, property or combination thereof) or directly or indirectly purchase, redeem or retire any equity interests; provided, that the foregoing shall not apply with respect to the distribution of Purchase Consideration to the Coastal Unitholders in accordance with the terms and conditions of the Purchase Agreement and Holdback Agreement.

2. Affirmative Covenants. Without limiting the generality of the Purchase Agreement, at all times after thirty (30) days after a Purchase Termination (in the case of clauses (a), (c) and (d) below) and so long as any of this Note remains unpaid, Borrower shall and shall cause its Subsidiaries to do the following:

(a) Financial Statements. (i) not later than thirty (30) days after the last day of each calendar month, commencing on the last day of the first full calendar month after the facilities have been returned to Borrower, Borrower shall provide Lender with the consolidated balance sheet of Borrower and its Subsidiaries as of the last day of such month and the statements of income, and cash flows for the month, quarter (if applicable) and for the fiscal year to date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared in accordance with generally accepted accounting principles (subject to the absence of footnote disclosures and non-material year-end audit adjustments) and certified to by an officer of Borrower; and (ii) not later than ninety (90) days after the end of each fiscal year, Borrower shall provide Lender with consolidated balance sheet of Borrower and its Subsidiaries as of the last day of such year and the statements of income, and cash flows for such fiscal year then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared in accordance with generally accepted accounting principles, and reviewed by Borrower’s independent accounting firm.

(b) Notice of Material Events. Promptly after knowledge thereof shall have come to the attention of any Borrower, Borrower shall provide Lender with written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against any Borrower, and Subsidiary or any of their property which could reasonably be expected to be material, (ii) any Material Adverse Effect, and (iii) the occurrence of any Default or Event of Default hereunder.

(c) Inspection. Borrower shall permit Lender and its duly authorized representatives and agents to visit and inspect any of Borrower’s or any Subsidiary’s property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants at such reasonable times and intervals as Lender may designate and, so long as no Default exists, with reasonable prior notice to Borrower.

(d) Payment of Obligations. Borrower and its Subsidiaries shall pay in full, prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except for so long as, and to the extent that, the same shall be contested in good faith by appropriate and timely proceedings) for which it may be or become liable in relation to the Collateral or to which any or all of the Collateral may be or become subject or which may result in a lien having priority over the security interest granted to Lender pursuant hereto; (ii) pay in full all of its wage obligations to its employees in compliance with applicable laws which may result in a lien having priority over the security interest granted to Lender pursuant hereto; (iii) subject to any grace period contained therein, pay in full all of its other obligations calling for the payment of money (except for so long as, and to the extent that, the same shall be contested in good faith) on the due date thereof.

D. Termination, Waiver and Miscellaneous.

1. Waivers; Amendments. No delay on the part of Lender in exercising any of its options, powers or rights, and no partial or single exercise thereof, shall constitute a waiver thereof or of any other option, power or right. Lender shall not be deemed by any act or omission to have waived any such right or remedy or any default by Borrower hereunder unless such waiver is in writing and signed by the holder, and then only to the extent specifically set forth in the writing. Any such waiver shall not be construed as a continuing waiver or as a bar to or waiver of any right or remedy with respect to any other default by Borrower. None of the terms and conditions of this Note may be amended, modified or waived orally but only in a writing signed by Lender and Borrower.

2. Further Assurances; Immunities, etc. With respect to the Collateral and any security interest of Lender, Borrower shall take all such actions and file, record, make, execute and deliver all such notices and instruments as may be necessary or desirable in the opinion of Lender in order to vest more fully in and assure to Lender the security interest in the Collateral created hereby or intended so to be and the enforcement and realization of all of the benefits of the rights, remedies and powers of Lender hereunder relating to the Collateral. Without limiting the generality of the foregoing, if at any time hereafter, whether or not due to any change in circumstances (including without limitation any change in applicable law or any decision hereafter made by a court construing any applicable law), it is, in the opinion of counsel for Lender, necessary or desirable to file or record this Note or any financing statement or other instrument relating hereto, Borrower shall pay all fees, costs and expenses of such recording or filing and execute and deliver any instruments that Lender may deem necessary or appropriate to make such filing or recording effective. Borrower hereby irrevocably appoints Lender the attorney-in-fact of Borrower to perform, in the name of Borrower or Lender or otherwise, any and all acts, that Lender may deem necessary or appropriate to effect and continue the security created hereby or intended so to be or otherwise to preserve and protect the Collateral and the security interest of Lender therein, including filing any UCC financing statements, but nothing herein contained or otherwise shall require Lender to take any such action. Lender shall not be under any duty to anyone to send any notices, perform any services, vote, exercise any options or elections with respect to, pay any taxes or charges associated with, or otherwise take any action of any kind with respect to, any of the Collateral, including the Pledged Equity.

3. Certificated Equity. Within three Business Days following the date hereof, Borrower shall deliver to Lender all certificates and other instruments representing the Pledged Equity, if any, and irrevocable proxies and transfer powers executed in blank or other executed endorsements satisfactory to Lender.

4. Representations and Warranties.

a. Borrower has all requisite board and corporate power and authority to make the borrowings hereunder, to execute, deliver and perform its obligations under this Note and to consummate the transactions contemplated hereby. A written consent or meeting minutes of the board of managers and any other requisite governing body of Borrower authorizing and approving this Note have been provided to Lender and accurately reflect in all respects all corporate action of Borrower necessary to consummate the transactions contemplated hereby.

b. This Note has been duly and validly executed and delivered by Borrower and constitutes the legal, valid and binding obligations of Borrower, enforceable in accordance with the terms hereof, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

c. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any governmental authority is necessary or required in connection with the execution, delivery or performance of this Note by Borrower, except for those obtained or made on or prior to the date hereof which have been provided to Lender.

d. The execution, delivery and performance by Borrower of this Note do not (i) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon Borrower or any provision of the organizational documents of Borrower, (ii) contravene or constitute a default under any indenture or debt agreement or contractual obligation of Borrower or any of its property, or (iii) result in the creation or imposition of any lien on any property of Borrower.

5. Payment of Expenses. Borrower further agrees, subject only to the limitations above and others imposed by applicable law, to pay all expenses (including reasonable attorneys’ fees), incurred by Lender in connection with any Event of Default, including its endeavoring to collect any amounts payable hereunder which are not paid when due.

6. Notices. All notices, requests, demands, directions, declarations and other communications provided for herein shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) three (3) days after notice shall be deposited with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified (i) if to Borrower, at the address set forth in the Purchase Agreement, and (ii) if to Lender, at the address set forth in the Purchase Agreement, or (c) upon confirmation that notice shall have been received by electronic mail at the email address number specified for such party with its address. Any party may change its address for notice purposes by giving advance notice hereunder to the other party in accordance with this Section C.4.

7. Governing Law; Consent to Jurisdiction, etc. This Note shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of California. Borrower and Lender hereby consent to the jurisdiction of the courts of the San Jose, California in any action or proceeding that may be brought against Borrower or Lender under or in connection with this Note or any of the transactions contemplated hereby or to enforce any undertaking contained herein. Without limiting the generality of the foregoing, the provisions of Section 10.08 of the Purchase Agreement are hereby incorporated herein, mutatis mutandis.

8. Certain Waivers; Integration, etc. Borrower, for itself and for its successors, transferees and assigns hereby irrevocably (i) waives diligence, presentment and demand for payment, protest, notice, notice of protest and nonpayment, dishonor and notice of dishonor and all other demands or notices of any and every kind whatsoever (except as otherwise expressly set forth herein); and (ii) agrees that this Note and any or all payments coming due hereunder may be extended from time to time in the sole discretion of Lender hereof without in any way affecting or diminishing Borrower’s liabilities hereunder. This instrument, together with the Purchase Agreement, the Holdback Agreement, the Service Agreements, and the Exchange Rights Agreement states the entire agreement of the parties concerning the subject matter hereof, and it is acknowledged that there are no customs, usages, representations, or assurances referring to the subject matter, and no inducements leading to the execution or delivery hereof, other than those expressed herein.

9. Withholding Taxes. Borrower shall be entitled to deduct and withhold from interest, fees or other amounts payable to Lender pursuant to this Note all Taxes, duties, levies, imposts, fees, and/or charges that Borrower may be required to deduct and withhold under any applicable provision of Law (“Withholding Taxes”); provided, however, Borrower hereby agrees to indemnify and save Lender harmless from and against any liability (either directly or by way of deductions, withholding or otherwise) for any Withholding Taxes (other than (x) Taxes measured by Lender’s gross or net income, and (y) margin, excise, franchise or similar taxes imposed on Lender by the jurisdiction in which Lender is resident or engaged in business) (collectively, “Indemnified Taxes”), in respect of, or arising out of, the existence of, execution and delivery of, performance under, or enforcement of, this Note. If applicable Law requires Borrower to deduct any such Withholding Taxes, Borrower shall (a) promptly effect payment of the Withholding Tax to the appropriate Governmental Authorities, and (b) provide Lender within thirty (30) days of such payment official tax receipts or other evidence of payment issued by the appropriate Governmental Authorities. If Borrower is required under Applicable Law to make any deduction or withholding of any Indemnified Tax from any interest or other payments payable to Lender under this Note, Borrower shall promptly and without any requirement of notice by Lender, pay to Lender a sum that, after deduction of all applicable Taxes thereon, results in Lender receiving the amounts of interest or other payment that would have been received by Lender if such deduction or withholding were not required.

10. Miscellaneous. This Note shall bind and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower shall not have the right to assign any of Borrower’s rights or obligations hereunder or in the Collateral without the prior written consent of Lender. No persons other than Borrower and Lender and the respective assignees of Lender (including any creditors of Lender to which Lender may assign its rights hereunder) are intended to be benefitted hereby or shall have any rights hereunder, as third-party beneficiaries or otherwise. This Note may be executed in any number of counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute but one and the same instrument. Any provision of this Note, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remainder of this Note or the validity or enforceability of such provision in any other jurisdiction. The term “Lender” shall apply equally to the initial Lender specified above and to any holder to which this Note may be assigned.

* * * * * *

IN WITNESS WHEREOF, Borrower and Lender have executed and delivered this Note and Pledge Agreement as of the day and year first above written.

BORROWER:

COASTAL HOLDING COMPANY, LLC

By:	/s/ Julian Michalowski
Name: Julian Michalowski
Title: CEO

LENDER:

COAST L ACQUISITION CORP.

By:	/s/ Michael Batesole
Name: Michael B. Batesole
Title: Chief Financial Officer

[Signature Page to Note and Pledge Agreement]

Exhibit A

Loan Amount

Regulated Subsidiary	Loan Amount
Santa Barbara	$	[***]
Pasadena	$	[***]
Stockton	$	[***]
Vallejo	$	[***]
West LA	$	[***]

***Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit B

Pledged Equity

•	Coastal Dispensary, LLC

•	Coastal Distribution, LLC

•	Coastal Manufacturing, LLC

•	Coastal Delivery Services, LLC

•	Coastal Delivery SLO, LLC

•	Coastal Retail Concord, LLC

•	Coastal Retail Lompoc, LLC

•	Southern California Collective, Inc.

•	Varda, Inc.

•	ReLeaf Alternative, Inc.

Execution Version

NOTE

$810,000	October 1, 2021

The undersigned, Coastal Delivery SLO, LLC, a California limited liability company (“Borrower”) is to become indebted to Coast L Acquisition Corp., a Delaware corporation (“Lender”) in the amount of $810,000, or such greater or lesser amount as may be outstanding, pursuant to that certain Unit Purchase Agreement, dated as of October 1, 2021, among certain members of Borrower, Lender, Coastal Holding Company, LLC (“Coastal”) and the other parties thereto (the “Purchase Agreement”), under which, among other things, Lender will advance the Loan Amount to Borrower, to be evidenced by this Note and (this “Note”). Capitalized terms used but not otherwise defined in this Note have the meanings given to such terms in the Purchase Agreement.

NOW, THEREFORE, to induce Lender to fund the Loan Amount to and on behalf of Borrower, and in consideration of the mutual covenants contained herein, the parties hereto, each intending to be legally bound hereby, covenant and agrees as follows:

A. Promissory Note.

1. Terms. FOR VALUE RECEIVED, Borrower hereby promises to pay to Lender, in lawful money of the United States of America, without demand, defalcation, set off or deduction, the principal sum of EIGHT HUNDRED TEN THOUSAND DOLLARS ($810,000), or such greater or lesser amount as may be outstanding, at the time or times stated below. Unless previously paid and satisfied, or accelerated as provided below, the outstanding balance of this Note shall be due and payable in full on the second anniversary of the date hereof; provided that if during such two year period the Purchase Agreement terminates in accordance with its terms (a “Purchase Termination”), other than a Fault Termination (defined below), then this Note will mature on the second anniversary of the Purchase Termination (such applicable date being referred to as the “Maturity Date”). Interest shall accrue on the outstanding balance of this Note at a fixed rate of one percent (1%) per annum and shall be payable in full on the Maturity Date; provided that in the event of a Purchase Termination, interest shall thereafter accrue and be payable quarterly in arrears at the following rates, as applicable until this Note has been paid in full: (i) 1% during the first 90 days after the Purchase Termination, (ii) 5% during the second 90 days following the Purchase Termination, (iii) 7% for the third 90 days after the Purchase Termination, (iv) 9% during the fourth 90 days after the Purchase Termination, and (iv) 12% at all times thereafter until this Note has been paid in full. The interest rate as established above is referred to herein as the “Effective Rate.”

2. Prepayments. Borrower may, without penalty or premium, prepay this Note in full or in part at any time. All prepayments shall be applied to outstanding fees and expenses, if any, accrued interest and then principal, in that order. All payments of under this Note shall be made to Lender at Lender’s chief executive office, or such other place as Lender may designate from time to time hereafter.

3. Events of Default.

a. Borrower shall be in default hereunder upon the first occurrence of any of the following events (each an “Event of Default”): (i) if Borrower fails to pay any sum due hereunder on the applicable due date therefor; (ii) if any written representation or warranty now or hereafter made by Borrower or Coastal in connection with the debt evidenced by this Note is false or incorrect in any material respect, or Borrower is in breach of any covenant or obligation hereunder, and any such breach or inaccuracy is not cured within fifteen (15) days after Borrower’s receipt of written notice thereof; (iii) the Purchase Agreement is terminated pursuant to Section 8.02(c) of the Purchase Agreement or otherwise due to willful and material breach of the Purchase Agreement by Coastal (a “Fault Termination”); (iv) if Borrower shall declare or commence any voluntary proceeding for bankruptcy or insolvency; (v) if there shall be commenced against Borrower any involuntary proceeding for bankruptcy or insolvency, which remains undismissed, undischarged or unbonded for a period of ninety (90) days; (vi) any “Event of Default” shall have occurred and be continuing under the Note and Pledge Agreement of even date herewith between Coastal, as borrower, and Lender, as lender (unless such Event of Default occurs after the Closing under the Purchase Agreement); or (vii) a Change of Control of Borrower. For purposes of this Note, a “Change of Control” shall mean any of the following (other than in a transaction with Lender or its Affiliates): (A) a transaction or series of related transactions in which a person, or a group of related persons, acquires from the unitholders of Borrower units representing more than fifty percent (50%) of the outstanding voting power of Borrower; (B) a merger or consolidation in which Borrower is a constituent party or a subsidiary of Borrower is a constituent party and Borrower issues units pursuant to such merger or consolidation, except any such merger or consolidation involving Borrower or a subsidiary in which the units of Borrower outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for units of Borrower that represent, immediately following such merger or consolidation, at least a majority of the equity interests of (1) the surviving or resulting entity; or (2) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent company of such surviving or resulting entity; (C) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Borrower or any subsidiary of Borrower of all or substantially all the assets of Borrower and its subsidiaries taken as a whole, other than the sale of the assets associated with the Lompoc dispensary; (D) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of Borrower if substantially all of the assets of Borrower and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of Borrower; or (E) any liquidation, dissolution or winding up of Borrower, whether voluntary or involuntary. Notwithstanding the foregoing, a Change of Control of Borrower shall not be deemed an Event of Default if the proceeds from such Change of Control are sufficient to and are used to repay the amounts due under this Note in full.

b. Upon and during the continuance of an Event of Default, interest shall accrue on the unpaid balance of this Note from the date of such default at a rate per annum equal to twelve percent (12%), or the highest rate allowed by applicable law, whichever is less, and the balance of this Note shall become immediately due and payable (A) without any action or notice of any kind on the part of Lender in the case of the occurrence of an Event of Default described in subparagraph 3.a.(v) above; or (B) in the case of other Events of Default, upon declaration of such default delivered to Borrower by Lender. Upon the occurrence of an Event of Default, Lender shall have all remedies available at law and in equity to enforce and collect this Note from Borrower.

B. Certain Covenants.

1. Negative Covenants. Without limiting the generality of the Purchase Agreement, so long as any of this Note remains unpaid, Borrower shall not, and shall not cause or permit any of its Subsidiaries to do any of the following, without Lender’s prior written consent in its sole discretion:

(a) Issue, make, guaranty endorse or otherwise become liable for any Indebtedness (other than (x) the Indebtedness existing on the date hereof as disclosed pursuant to the Purchase Agreement, and (y) ordinary course working capital debt in an aggregate consolidated amount outstanding not greater than $100,000);

(b) Create, incur, assume or suffer to exist any Lien of any kind on any of their properties or assets (other than existing Liens securing Indebtedness existing on the date hereof as disclosed pursuant to the Purchase Agreement);

(c) Consummate a Change in Control or enter into any agreement with respect to a Change in Control, permit the Company to merge into or consolidate with any other entity, or permit any other entity to merge into or consolidate with the Company, or liquidate or dissolve; provided, that Borrower may engage in any of the foregoing if the proceeds of such action are sufficient to and will be used to repay the amounts due under this Note in full;

(d) acquire or make any loan or investment in or to any other business, person or entity;

(e) Sell, lease or otherwise dispose of any material assets, including any equity interest owned by it; provided, that Borrower may engage in any of the foregoing if all of the proceeds of such action are used to repay the amounts due under this Note;

(f) Issue any additional equity interests or any rights with respect thereto, unless at least 50% of the proceeds thereof (net of expenses) are paid to Lender with respect to reduction of this Note; provided, that the foregoing shall not apply to issuance of equity interests or any rights with respect thereto for incentive compensation to employees of Borrower in the ordinary course of business;

(g) Cause or permit Borrower or any Subsidiary to amend or modify its charter, articles or certificate of organization or incorporation, operating agreement, bylaws or any other organizational or governing documents, other than those amendments that are expressly contemplated in the Purchase Agreement as a condition to Closing;

(h) Enter into or amend any contract, agreement, transaction or business arrangement, that would require disclosure pursuant to Section 3.19 of the Purchase Agreement; or increase any salary or compensation of any employee outside the ordinary course of business and not in excess of $10,000 in any event; or

(i) Declare or pay, directly or indirectly, any dividend or make any other distribution (whether in cash, property or combination thereof) or directly or indirectly purchase, redeem or retire any equity interests; provided, that the foregoing shall not apply with respect to the distribution of Purchase Consideration to the Coastal Unitholders in accordance with the terms and conditions of the Purchase Agreement and Holdback Agreement.

2. Affirmative Covenants. Without limiting the generality of the Purchase Agreement, at all times after thirty (30) days after a Purchase Termination (in the case of clauses (a), (c) and (d) below) and so long as any of this Note remains unpaid, Borrower shall and shall cause its Subsidiaries to do the following:

(a) Financial Statements. (i) not later than thirty (30) days after the last day of each calendar month, commencing on the last day of the first full calendar month after the facilities have been returned to Borrower, Borrower shall provide Lender with the consolidated balance sheet of Borrower and its Subsidiaries as of the last day of such month and the statements of income, and cash flows for the month, quarter (if applicable) and for the fiscal year to date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared in accordance with generally accepted accounting principles (subject to the absence of footnote disclosures and non-material year-end audit adjustments) and certified to by an officer of Borrower; and (ii) not later than ninety (90) days after the end of each fiscal year, Borrower shall provide Lender with consolidated balance sheet of Borrower and its Subsidiaries as of the last day of such year and the statements of income, and cash flows for such fiscal year then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared in accordance with generally accepted accounting principles, and reviewed by Borrower’s independent accounting firm.

(b) Notice of Material Events. Promptly after knowledge thereof shall have come to the attention of any Borrower, Borrower shall provide Lender with written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against any Borrower, and Subsidiary or any of their property which could reasonably be expected to be material, (ii) any Material Adverse Effect, and (iii) the occurrence of any Default or Event of Default hereunder.

(c) Inspection. Borrower shall permit Lender and its duly authorized representatives and agents to visit and inspect any of Borrower’s or any Subsidiary’s property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants at such reasonable times and intervals as Lender may designate and, so long as no Default exists, with reasonable prior notice to Borrower.

C. Termination, Waiver and Miscellaneous.

1. Waivers; Amendments. No delay on the part of Lender in exercising any of its options, powers or rights, and no partial or single exercise thereof, shall constitute a waiver thereof or of any other option, power or right. Lender shall not be deemed by any act or omission to have waived any such right or remedy or any default by Borrower hereunder unless such waiver is in writing and signed by the holder, and then only to the extent specifically set forth in the writing. Any such waiver shall not be construed as a continuing waiver or as a bar to or waiver of any right or remedy with respect to any other default by Borrower. None of the terms and conditions of this Note may be amended, modified or waived orally but only in a writing signed by Lender and Borrower.

2. Representations and Warranties.

a. Borrower has all requisite board and corporate power and authority to make the borrowings hereunder, to execute, deliver and perform its obligations under this Note and to consummate the transactions contemplated hereby. A written consent or meeting minutes of the board of managers and any other requisite governing body of Borrower authorizing and approving this Note have been provided to Lender and accurately reflect in all respects all corporate action of Borrower necessary to consummate the transactions contemplated hereby.

b. This Note has been duly and validly executed and delivered by Borrower and constitutes the legal, valid and binding obligations of Borrower, enforceable in accordance with the terms hereof, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

c. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any governmental authority is necessary or required in connection with the execution, delivery or performance of this Note by Borrower, except for those obtained or made on or prior to the date hereof which have been provided to Lender.

d. The execution, delivery and performance by Borrower of this Note do not (i) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon Borrower or any provision of the organizational documents of Borrower, (ii) contravene or constitute a default under any indenture or debt agreement or contractual obligation of Borrower or any of its property, or (iii) result in the creation or imposition of any lien on any property of Borrower.

3. Payment of Expenses. Borrower further agrees, subject only to the limitations above and others imposed by applicable law, to pay all expenses (including reasonable attorneys’ fees), incurred by Lender in connection with any Event of Default, including its endeavoring to collect any amounts payable hereunder which are not paid when due.

4. Notices. All notices, requests, demands, directions, declarations and other communications provided for herein shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) three (3) days after notice shall be deposited with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified (i) if to Borrower, at the address set forth in the Purchase Agreement, and (ii) if to Lender, at the address set forth in the Purchase Agreement, or (c) upon confirmation that notice shall have been received by electronic mail at the email address number specified for such party with its address. Any party may change its address for notice purposes by giving advance notice hereunder to the other party in accordance with this Section C.4.

5. Governing Law; Consent to Jurisdiction, etc. This Note shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of California. Borrower and Lender hereby consent to the jurisdiction of the courts of the San Jose, California in any action or proceeding that may be brought against Borrower or Lender under or in connection with this Note or any of the transactions contemplated hereby or to enforce any undertaking contained herein. Without limiting the generality of the foregoing, the provisions of Section 10.08 of the Purchase Agreement are hereby incorporated herein, mutatis mutandis.

6. Certain Waivers; Integration, etc. Borrower, for itself and for its successors, transferees and assigns hereby irrevocably (i) waives diligence, presentment and demand for payment, protest, notice, notice of protest and nonpayment, dishonor and notice of dishonor and all other demands or notices of any and every kind whatsoever (except as otherwise expressly set forth herein); and (ii) agrees that this Note and any or all payments coming due hereunder may be extended from time to time in the sole discretion of Lender hereof without in any way affecting or diminishing Borrower’s liabilities hereunder. This instrument, together with the Purchase Agreement, the Holdback Agreement, the Service Agreements, and the Exchange Rights Agreement states the entire agreement of the parties concerning the subject matter hereof, and it is acknowledged that there are no customs, usages, representations, or assurances referring to the subject matter, and no inducements leading to the execution or delivery hereof, other than those expressed herein.

7. Withholding. Borrower shall be entitled to deduct and withhold from interest, fees or other amounts payable to Lender pursuant to this Note all Taxes, duties, levies, imposts, fees, and/or charges that Borrower may be required to deduct and withhold under any applicable provision of Law (“Withholding Taxes”); provided, however, Borrower hereby agrees to indemnify and save Lender harmless from and against any liability (either directly or by way of deductions, withholding or otherwise) for any Withholding Taxes (other than (x) Taxes measured by Lender’s gross or net income, and (y) margin, excise, franchise or similar taxes imposed on Lender by the jurisdiction in which Lender is resident or engaged in business) (collectively, “Indemnified Taxes”), in respect of, or arising out of, the existence of, execution and delivery of, performance under, or enforcement of, this Note. If applicable Law requires Borrower to deduct any such Withholding Taxes, Borrower shall (a) promptly effect payment of the Withholding Tax to the appropriate Governmental Authorities, and (b) provide Lender within thirty (30) days of such payment official tax receipts or other evidence of payment issued by the appropriate Governmental Authorities. If Borrower is required under Applicable Law to make any deduction or withholding of any Indemnified Tax from any interest or other payments payable to Lender under this Note, Borrower shall promptly and without any requirement of notice by Lender, pay to Lender a sum that, after deduction of all applicable Taxes thereon, results in Lender receiving the amounts of interest or other payment that would have been received by Lender if such deduction or withholding were not required.

8. Miscellaneous. This Note shall bind and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower shall not have the right to assign any of Borrower’s rights or obligations hereunder without the prior written consent of Lender. No persons other than Borrower and Lender and the respective assignees of Lender (including any creditors of Lender to which Lender may assign its rights hereunder) are intended to be benefitted hereby or shall have any rights hereunder, as third-party beneficiaries or otherwise. This Note may be executed in any number of counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute but one and the same instrument. Any provision of this Note, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remainder of this Note or the validity or enforceability of such provision in any other jurisdiction. The term “Lender” shall apply equally to the initial Lender specified above and to any holder to which this Note may be assigned.

* * * * * *

IN WITNESS WHEREOF, Borrower and Lender have executed and delivered this Note as of the day and year first above written.

BORROWER:

COASTAL DELIVERY SLO, LLC

By: /s/ Julian Michalowski
Name: Julian Michalowski
Tite: CEO

LENDER:

COAST L ACQUISITION CORP.

By: /s/ Michael Batesole
Name: Michael B. Batesole
Tite: Chief Financial Officer

[Signature Page to Note (SLO)]

Execution Version

NOTE

$1,215,000	October 1, 2021

The undersigned, Coastal Retail Concord, LLC, a California limited liability company (“Borrower”) is to become indebted to Coast L Acquisition Corp., a Delaware corporation (“Lender”) in the amount of $1,215,000, or such greater or lesser amount as may be outstanding, pursuant to that certain Unit Purchase Agreement, dated as of October 1, 2021, among certain members of Borrower, Lender, Coastal Holding Company, LLC (“Coastal”) and the other parties thereto (the “Purchase Agreement”), under which, among other things, Lender will advance the Loan Amount to Borrower, to be evidenced by this Note and (this “Note”). Capitalized terms used but not otherwise defined in this Note have the meanings given to such terms in the Purchase Agreement.

NOW, THEREFORE, to induce Lender to fund the Loan Amount to and on behalf of Borrower, and in consideration of the mutual covenants contained herein, the parties hereto, each intending to be legally bound hereby, covenant and agrees as follows:

A. Promissory Note.

1. Terms. FOR VALUE RECEIVED, Borrower hereby promises to pay to Lender, in lawful money of the United States of America, without demand, defalcation, set off or deduction, the principal sum of ONE MILLION TWO HUNDRED FIFTEEN THOUSAND DOLLARS ($1,215,000), or such greater or lesser amount as may be outstanding, at the time or times stated below. Unless previously paid and satisfied, or accelerated as provided below, the outstanding balance of this Note shall be due and payable in full on the second anniversary of the date hereof; provided that if during such two year period the Purchase Agreement terminates in accordance with its terms (a “Purchase Termination”), other than a Fault Termination (defined below), then this Note will mature on the second anniversary of the Purchase Termination (such applicable date being referred to as the “Maturity Date”). Interest shall accrue on the outstanding balance of this Note at a fixed rate of one percent (1%) per annum and shall be payable in full on the Maturity Date; provided that in the event of a Purchase Termination, interest shall thereafter accrue and be payable quarterly in arrears at the following rates, as applicable until this Note has been paid in full: (i) 1% during the first 90 days after the Purchase Termination, (ii) 5% during the second 90 days following the Purchase Termination, (iii) 7% for the third 90 days after the Purchase Termination, (iv) 9% during the fourth 90 days after the Purchase Termination, and (iv) 12% at all times thereafter until this Note has been paid in full. The interest rate as established above is referred to herein as the “Effective Rate.”

2. Prepayments. Borrower may, without penalty or premium, prepay this Note in full or in part at any time. All prepayments shall be applied to outstanding fees and expenses, if any, accrued interest and then principal, in that order. All payments of under this Note shall be made to Lender at Lender’s chief executive office, or such other place as Lender may designate from time to time hereafter.

3. Events of Default.

a. Borrower shall be in default hereunder upon the first occurrence of any of the following events (each an “Event of Default”): (i) if Borrower fails to pay any sum due hereunder on the applicable due date therefor; (ii) if any written representation or warranty now or hereafter made by Borrower or Coastal in connection with the debt evidenced by this Note is false or incorrect in any material respect, or Borrower is in breach of any covenant or obligation hereunder, and any such breach or inaccuracy is not cured within fifteen (15) days after Borrower’s receipt of written notice thereof; (iii) the Purchase Agreement is terminated pursuant to Section 8.02(c) of the Purchase Agreement or otherwise due to willful and material breach of the Purchase Agreement by Coastal (a “Fault Termination”); (iv) if Borrower shall declare or commence any voluntary proceeding for bankruptcy or insolvency; (v) if there shall be commenced against Borrower any involuntary proceeding for bankruptcy or insolvency, which remains undismissed, undischarged or unbonded for a period of ninety (90) days; (vi) any “Event of Default” shall have occurred and be continuing under the Note and Pledge Agreement of even date herewith between Coastal, as borrower, and Lender, as lender (unless such Event of Default occurs after the Closing under the Purchase Agreement); or (vii) a Change of Control of Borrower. For purposes of this Note, a “Change of Control” shall mean any of the following (other than in a transaction with Lender or its Affiliates): (A) a transaction or series of related transactions in which a person, or a group of related persons, acquires from the unitholders of Borrower units representing more than fifty percent (50%) of the outstanding voting power of Borrower; (B) a merger or consolidation in which Borrower is a constituent party or a subsidiary of Borrower is a constituent party and Borrower issues units pursuant to such merger or consolidation, except any such merger or consolidation involving Borrower or a subsidiary in which the units of Borrower outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for units of Borrower that represent, immediately following such merger or consolidation, at least a majority of the equity interests of (1) the surviving or resulting entity; or (2) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent company of such surviving or resulting entity; (C) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Borrower or any subsidiary of Borrower of all or substantially all the assets of Borrower and its subsidiaries taken as a whole, other than the sale of the assets associated with the Lompoc dispensary; (D) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of Borrower if substantially all of the assets of Borrower and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of Borrower; or (E) any liquidation, dissolution or winding up of Borrower, whether voluntary or involuntary. Notwithstanding the foregoing, a Change of Control of Borrower shall not be deemed an Event of Default if the proceeds from such Change of Control are sufficient to and are used to repay the amounts due under this Note in full.

b. Upon and during the continuance of an Event of Default, interest shall accrue on the unpaid balance of this Note from the date of such default at a rate per annum equal to twelve percent (12%), or the highest rate allowed by applicable law, whichever is less, and the balance of this Note shall become immediately due and payable (A) without any action or notice of any kind on the part of Lender in the case of the occurrence of an Event of Default described in subparagraph 3.a.(v) above; or (B) in the case of other Events of Default, upon declaration of such default delivered to Borrower by Lender. Upon the occurrence of an Event of Default, Lender shall have all remedies available at law and in equity to enforce and collect this Note from Borrower.

B. Certain Covenants.

1. Negative Covenants. Without limiting the generality of the Purchase Agreement, so long as any of this Note remains unpaid, Borrower shall not, and shall not cause or permit any of its Subsidiaries to do any of the following, without Lender’s prior written consent in its sole discretion:

(a) Issue, make, guaranty endorse or otherwise become liable for any Indebtedness (other than (x) the Indebtedness existing on the date hereof as disclosed pursuant to the Purchase Agreement, and (y) ordinary course working capital debt in an aggregate consolidated amount outstanding not greater than $100,000);

(b) Create, incur, assume or suffer to exist any Lien of any kind on any of their properties or assets (other than existing Liens securing Indebtedness existing on the date hereof as disclosed pursuant to the Purchase Agreement);

(c) Consummate a Change in Control or enter into any agreement with respect to a Change in Control, permit the Company to merge into or consolidate with any other entity, or permit any other entity to merge into or consolidate with the Company, or liquidate or dissolve; provided, that Borrower may engage in any of the foregoing if the proceeds of such action are sufficient to and will be used to repay the amounts due under this Note in full;

(d) acquire or make any loan or investment in or to any other business, person or entity;

(e) Sell, lease or otherwise dispose of any material assets, including any equity interest owned by it; provided, that Borrower may engage in any of the foregoing if all of the proceeds of such action are used to repay the amounts due under this Note;

(f) Issue any additional equity interests or any rights with respect thereto, unless at least 50% of the proceeds thereof (net of expenses) are paid to Lender with respect to reduction of this Note; provided, that the foregoing shall not apply to issuance of equity interests or any rights with respect thereto for incentive compensation to employees of Borrower in the ordinary course of business;

(g) Cause or permit Borrower or any Subsidiary to amend or modify its charter, articles or certificate of organization or incorporation, operating agreement, bylaws or any other organizational or governing documents, other than those amendments that are expressly contemplated in the Purchase Agreement as a condition to Closing;

(h) Enter into or amend any contract, agreement, transaction or business arrangement, that would require disclosure pursuant to Section 3.19 of the Purchase Agreement; or increase any salary or compensation of any employee outside the ordinary course of business and not in excess of $10,000 in any event; or

(i) Declare or pay, directly or indirectly, any dividend or make any other distribution (whether in cash, property or combination thereof) or directly or indirectly purchase, redeem or retire any equity interests; provided, that the foregoing shall not apply with respect to the distribution of Purchase Consideration to the Coastal Unitholders in accordance with the terms and conditions of the Purchase Agreement and Holdback Agreement.

2. Affirmative Covenants. Without limiting the generality of the Purchase Agreement, at all times after thirty (30) days after a Purchase Termination (in the case of clauses (a), (c) and (d) below) and so long as any of this Note remains unpaid, Borrower shall and shall cause its Subsidiaries to do the following:

(a) Financial Statements. (i) not later than thirty (30) days after the last day of each calendar month, commencing on the last day of the first full calendar month after the facilities have been returned to Borrower, Borrower shall provide Lender with the consolidated balance sheet of Borrower and its Subsidiaries as of the last day of such month and the statements of income, and cash flows for the month, quarter (if applicable) and for the fiscal year to date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared in accordance with generally accepted accounting principles (subject to the absence of footnote disclosures and non-material year-end audit adjustments) and certified to by an officer of Borrower; and (ii) not later than ninety (90) days after the end of each fiscal year, Borrower shall provide Lender with consolidated balance sheet of Borrower and its Subsidiaries as of the last day of such year and the statements of income, and cash flows for such fiscal year then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared in accordance with generally accepted accounting principles, and reviewed by Borrower’s independent accounting firm.

(b) Notice of Material Events. Promptly after knowledge thereof shall have come to the attention of any Borrower, Borrower shall provide Lender with written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against any Borrower, and Subsidiary or any of their property which could reasonably be expected to be material, (ii) any Material Adverse Effect, and (iii) the occurrence of any Default or Event of Default hereunder.

(c) Inspection. Borrower shall permit Lender and its duly authorized representatives and agents to visit and inspect any of Borrower’s or any Subsidiary’s property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants at such reasonable times and intervals as Lender may designate and, so long as no Default exists, with reasonable prior notice to Borrower.

C. Termination, Waiver and Miscellaneous.

1. Waivers; Amendments. No delay on the part of Lender in exercising any of its options, powers or rights, and no partial or single exercise thereof, shall constitute a waiver thereof or of any other option, power or right. Lender shall not be deemed by any act or omission to have waived any such right or remedy or any default by Borrower hereunder unless such waiver is in writing and signed by the holder, and then only to the extent specifically set forth in the writing. Any such waiver shall not be construed as a continuing waiver or as a bar to or waiver of any right or remedy with respect to any other default by Borrower. None of the terms and conditions of this Note may be amended, modified or waived orally but only in a writing signed by Lender and Borrower.

2. Representations and Warranties.

a. Borrower has all requisite board and corporate power and authority to make the borrowings hereunder, to execute, deliver and perform its obligations under this Note and to consummate the transactions contemplated hereby. A written consent or meeting minutes of the board of managers and any other requisite governing body of Borrower authorizing and approving this Note have been provided to Lender and accurately reflect in all respects all corporate action of Borrower necessary to consummate the transactions contemplated hereby.

b. This Note has been duly and validly executed and delivered by Borrower and constitutes the legal, valid and binding obligations of Borrower, enforceable in accordance with the terms hereof, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

c. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any governmental authority is necessary or required in connection with the execution, delivery or performance of this Note by Borrower, except for those obtained or made on or prior to the date hereof which have been provided to Lender.

d. The execution, delivery and performance by Borrower of this Note do not (i) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon Borrower or any provision of the organizational documents of Borrower, (ii) contravene or constitute a default under any indenture or debt agreement or contractual obligation of Borrower or any of its property, or (iii) result in the creation or imposition of any lien on any property of Borrower.

3. Payment of Expenses. Borrower further agrees, subject only to the limitations above and others imposed by applicable law, to pay all expenses (including reasonable attorneys’ fees), incurred by Lender in connection with any Event of Default, including its endeavoring to collect any amounts payable hereunder which are not paid when due.

4. Notices. All notices, requests, demands, directions, declarations and other communications provided for herein shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) three (3) days after notice shall be deposited with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified (i) if to Borrower, at the address set forth in the Purchase Agreement, and (ii) if to Lender, at the address set forth in the Purchase Agreement, or (c) upon confirmation that notice shall have been received by electronic mail at the email address number specified for such party with its address. Any party may change its address for notice purposes by giving advance notice hereunder to the other party in accordance with this Section C.4.

5. Governing Law; Consent to Jurisdiction, etc. This Note shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of California. Borrower and Lender hereby consent to the jurisdiction of the courts of the San Jose, California in any action or proceeding that may be brought against Borrower or Lender under or in connection with this Note or any of the transactions contemplated hereby or to enforce any undertaking contained herein. Without limiting the generality of the foregoing, the provisions of Section 10.08 of the Purchase Agreement are hereby incorporated herein, mutatis mutandis.

6. Certain Waivers; Integration, etc. Borrower, for itself and for its successors, transferees and assigns hereby irrevocably (i) waives diligence, presentment and demand for payment, protest, notice, notice of protest and nonpayment, dishonor and notice of dishonor and all other demands or notices of any and every kind whatsoever (except as otherwise expressly set forth herein); and (ii) agrees that this Note and any or all payments coming due hereunder may be extended from time to time in the sole discretion of Lender hereof without in any way affecting or diminishing Borrower’s liabilities hereunder. This instrument, together with the Purchase Agreement, the Holdback Agreement, the Service Agreements, and the Exchange Rights Agreement states the entire agreement of the parties concerning the subject matter hereof, and it is acknowledged that there are no customs, usages, representations, or assurances referring to the subject matter, and no inducements leading to the execution or delivery hereof, other than those expressed herein.

7. Withholding. Borrower shall be entitled to deduct and withhold from interest, fees or other amounts payable to Lender pursuant to this Note all Taxes, duties, levies, imposts, fees, and/or charges that Borrower may be required to deduct and withhold under any applicable provision of Law (“Withholding Taxes”); provided, however, Borrower hereby agrees to indemnify and save Lender harmless from and against any liability (either directly or by way of deductions, withholding or otherwise) for any Withholding Taxes (other than (x) Taxes measured by Lender’s gross or net income, and (y) margin, excise, franchise or similar taxes imposed on Lender by the jurisdiction in which Lender is resident or engaged in business) (collectively, “Indemnified Taxes”), in respect of, or arising out of, the existence of, execution and delivery of, performance under, or enforcement of, this Note. If applicable Law requires Borrower to deduct any such Withholding Taxes, Borrower shall (a) promptly effect payment of the Withholding Tax to the appropriate Governmental Authorities, and (b) provide Lender within thirty (30) days of such payment official tax receipts or other evidence of payment issued by the appropriate Governmental Authorities. If Borrower is required under Applicable Law to make any deduction or withholding of any Indemnified Tax from any interest or other payments payable to Lender under this Note, Borrower shall promptly and without any requirement of notice by Lender, pay to Lender a sum that, after deduction of all applicable Taxes thereon, results in Lender receiving the amounts of interest or other payment that would have been received by Lender if such deduction or withholding were not required.

8. Miscellaneous. This Note shall bind and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower shall not have the right to assign any of Borrower’s rights or obligations hereunder without the prior written consent of Lender. No persons other than Borrower and Lender and the respective assignees of Lender (including any creditors of Lender to which Lender may assign its rights hereunder) are intended to be benefitted hereby or shall have any rights hereunder, as third-party beneficiaries or otherwise. This Note may be executed in any number of counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute but one and the same instrument. Any provision of this Note, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remainder of this Note or the validity or enforceability of such provision in any other jurisdiction. The term “Lender” shall apply equally to the initial Lender specified above and to any holder to which this Note may be assigned.

* * * * * *

IN WITNESS WHEREOF, Borrower and Lender have executed and delivered this Note as of the day and year first above written.

BORROWER:

COASTAL RETAIL CONCORD, LLC

By:	/s/ Julian Michalowski
Name: Julian Michalowski
Tite: CEO

LENDER:

COAST L ACQUISITION CORP.

By:	/s/ Michael Batesole
Name: Michael B. Batesole
Tite: Chief Financial Officer

[Signature Page to Note (Concord)]

EXHIBIT C

FORM OF SERVICE AGREEMENT

Management Services Agreement

between

Caliva MSA, LLC

and

Coastal Holding Company, LLC

and

[Coastal Entity]

dated as of

October [__], 2021

Management Services Agreement

This Management Services Agreement (this “Agreement”), dated as of October [__], 2021 (the “Signing Date”), is entered into by and among Caliva MSA, LLC, with offices located at 1550 Leigh Avenue, San Jose, CA 95125 (the “Manager”), Coastal Holding Company, LLC, a California limited liability company, with offices located at 819 Reddick St., Suite D, Santa Barbara, CA 93103 (the “Parent”), and [Coastal Entity], with offices located at [_________] (“Customer”). Capitalized Terms used herein but not defined herein will have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, Customer is in the business of one or more of the following activities: (a) the ownership, operation and/or management of any California-licensed Cannabis, manufacturing, production or distribution facilities, dispensaries or related businesses; and (b) the development, manufacture, production, distribution, marketing, offering for sale, distribution, delivery and/or sale of any products or services, in each case, relating to Cannabis (the “Business”), operating in a facility located at [__________] (the “Facility”);

WHEREAS, Manager has knowledge and experience in development, operations, management, administration, and advising businesses engaged in activities related to Cannabis manufacturing, production, distribution, retail dispensaries and delivery services or related businesses. The Customer desires to obtain the benefit of Manager’s knowledge and experience and to retain Manager to provide services, as set forth in this Agreement, regarding the operation and management of the Business at the Facility pursuant to all applicable state and local laws;

WHEREAS, in connection with the transactions contemplated under that certain Unit Purchase Agreement, among Parent, an [Affiliate of Manager], and other parties signatory thereto, dated [___________, 2021] (the “Purchase Agreement”), Customer desires to retain Manager to manage and operate all aspects of the Business on a day-to-day basis, including, without limitation, providing the services described in more detail in the Statement of Work attached hereto as Exhibit A (the “Services”), upon and subject to the terms and conditions contemplated hereunder;

WHEREAS, the Parent owns or controls substantially all of the assets of Customer and will receive substantial financial benefit from the transactions contemplated under the Purchase Agreement, and Parent desires to be a party to this Agreement for purposes guaranteeing and enforcing the terms of this Agreement applicable to Customer where expressly provided hereunder; and

WHEREAS, Manager is willing to perform the Services upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

AGREEMENT

1. Definitions.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person, including (a) in the case of any Person who is an individual, his or her spouse, any of his or her descendants (lineal or adopted) or ancestors, and any of their spouses, (b) in the case of any trust, each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, such trust and each Person that controls, is controlled by or is under common control with such Person, and (c) in the case of an entity, (i) the power to vote a majority of the voting power necessary to elect a majority of the board of managers or directors of such Person, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Business” has the meaning set forth in the preamble.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in [San Jose], California.

“Claim” has the meaning ascribed to such term in the Purchase Agreement.

“Confidential Information” means any information that is treated as confidential by a party, including but not limited to all non-public information about its business affairs, products or services, Intellectual Property Rights, trade secrets, third-party confidential information, and other sensitive or proprietary information, whether disclosed orally or in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential”. Confidential Information shall not include information that: (a) is already known to the Receiving Party without restriction on use or disclosure prior to receipt of such information from the Disclosing Party; (b) is or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Receiving Party; (c) is developed by the Receiving Party independently of, and without reference to, any Confidential Information of the Disclosing Party; or (d) is received by the Receiving Party from a third party who is not under any obligation to the Disclosing Party to maintain the confidentiality of such information.

“Customer” has the meaning set forth in the preamble.

“Customer Equipment” means any equipment, systems, software, hardware, cabling, or facilities provided by or on behalf of Customer and used directly or indirectly in the Business.

“Customer Materials” any documents, data, know-how, methodologies, software, and other materials provided to Manager by Customer, including computer programs, reports, and specifications.

“Customer Representative” has the meaning set forth in Section 4.1(a).

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“Disclosing Party” means a party that discloses Confidential Information under this Agreement.

“Effective Date” means [October 1, 2021].

“Facility” has the meaning set forth in the recitals.

“Gross Revenue” means the total revenue generated in connection with the operation of the Business from and after the Effective Date, less applicable transaction taxes.

“Intellectual Property Rights” means all (a) patents, patent disclosures, and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, together with all of the goodwill associated therewith, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world and as further discussed in Section 7.

“Law” means any present and future state, local, and/or federal (to the extent not inconsistent with state and local laws) statute, law, ordinance, regulation, rule, permits, licenses, certificates, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction, in any way applicable to this Agreement, the Manager, the Customer, the Parent, the Facility and/or the Services, including, without limitation, the Medicinal and Adult-Use Regulation and Safety Act (Senate Bill 94) as codified in California Business and Professions Code §§ 26000-26231 and [INSERT LOCAL CANNABIS ORDINANCE OR REGULATIONS] pertaining to regulating and permitting commercial cannabis operations within [INSERT JURISDICTION] for the cultivation, packaging, storage and distribution of medical and adult-use cannabis, and any regulations currently or subsequently promulgated with respect to any of the foregoing, but excluding the application of United States laws arising under the Controlled Substances Act of 1970 as codified at 21 U.S.C. § 801 et seq.

“Losses” mean all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Manager” has the meaning set forth in the preamble.

“Manager Equipment” means any equipment, systems, cabling, or facilities provided by or on behalf of Manager and used directly or indirectly in the provision of the Services.

“Manager Personnel” means all employees of Manager.

“Manager Representative” has the meaning set forth in Section 3.1(a)(i).

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“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Pre-Existing Materials” has the meaning set forth in Section 7.

“Receiving Party” means a party that receives or acquires Confidential Information directly or indirectly under this Agreement.

“Regulatory Approval” has the meaning set forth in Section 2.3.

“Services” has the meaning set forth in the recitals.

“Statement of Work” means the Statement of Work attached hereto as Exhibit A.

“Subcontractor” has the meaning set forth in Section 4.1(e).

“Tax” or “Taxes” means any and all multi-national, U.S. federal, state, local or foreign income, gross receipts, franchise, cannabis-related taxes, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, entertainment, amusement, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, ad valorem, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, composite, healthcare, escheat or unclaimed property (whether or not considered a tax under applicable Law) or other tax, of any kind whatsoever, including any interest, penalties or additions to Tax, any penalties resulting from any failure to file or timely file a Tax Return, or additional amounts in respect of the foregoing, in each case from or in connection with the operation of the Business from and after the Effective Date, but excluding (i) liability of the Customer or Parent for the payment of any amounts of the type described above of another Person (other than Manager) arising as a result of being (or ceasing to be) a member of any affiliated group (or being included (or required to be included) in any Tax Return relating thereto); (ii) liability for the payment of any amounts of the type described in above of another Person (other than Manager) as a result of any transferee or secondary liability or any liability assumed by Contract, law or otherwise.

“Term” has the meaning set forth in Section 5.1.

2. Appointment of Manager; Services.

2.1 Customer hereby appoints and engages the Manager, as of the Effective Date, as the exclusive general manager of the Business, and the Manager agrees to act as general manager, with exclusive and comprehensive authority to supervise and manage the administration and day-to-day operations of the Business and to perform the Services contemplated hereunder and the Statement of Work, upon the terms and conditions set forth herein. By entering into this Agreement, Customer does not delegate to Manager any powers, duties, or responsibilities which it is prohibited by Law from delegating. Customer also retains such other authority as shall not have been expressly delegated to Manager pursuant to this Agreement.

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2.2 Manager shall provide the Services to Customer as described in more detail in the Statement of Work and in accordance with the terms and conditions of this Agreement, in a commercially reasonable, professional, and workmanlike manner. The Statement of Work is integrated herein by reference and shall be subject to the terms and conditions of this Agreement. The Statement of Work shall include the following information, if applicable:

(a) a description of the Services;

(b) the fees (and payment terms) to be paid to Manager; and

(c) any other terms and conditions agreed upon by the parties in connection with the Services to be performed pursuant to the Statement of Work.

2.3 In the event that regulatory approval is needed from any governmental agency, regulatory agency, state agency, local municipal authority, or any other governing body or regulatory authority having jurisdiction over Customer, Manager, the Business, and/or the subject matter of this Agreement in order for Manager to provide the Services (the “Regulatory Approval”), this Agreement shall have no force and effect until the Regulatory Approval is obtained. The parties shall work together in good faith to secure the Regulatory Approval in the manner specified in the Purchase Agreement.

3. Manager’s Obligations.

3.1 Manager Obligations. The Manager:

(a) shall appoint (i) an employee of Manager to serve as a primary contact with respect to this Agreement and who will have the authority to act on behalf of Manager in connection with matters pertaining to this Agreement (the “Manager Representative”); and (ii) Manager Personnel, who shall be suitably skilled, experienced, and qualified to perform the Services;

(b) may remove the Manager Representative or Manager Personnel at any time for any reason upon written notice to Customer, and will identify in writing the contact details for a replacement Manager Representative or Manager Personnel;

(c) shall be responsible for the negotiation of vendor, contractor, service and other contracts that are reasonably necessary or desirable in connection with the operation of the Business in the ordinary course of business, provided that Manager must obtain Customer’s prior written approval for contracts executed that causes Customer to incur a liability greater than $150,000 annually. For greater clarity, the parties shall reasonably cooperate to execute all such contracts in the name of the party that is most appropriate given the circumstances; provided, that any contracts entered into in the name of Manager shall not require approval of Customer as long as Manager has provided notice and copy of such contracts prior to execution and such contracts are promptly terminable upon termination of this Agreement and may be assigned to Customer. Manager shall be entitled to be reimbursed out of Gross Revenue for any reasonable costs and expenses incurred arising out of or relating to any contracts entered into in the name of Manager; and

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(d) during the Term, shall bear all costs associated with (i) maintaining the licenses, consents, and approvals required to conduct the Business and to permit Manager to provide the Services in accordance with Law; and (ii) obtaining and maintaining all necessary licenses and consents in relation to the operations of the Business, the installation of the Manager Equipment, the use of Customer Materials, and the use of the Customer Equipment.

3.2 Manager Personnel. Manager is responsible for all Manager Personnel and for the payment of their compensation, including, if applicable, withholding of income taxes, and the payment and withholding of social security and other payroll taxes, unemployment insurance, workers’ compensation insurance payments, and disability benefits.

3.3 Manager: Attorney-in-Fact. Each of the parties hereby acknowledges and agrees that the purpose and intent of this Agreement is to relieve Customer, to the maximum extent possible under applicable Law, of day-to-day responsibility for the administrative, accounting, investment and other business aspects of Customer, with Manager assuming responsibility and being given all necessary authority to perform these functions, including the authority to incur obligations in the name of Customer, in accordance with the policies and procedures adopted by Manager. Customer appoints Manager, beginning on the Effective Date and continuing during the Term of this Agreement, to be its true and lawful attorney-in-fact, to the fullest extent permitted by applicable law, and grants Manager a special power of attorney, which appointment is coupled with an interest, as follows:

(a) To deposit all amounts collected hereunder into a designated account maintained by Customer or Manager, which shall be controlled by Manager for the sole and exclusive purpose to be used for the Services contemplated hereunder (the “Operating Account”). Customer shall transfer and deliver to Manager or the Operating Account, all Gross Revenue; provided, that any amounts in the Operating Account attributable to Customer or Parent prior to the Effective Date shall not be used by Manager in connection with the Services; and provided, further, that Manager shall provide Customer with quarterly statements of the Operating Account.

(b) To control all bank accounts of Customer (together with the Operating Account, “Bank Accounts”), provided that, if Manager is unable to control a Bank Account for any reason, Customer shall provide designated Manager Personnel with access to such Bank Account, and upon request of Manager, execute a deposit account control agreement, or such other relationship as may be required or permitted by applicable Law, with the financial institution where such account is held so that funds may be swept into the Bank Account;

(c) To take possession of, endorse in the name of Customer, and deposit into any Bank Account any notes, checks, money orders, insurance payments, and any other instruments received;

(d) To sign checks, drafts, bank notes or other instruments on behalf of Customer, and to make withdrawals from any Bank Account for payments specified in this Agreement and other mutually agreed amounts requested from time to time by Customer; and

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(e) To designate, remove, and change such signatories on any Bank Account as Manager deems necessary or appropriate from time to time.

3.4 Branding. For the duration of the Term, Manager shall refrain from changing the name of the Facility or any other branding associated with the Facility, without Customer’s prior consent not to be unreasonably withheld.

4. Parent and Customer’s Obligations.

4.1 Customer Obligations. Customer shall:

(a) reasonably cooperate with Manager in all matters relating to the Services as contemplated hereunder and appoint and replace (when necessary) a Customer employee to serve as the primary contact with respect to this Agreement and who will have the authority to act on behalf of Customer with respect to matters pertaining to this Agreement (the “Customer Representative”);

(b) provide office accommodations and access to the Facility as may reasonably be requested by Manager for the purposes of performing the Services, but in no event more than what is available onsite;

(c) respond promptly to any Manager request to provide direction, information, approvals, authorizations, or decisions that are reasonably necessary for Manager to perform Services in accordance with the requirements of this Agreement;

(d) provide such Customer Materials or information as Manager may reasonably request in order to carry out the Services in a timely manner, and ensure that it is complete and accurate in all material respects;

(e) grant full authority of Manager to enter into agreements in the name of Customer with or otherwise engaging any Person, including all subcontractors and Affiliates of Manager, other than Manager’s Personnel, to provide Services to Customer (each such subcontractor or other third party, a “Subcontractor”).

4.2 Customer Negative Covenants. Without the express written consent of Manager, neither Customer nor Parent, shall, directly or indirectly, on or after the Signing Date:

(a) hire or fire any employees or engage or end an engagement with any independent contractor;

(b) make, declare or set aside any distributions to any members of Customer or make or declare or set aside any dividends to any shareholders of Customer;

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(c) issue any indebtedness, pledge, or grant liens on any assets of Customer, or guarantee, assume, endorse, or otherwise become responsible for the obligations of any other Person in excess of $1,000 and outside the ordinary course of business of Customer;

(d) enter into, modify or terminate any contracts with any Person greater than $1,000;

(e) make any loan, advance, or capital contribution to or in any Person;

(f) make any material change in Customer’s accounting methods or policies;

(g) enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange, or other acquisition (including by merger, consolidation, acquisition of equity or stock, or acquisition of assets) of any assets and/or equity interests of a third party, in each case, outside the ordinary course of business;

(h) settle any lawsuit, dispute, enforcement action, or other proceeding;

(i) make any investment;

(j) distribute or pay out any bonus to any current employee or owner of Customer;

(k) dissolve, wind-up, or liquidate Customer or initiate a bankruptcy proceeding;

(l) apply for, amend, or terminate any Cannabis Licenses, except with respect to the transfer of the Cannabis Licenses to Manager or its Affiliates; or

(m) take any other action with respect to the operation of the Business without prior consent of Manager.

4.3 Maintenance of Books and Records. For the duration of the Term and for six (6) years after termination of this Agreement, Customer shall maintain accurate books and records of sales of products, expenses, Gross Revenue calculations, and any and all operations related to the Business. Upon reasonable written notice, Manager, or its appointed designee, shall have the right to inspect and copy, and Customer consents to such inspection and copying, of the foregoing books and records at any time during regular business hours.

4.4 Access. At any time during the Term of this Agreement, Manager, or its appointed designee, shall have immediate access to the Facility and other facilities owned or controlled by Customer and Manager, or its appointed designee, shall have the right to observe and inspect all areas of such facilities and premises, including, without limitation, any products, work in process, and all manufacturing, warehousing equipment, and other facilities.

4.5 Ownership. Subject to closing of the transactions contemplated by the Purchase Agreement, it is understood and acknowledged that Customer will at all times remain the legal owner of the Cannabis Licenses and remain legally responsible for conduct of activities under the Cannabis Licenses.

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4.6 Parent Guarantee. Parent shall be responsible for and shall guarantee the obligations of Customer hereunder and shall be jointly and severally liable with Customer hereunder.

5. Term and Termination.

5.1 Term. The term of this Agreement (the “Term”) shall commence as of the Effective Date and, unless sooner terminated in accordance with this Agreement, shall continue to the earlier to occur of the following: (a) thirty (30) days after the date of termination of the Purchase Agreement pursuant to the terms and conditions set forth in the Purchase Agreement; (b) Manager and Customer mutually agree to terminate this Agreement in writing in accordance with Section 15.9; (c) in accordance with Section 5.2 of this Agreement; or (d) Manager provides written notice to Customer of its intent to terminate this Agreement (each of the foregoing, the “Termination Date”).

5.2 Termination for Insolvency. Either party may terminate this Agreement, effective upon thirty (30) days’ prior written notice to the other party (the “Defaulting Party”), if the Defaulting Party (a) becomes insolvent or admits its inability to pay its debts generally as they become due; (b) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within 30 Business Days or is not dismissed or vacated within 90 days after filing; (c) is dissolved or liquidated or takes any corporate action for such purpose; (d) makes a general assignment for the benefit of creditors; or (e) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

5.3 Effects of Termination or Expiration. Upon expiration or termination of this Agreement for any reason:

(a) Manager shall (i) promptly deliver to Customer all materials (whether complete or incomplete) for which Customer has paid and all Customer Materials in its possession, and (ii) remove, at its discretion, and in a manner and time as solely determined by Manager, any Manager Equipment located at Customer’s premises.

(b) Each party shall (i) promptly return to the other party all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the other party’s Confidential Information, (ii) permanently delete all of the other party’s Confidential Information from its computer systems, and (iii) certify in writing to the other party that it has complied with the requirements of this clause; provided, however, notwithstanding anything contained herein to the contrary, each party may retain Confidential Information to the extent required by law, regulation, legal processes, court, supervisory or governmental agency or authority or internal audit or internal compliance procedures; provided further, all such retained Confidential Information shall be treated as Confidential Information subject to the terms of this Agreement, including non-disclosure and non-use obligations.

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(c) Customer will remain liable to Manager for all unpaid fees or expenses incurred or contemplated in connection with the Services prior to the Termination Date.

(d) Customer shall promptly reimburse Manager for all materials, costs, and expenses reasonably incurred by Manager in the performance of the Services hereunder.

5.4 Survival. The rights and obligations of the parties set forth in this Section 5, Section 6, Section 7, Section 8, Section 9.4, Section 10, Section 11, Section 12, Section 14 and Section 15, and any right or obligation of the parties in this Agreement which, by its nature, are intended to survive termination or expiration of this Agreement, will survive any such termination or expiration of this Agreement.

6. Fees and Expenses; Payment Terms.

6.1 In consideration of the provision of the Services by the Manager and the rights granted to Customer under this Agreement, Customer shall pay the fees in accordance with the fee schedule and terms set forth in the Statement of Work.

6.2 To the extent Manager is required to issue invoices to Customer hereunder, Customer shall pay all invoiced amounts due to Manager within 30 days after the date of such invoice. All payments hereunder shall be in US dollars and made by check or wire transfer.

6.3 Manager, in the name of and on behalf of Customer, shall be responsible for arranging for payment and payment of all Taxes incurred on and after the Effective Date and prior to the Termination Date relating to the operation of the Business and the Services.

6.4 Manager, in the name of Customer shall remain liable for all operational expenses associated with the Business, including but not limited to retail staff, assistant managers, general managers, internal finance (i.e. bookkeeper), security, software, hardware, fixtures, furniture, rent, utilities, product, signage, tenant improvements, design/finish work, etc. Notwithstanding anything contained herein to the contrary, Manager will not be liable for any Taxes or indebtedness or other liabilities that are intended to be paid by Customer or its Affiliates pursuant to the Purchase Agreement or for which the Customer, Parent, or the equityholders of Parent are liable for pursuant to the Purchase Agreement.

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7. Intellectual Property Rights; Ownership. The parties hereto acknowledge and agree that any proprietary, software and related processes, instructions, methods, techniques and any other intellectual property that have been previously developed by a party (collectively, the “Pre-existing Materials”) shall remain the sole and exclusive property of such party. Nothing in this Agreement shall be construed to grant to either party any ownership or other interest, in the Confidential Information or Pre-existing Materials, or any Intellectual Property Rights of third parties used in connection with the Services, except that Customer hereby grants to Manager, during the term of this Agreement, a nonexclusive, worldwide, royalty free, irrevocable, and non-transferable (other than sublicenses to Affiliates of Manager during the term of this Agreement to the extent necessary for Manager’s performance hereunder) license to use Customer’s Pre-Existing Materials, Intellectual Property Rights, and Confidential Information solely for use in providing the Services or other purpose contemplated hereunder.

8. Confidential Information.

8.1 The Receiving Party agrees:

(a) not to disclose or otherwise make available Confidential Information of the Disclosing Party to any third party without the prior written consent of the Disclosing Party; provided, however, that the Receiving Party may disclose the Confidential Information of the Disclosing Party to its Affiliates, and their officers, employees, consultants, and legal advisors who have a “need to know”, who have been apprised of this restriction, and who are themselves bound by nondisclosure obligations at least as restrictive as those set forth in this Section 8;

(b) to use the Confidential Information of the Disclosing Party only for the purposes of performing its obligations under the Agreement; and

(c) to promptly notify the Disclosing Party in the event it becomes aware of any loss or disclosure of any of the Confidential Information of Disclosing Party.

8.2 If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall provide:

(a) prompt written notice of such requirement so that the Disclosing Party may seek, at its sole cost and expense, a protective order or other remedy; and

(b) reasonable assistance, at the Disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure.

If, after providing such notice and assistance as required herein, the Receiving Party remains required by Law to disclose any Confidential Information, the Receiving Party shall disclose no more than that portion of the Confidential Information which, on the advice of the Receiving Party’s legal counsel, the Receiving Party is legally required to disclose and, upon the Disclosing Party’s request, shall use commercially reasonable efforts to obtain assurances from the applicable court or agency that such Confidential Information will be afforded confidential treatment.

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9. Representations and Warranties.

9.1 Each party represents and warrants to the other party that:

(a) it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(b) it has the full right, power, and authority to enter into this Agreement, to grant the rights and licenses granted hereunder, and to perform its obligations hereunder;

(c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the party;

(d) when executed and delivered by such party, this Agreement will constitute the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms; and

(e) each party shall at all times be in compliance with all Laws. Subject to the other provisions of this Agreement, at the Manager’s expense, the Manager shall use reasonable efforts to cause the Facility to continue to comply with applicable Law relative to its management and operation. Except as otherwise provided in this Agreement, the Manager shall, at the Manager’s sole cost and expense, use commercially reasonable efforts to remedy any violation of applicable Law with respect to the Facility which comes to its attention to the extent such remedy is within the control of the Manager.

9.2 Manager shall perform the Services using personnel of required skill, experience, and qualifications and in a commercially reasonable, professional and workmanlike manner and shall devote adequate resources to meet its obligations under this Agreement.

9.3 Parent and Customer, represents, warrants and agrees that:

(a) for the duration of the Term, Customer shall, subject to Section 3.1(d), work with Manager to maintain any and all licenses, consents, and approvals required to conduct the Business and to permit Manager to provide the Services in accordance with applicable Law;

(b) as of the Effective Date, that all Customer Equipment is in good working order and suitable for the purposes for which it is used and conforms to all relevant legal or industry standards or requirements as promulgated by local jurisdictions or the State of California;

(c) Customer shall, subject to Section 3.1(d), work with Manager to obtain and maintain all necessary licenses and consents and comply with applicable Law in relation to the operations of the Business, the installation of the Manager Equipment, the use of Customer Materials, and the use of Customer Equipment, in all cases before the date on which the Services are to start, and for the duration of the Term;

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(d) Customer and Parent shall not take any actions, or fail to take any actions, that will materially impact the good working condition of the Manager Equipment in accordance with Manager’s instructions as notified in writing from time to time, and shall not dispose of or use Manager Equipment other than in accordance with Manager’s written instructions or authorization;

(e) Except as listed on Schedule 9.3(e), Customer has no liabilities or debt outstanding as of the Signing Date;

(f) Except as listed on Schedule 9.3(f), there is no suit, action, investigation, proceeding, arbitration, mediation, claim or order pending or, to the Knowledge of Customer or Parent, threatened against Customer or Parent and/or any officers, directors, shareholders, partners or employees of Customer or Parent in connection with the Business, nor, to the Knowledge of Customer or Parent, is there any reasonable basis for any such suit, action, investigation, proceeding, arbitration, mediation, claim or order. Schedule 9.3(f) sets forth a complete and correct list and description of all resolved suits, actions, investigations, proceedings, arbitrations, mediations or claims made, filed or otherwise initiated in connection with Customer (with respect to the Business) in the past three (3) years and the resolution thereof;

(g) Schedule 9.3(g) sets forth all payables owing to Customer as of the day prior to the Effective Date;

(h) Schedule 9.3(h) lists all contracts to which Customer is a Party as of the Signing Date;

(i) Schedule 9.3(i) lists all assets owned, leased, or licensed by Customer as of the day prior to the Effective Date;

(j) Schedule 9.3(j) contains a true and complete list of all insurance policies to which Customer is a party or which provide coverage to or for the benefit of or with respect to Customer, the Facility or any director, manager, officer or employee of Customer, indicating in each case the type of coverage, name of the insured, the insurer, the expiration date of each policy and the amount of coverage (the “Insurance Policies”); and

(k) Schedule 9.3(k) contains a true and complete list of all Bank Accounts.

9.4 Schedules 9.3(e), 9.3(f), 9.3(h), 9.3(j) and 9.3(k) shall be provided by Customer on the Signing Date. Schedules 9.3(g) and 9.3(i) shall be provided on or before the day prior to the Effective Date.

9.5 EXCEPT FOR THE EXPRESS WARRANTIES IN THIS SECTION 9, (A) EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE UNDER THIS AGREEMENT, AND (B) MANAGER SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT.

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10. Insurance. For the entire Term, the Manager shall, at its sole cost and expense, either (i) maintain the Insurance Policies; or (ii) arrange for, obtain, and maintain or cause its agents to arrange for, obtain, and maintain, with reputable insurance carriers admitted and licensed to do business in the applicable jurisdiction, insurance policies substantially similar to the Insurance Policies, including commercial general liability, property, and casualty, business interruption, professional liability, errors and omissions, crop insurance, workers compensation insurance for all Facility employees in accordance with applicable Law and other insurance coverage that is cost appropriate, reasonably available and customary for the business conducted in the Facility, in amounts that are consistent with types and amounts of the Insurance Policies. The Manager shall from time to time consult with risk managers, insurance brokers and/or other independent insurance specialists to periodically review the sufficiency of insurance coverage for the Facility employees.

11. Indemnification.

11.1 Manager shall to the fullest extent permitted under applicable Law defend, indemnify, and hold harmless Parent, Customer, and their respective directors, managers, officers, shareholders, members, agents, attorneys, successor, and assigns (each a “Customer Indemnitee”) from and against any and all actual losses, damages, liabilities, fines, penalties, claims, actions, judgments, court costs, and reasonable legal or other expenses, including, without limitation, reasonable attorneys’ fees, and expenses, which Customer or such other Customer Indemnitee may incur as a direct or indirect consequence of (a) bodily injury death of any person, or damage to real or tangible, personal property resulting from the willful, fraudulent, or grossly negligent acts or omissions of Manager or Manager Personnel, or (b) Manager’s breach of this Agreement. If Manager’s performance of its obligations under this Agreement is prevented or delayed by any act or omission of Parent, Customer, or their respective agents, subcontractors, consultants, or employees, Manager shall not be deemed in breach of its obligations under this Agreement or otherwise liable for any costs, charges, or losses sustained or incurred by Parent or Customer, in each case, to the extent arising directly or indirectly from such prevention or delay.

11.2 Parent and Customer shall to the fullest extent permitted under applicable Law defend, indemnify, and hold harmless Manager its Affiliates, and their respective directors, managers, officers, agents, attorneys, successors, and assigns (each a “Manager Indemnitee”) from and against any and all actual losses, damages, liabilities, fines, penalties, claims, actions, judgments, court costs, and reasonable legal or other expenses, including, without limitation, reasonable attorneys’ fees, and expenses, which Manager or such other Manager Indemnitee may incur as a direct or indirect consequence of (a) bodily injury, death of any person, or damage to real or tangible, personal property resulting from the willful , fraudulent or grossly negligent acts or omissions of Customer, (b) Customer’s breach of this Agreement, (c) third party claims that the use of Customer Materials provided by or on behalf of Customer hereunder in connection with the Services, infringe, misappropriate, or violate any intellectual property rights of such third party, (d) providing the Services hereunder (but excluding claims to the extent based on Manager or Manager Personnel’s breach of this of Agreement or for any other matter for which Manager is indemnifying Customer Indemnitees under Section 11.1), or (e) liabilities of the Customer arising from operation of the Business prior to the Effective Date.

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11.3 The party seeking indemnification hereunder shall promptly notify the indemnifying party in writing of any Claim and cooperate with the indemnifying party at the indemnifying party’s sole cost and expense. The failure to promptly deliver a written notice of a Claim shall not affect whether the indemnifying party is liable for indemnification hereunder unless and only to the extent that the indemnifying party is materially prejudiced thereby. The indemnifying party will be entitled at any time to participate at its sole cost and expense in the defense of any third-party Claim, with counsel of its own choice, and the parties agree to cooperate fully with one another in connection with such Claim. The indemnifying party shall not settle any Claim in a manner that adversely affects the rights of the indemnified party without the indemnified party’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

11.4 Indemnifying party’s duty and obligations to defend, indemnify and hold harmless the indemnified party hereunder shall survive the termination of this Agreement.

12. Limitation of Liability.

12.1 IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR LOSS OF DATA OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.2 EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER, IN NO EVENT WILL EITHER PARTY’S LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THE AGGREGATE AMOUNTS PAID OR PAYABLE TO MANAGER PURSUANT TO THIS AGREEMENT IN THE SIX-MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

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13. Non-Exclusivity. The Manager retains the right to perform the same or similar type of services contemplated hereunder for third parties during the Term.

14. Force Majeure. Manager shall not be liable or responsible to Customer, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from force majeure events beyond its reasonable control including but not limited to: (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest; (d) government order or law; (e) actions, embargoes, or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; (g) national or regional emergency; (h) strikes, labor stoppages or slowdowns, or other industrial disturbances; (i) shortage of adequate power or transportation facilities; (j) epidemic or pandemic (including without limitation the COVID-19 pandemic), or (k) other events beyond the reasonable control of Manager. Manager shall give notice to the other party, stating the period of time the occurrence is expected to continue.

15. Miscellaneous.

15.1 Each party shall, upon the reasonable written request of one party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

15.2 The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

15.3 Any notice, request, instruction or other document to be given hereunder by any party hereto to another shall be in writing and delivered personally or by confirmed facsimile, electronic mail or other electronic transmission, or sent by registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:

Manager:	c/o TPCO US Holding LLC
1550 Leigh Avenue
San Jose, CA 95125
Attn: General Counsel and Chief Legal Officer Email: colin@theparent.co; judith@theparent.co

with a copy to:	Benesch, Friedlander, Coplan & Aronoff LLP
71 South Wacker Drive
Suite 1600
Chicago, IL 60606
Attention: William E. Doran
Email: wdoran@beneschlaw.com

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Customer:	Coastal Holding Company, LLC
Attn: Julian Michalowski 819 Reddick Street, Suite D
Santa Barbara, CA 93103

With a copy to:	Venable LLP
Attn: Arthur E. Cirulnick, Esq. 101 California Street, Suite 3800
San Francisco, CA 94111

Any such notice, request, instruction or other document shall be deemed received (i) on the date delivered personally or delivered by confirmed email transmission, (ii) on the next Business Day after it was sent by overnight courier, postage prepaid; or (iii) on the third Business Day after it was sent by registered or certified mail, postage prepaid. Any of the persons shown above may change its address for purposes of this section by giving notice in accordance herewith.

15.4 For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections, Exhibits, and Statements of Work refer to the Sections of, Exhibits, and Statements of Work attached to this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits, and Statements of Work referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

15.5 This Agreement, together with all Exhibits, and Statements of Work and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of any Schedule, Exhibit or Statement of Work, the following order of precedence shall govern: (a) first, this Agreement, exclusive of its Exhibits; (b) second, the Statement of Work; (c) third, any Exhibits to this Agreement.

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15.6 Unless expressly contemplated hereunder, neither party may assign, transfer, or delegate any or all of its rights or obligations under this Agreement, without the prior written consent of the other party; provided that Manager may assign this Agreement to an Affiliate or in connection with the sale, merger or change in control of Manager or its parent companies. Any attempted assignment, transfer, or other conveyance in violation of the foregoing shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15.7 This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

15.8 The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

15.9 This Agreement may be amended, modified, or supplemented only by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

15.10 If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

15.11 This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, inducement to enter and/or performance of this Agreement (whether related to breach of contract, tortious conduct or otherwise and whether now existing or hereafter arising) shall be governed by, the internal Laws of the State of California, without giving effect to any Law that would cause the Laws of any jurisdiction other than the State of California to be applied. As to any suit or action arising under or related to this Agreement, each of the parties to this Agreement (i) consents to submit itself to the exclusive personal jurisdiction of the state or federal courts of the United States of America located in the [City of San Jose], California in the event any dispute arises out of this Agreement or any transaction contemplated hereby, and agrees that the suit or action must be brought and litigated in, and decided by, the state or federal courts of the United States of America located in [City of San Jose], California; (ii) waives any argument that personal jurisdiction or venue in any such court is improper, inappropriate or inconvenient, and agrees not to attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iii) agrees never to assist, participate in or consent to any such suit or action being transferred to, litigated in or decided by any other court.

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15.12 Each party acknowledges that a breach by a party of Section 7 (Intellectual Property Rights; Ownership) or non-disclosure obligations set forth in Section 8 (Confidentiality), may cause the non-breaching party irreparable damages, for which an award of damages would not be adequate compensation and agrees that, in the event of such breach or threatened breach, the non-breaching party will be entitled to seek equitable relief, including a restraining order, injunctive relief, specific performance, and any other relief that may be available from any court, in addition to any other remedy to which the non-breaching party may be entitled at law or in equity. Such remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

15.13 The parties acknowledge that: (i) cannabis is a Schedule I controlled substance under the federal Controlled Substances Act of 1970; (ii) the use, possession, sale and distribution of cannabis is illegal under the federal laws of the United States; and (iii) the illegality of cannabis under the federal laws of the United States preempts state laws that legalize its use. The parties further acknowledge that California state law does not provide any protections for any civil or criminal violations of the federal laws of the United States. Notwithstanding the foregoing, this Agreement remains valid and enforceable under applicable state law.

15.14 It is the intent of the parties that this Agreement conforms to the requirements of state and local laws and regulations applicable to the operation of compliant California commercial cannabis businesses. If any part of the authority granted to Manager or obligations imposed on Customer hereunder exceed the scope of what is permissible under applicable Law (upon advice by applicable regulatory authority or competent legal counsel), then the parties agree that Customer’s authority and Manager’s authority and obligations, respectively, and the purpose and intent of this Agreement shall be construed only to obligate Customer to give authority to Manager to the fullest legally permissible extent.

15.15 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MANAGER:

Caliva MSA, LLC

By

Name:
Title:

CUSTOMER:

[Coastal Entity]

By

Name:
Title:

PARENT:

Coastal Holding Company, LLC

By

Name:
Title:

EXHIBIT A

Statement of Work

Services:

The Services shall consist of the following:

1.

The Manager will pay, in the name of and on behalf of Customer, all expenses and costs associated with the Business including, but not limited to, purchases of inventory, payroll, Taxes, rent, and executed contracts relating to the Business, other than, in each case, expenses and costs arising from the operation of the Business prior to the Effective Date or otherwise not associated with the operation of the Business.

2.

Hiring and firing employees and engaging independent contractors. Setting the compensation for employees, including bonuses and performance incentives. Determining consideration payable to independent contractors.

3.	Establishing operating and capital decisions of Customer, including setting operating budgets.

4.	The Manager will provide or obtain the following administrative services (when and as needed for non-recurring services):

a.	oversight of audits and investigations;

b.

insurance consulting, including the administrative aspects of the health and other benefits programs made available to employees (which may include, at obtaining health insurance coverage for employees);

c.	risk management and education;

d.	support for human resources and recruiting;

e.	creation, updating, maintenance and storage of files and records relating to the operation of Customer (as applicable); and

f.	ensuring customer satisfaction, customer process adherence, and other account management related services.

5.	The Manager will provide or obtain the following financial services:

a.	general accounting services and maintenance of accounting books;

b.	preparation of monthly and annual profit and loss statements, income statements and other financial statements;

c.	handling and preparation of payroll and payroll tax-related statements and documents (including completion W-2 and 1099 forms);

d.	preparation of tax returns and other tax forms, including but not limited to, the completion of K-1 forms.;

e.	processing of expense accounts for employees (including IRS compliance and related services);

f.	handling and monitoring cash management, bank reconciliation and banking relations;

g.	management of the lockbox and deposit functions;

h.	budget preparation and services, subject to the consultation with and ultimate approval of Customer; and

i.	administration of any employee bonus plans.

6.	The Manager will provide or obtain for Customer the following information management services:

a.	management, maintenance and administration of hardware/software programs, databases and interfaces;

b.	communications resources and internet client connections;

c.	management of information technology service connections;

d.	security and connectivity maintenance;

e.	management of outside hardware and software vendor maintenance;

f.	planning and evaluation of new technology;

g.	assistance in design, management and/or integration of web sites;

h.	access to document copying and scanning interfaces; and

i.	emergency power and database back-up.

7.	The Manager will provide inventory management services to Customer, including but not limited to, purchasing product inventory, managing transportation and logistics, and selling product to customers.

8.

The Manager will negotiate all agreements between and third parties for the provision of administrative support and vendor services that may be necessary or appropriate for the proper and efficient operation of the Busines and the Facility.

9.	The Manager shall plan, execute, and supervise repairs and maintenance at the Facility.

10.	The Manager shall address and handle communications with local and state licensing authorities, to the extent that direct communication from the licensee is not required.

11.

The Manager will assist with purchasing, advertising, and marketing services for programs, including but not limited to undertaking publicity and promotion, arranging for and supervising public relationship and advertising, and preparing marketing plans.

12.	The Manager will assist with any other services related to the operation of the Business.

Fee:

Manager will provide the Services for a fixed fee representing 100% of the Gross Revenue of Customer (the “Management Fee”).

Payment Terms:

In the event that Manager is unable to collect the Management Fee through the operation of the Operating Account, the Management Fees shall be paid by Customer to Manager on the fifth day of each calendar month in such manner as determined by Manager.

EXHIBIT D

PASADENA AGREEMENT AMENDMENT

AMENDMENT TO THE

SECURITIES PURCHASE AND CONTRIBUTION AGREEMENT

This AMENDMENT TO THE SECURITIES PURCHASE AND CONTRIBUTION AGREEMENT (this “Amendment”) is made and entered into as of September __, 2021 (the “Amendment Effective Date”), by and among Coastal Holding Company, LLC, a California limited liability company (the “Buyer”), Tony Fong, an individual residing in California, Leonard Wang, an individual residing in California (collectively with Tony Fong, the “Seller”), Varda Inc., a California general stock corporation (“Varda”), and TPCO Holding Corp., a British Columbia corporation (“TPCO”). Capitalized terms used in this Amendment and not otherwise defined herein have the meanings given in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, Buyer and Seller are parties to that certain Securities Purchase and Contribution Agreement dated as of March 30, 2020 (the “Purchase Agreement”), pursuant to which Buyer agreed to purchase nine and one-half percent (9.5%) of the Seller’s securities in Varda, in exchange for the Purchase Price, subject to the terms and conditions of the Purchase Agreement;

WHEREAS, pursuant to Sections 2.6, 2.7, and 2.8 of the Purchase Agreement, Buyer has the option to acquire the remaining ninety and one-half percent (90.5%) of the Seller’s securities in Varda, subject to the terms and conditions of the Purchase Agreement (the “Old Option”);

WHEREAS, Buyer is currently engaged in discussions with TPCO, who is interested in acquiring all of the equity of Buyer by way of a unit purchase transaction (the “Coastal-TPCO Transaction”), and desires that the Old Option be adjusted in order to facilitate the ultimate transfer of the remaining securities in Varda; and

WHEREAS, the parties now desire to amend and supplement the terms of the Purchase Agreement, in accordance with the provisions of Section 14.17 of the Purchase Agreement, to reflect their agreement to amend the terms of the Old Option, as well as certain related terms contained within the Purchase Agreement and related documents.

NOW, THEREFORE, in consideration of the foregoing premises, notwithstanding anything to the contrary in the Purchase Agreement, the parties hereto hereby agree as follows:

1. Amendments.

(a) The New Option. Sections 2.6, 2.7, and 2.8 of the Purchase Agreement are hereby deleted in their entirety and replaced with the following, which shall be incorporated into the Purchase Agreement as a new Section 2.6:

“Option for Full Buyout. From the date hereof until December 31, 2031 (the “Option Period”), Buyer or its assigns (which for the purposes of the New Option and this Agreement generally is expressly agreed to include TPCO and its Affiliates) shall have the option (the “New Option”) to purchase the remaining ninety and one-half percent (90.5%) of Shares/Equity in Varda (the “Remaining Shares”) for Nine Million Dollars ($9,000,000) (the “Option Purchase Price”). To exercise the New Option, Buyer must deliver to Seller or its designated agent a written notice of Buyer’s intent to exercise the New Option.

The notice shall set forth the date on which the Remaining Shares are to be purchased by Buyer (subject to approval by the City). As additional consideration for this Agreement and the Amendment (defined below), Buyer (or at its election, TPCO) shall remit to Seller by wire transfer fifty percent (50%) of the Option Purchase Price (Four Million Five Hundred Thousand Dollars ($4,500,000)) (the “Initial Option Payment”) within five (5) business days after the execution of the Unit Purchase Agreement dated as of October 1, 2021, among Buyer, certain members of Buyer, TPCO and the other parties thereto (“Unit Purchase Agreement”). This Initial Option Payment shall be credited in full against the Option Purchase Price at the time of the exercise of the New Option. The Seller and the Buyer understand and hereby expressly agree that the Initial Option Payment is not refundable and that the Seller shall have no obligation to return any portion thereof to the Buyer or to any of its successors or assigns under any circumstances, including in the event the City does not approve the transfer contemplated hereby. For the avoidance of doubt, following remittance of the Initial Option Payment, in order to exercise the New Option and purchase and the Remaining Shares in full, Buyer or its assignee under the Purchase Agreement shall only be required to pay an additional Four Million Five Hundred Thousand Dollars ($4,500,000) to exercise the New Option and pay for the Remaining Shares in full (“Remainder of the Option Purchase Price”). This New Option is contingent on the City approving the transfer from Seller to Buyer or its assignee of the additional shares to be purchased pursuant to this New Option, subject to Section 7.3 (as added to the Purchase Agreement pursuant to the Amendment to the Securities Purchase and Contribution Agreement, dated September 30, 2021 (the “Amendment”)).”

For the avoidance of doubt, Sections 2.7 and 2.8 shall hereinafter be replaced with “Intentionally Omitted”.

(b) City Consent. The words “within ten (10) Business Days” in Section 2.4(d) are hereby deleted and replaced with “at any time during the Option Period”. The following new sentence is hereby added to the end of Section 2.4: “Without limiting the provisions of Section 7.4, upon prior written notice to Seller, Buyer or its assigns may assume primary control over the City approval process, discussions and communications”.

(c) Efforts to Close; Further Assurances. The following shall be added to the Purchase Agreement as a new Section 7.3:

“Efforts to Close; Further Assurances.

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(a) Varda, Seller, and all of their respective Affiliates (collectively, the “Pasadena Parties”), shall promptly notify Buyer and TPCO of any material communication any of the Pasadena Parties receives from the City relating to the matters that are the subject of the Purchase Agreement (as amended by the Amendment), including without limitation, the assignment of Buyer’s rights under the Purchase Agreement to TPCO, the exercise and consummation of any or all purchase options under the Purchase Agreement, and assignment of any equity interest in Varda (and/or the licenses held thereby) from the Seller to Buyer or TPCO or their Affiliates (the “License Matters”). Pasadena Parties will permit Buyer and TPCO to review in advance any proposed communication by any Pasadena Party to the City or any other Governmental Entity having jurisdiction over any part of the Governmental Authorizations of Varda. Subject to the requirements of applicable law, Pasadena Parties will provide Buyer and TPCO with copies of all material correspondence, filings or communications between it or any of their representatives, on the one hand, and any governmental authority (including the City) or members of its staff, on the other hand, with respect to any of the License Matters and/or the transactions contemplated by the Purchase Agreement. To the extent Buyer decides to engage in lobbying efforts to help facilitate the transfer of the Remaining Shares as contemplated hereunder, Buyer and/or its assigns and successors shall be solely responsible for all fees, costs and expenses related to such lobbying efforts, including, but not limited to, any contributions to, donations to, and fees charged by government affairs and relations consultants, attorneys, organizations and local stakeholders.

(b) As requested by Buyer and/or TPCO, Pasadena Parties shall give any notices to, make any filings with, and use their best efforts to obtain any authorizations, consents, and approvals of all Governmental Entities (including the City of Pasadena and State of California) or any other regulatory authorities in connection with the License Matters and the consummation of the transactions contemplated by this Purchase Agreement, including without limitation, approval of the assignment by Coastal of its rights thereunder to Buyer, TPCO or their Affiliates, approval of the exercise by Buyer or TPCO or their Affiliates of their rights under the Purchase Agreement, and approval of the transfer of the Remaining Shares to Buyer or TPCO and their Affiliates (collectively, the “Required Regulatory Approvals”). Without limiting the generality of the foregoing, Pasadena Parties shall act promptly to cooperate with Buyer and TPCO and use best efforts to obtain any governmental authority or regulatory consents, novations, approvals, licenses or authorizations required for Buyer or TPCO to acquire, hold and use 100% of the licenses and permits (including without limitation cannabis licenses (the “License Transfers”), either directly or indirectly by virtue of transfer of the equity securities of Varda, all in substantially the same form as they are held and used by Varda as of the date hereof, and equity of Varda from and after the date hereof. Buyer and/or Buyer’s assigns and successors shall reimburse Seller for all reasonable costs, fees and expenses, including attorneys’ fees and consultant fees, if any, incurred by Seller in connection with Seller’s efforts to obtain the Required Regulatory Approvals of the transfers of the Remaining Shares as contemplated hereunder; provided that Seller shall not engage any such third parties or incur any such expenses without Buyer’s prior reasonable consent.

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In the event Buyer does not exercise the New Option prior to the expiration of the Option Period, Buyer shall remain the owner of record of 9.5% of the shares of Varda following such failure to exercise the New Option and until such time as Buyer sells or otherwise transfers the shares. At the end of the Option Period, if Buyer has not exercised the New Option, then Buyer’s right to Varda’s distributions under Section 4 shall be reduced to 9.5% until such time as Buyer sells or otherwise transfers the shares. For the avoidance of doubt, at the end of the Option Period if Buyer has not exercised the New Option, then Buyer’s option rights as to the Remaining Shares and as to any interest in Varda’s distributions in excess of 9.5% are thereby automatically terminated.

(c) Pasadena Parties will not take any action to delay, prevent or interfere with the granting of the Required Regulatory Approvals and License Transfers to Buyer or TPCO.

(d) From the date hereof, Pasadena Parties shall use best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of the Purchase Agreement and the Amendment, and consummate and make effective the transactions contemplated hereby and thereby.

(d) Restrictive Covenants. The following shall be added to the Purchase Agreement as a new Sections 7.4:

Restrictive Covenants. Buyer and Seller agree that in consideration of the Initial Option Payment, until the Seller receives City approval to transfer all Remaining Shares to Buyer or TPCO or their Affiliates pursuant to the New Option, and for two (2) years thereafter, Seller shall not, directly or indirectly, engage in any of the following activities:

(a) (i) for the benefit of a licensed retail cannabis business operating in the City of Pasadena, California, request, solicit or encourage, or assist any Person in requesting, soliciting or encouraging, or accept or assist any Person in accepting if offered with or without solicitation, the employment or services of any Person who is (or was during the 12 month period preceding such action or acceptance) an employee or independent contractor of Varda, (ii) for the benefit of a licensed retail cannabis business operating in the City of Pasadena, California, request, request, solicit or encourage, or assist any Person in requesting, soliciting or encouraging, any an employee or independent contractor of Varda to terminate such Person’s employment or engagement with Varda, or (iii) for the benefit of a licensed retail cannabis business operating in the City of Pasadena, California, request, hire or engage, agree to hire or engage or assist any other Person in hiring or engaging the services of any an employee or independent contractor of Varda; provided that the foregoing restrictions shall not apply to Magenta Elixir Inc. (“Magenta”), which is currently owned and operated by Seller.

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(b) interfere with, alter, or attempt to interfere with or alter, any relationship between Varda, on the one hand, and any customer, prospective customer, employee, independent contractor, supplier, vendor, investor, strategic partner, joint venturer or similar business partner of Varda or any other Person with whom Varda has a business relationship or an employee or independent contractor of Varda, on the other hand; provided that Seller’s continued operation of Magenta in the ordinary course shall not be subject to or be considered a violation of the foregoing restrictions; or

(c) own any interest in, lend funds to, manage, or control, consult with or be employed by, or otherwise participate in the business of, a licensed cannabis retail business within the City of Pasadena, including by being or becoming an owner, co-owner, partner, officer, director, employee, consultant, manager or licensor of such competitive cannabis retail business.

(e) No Shop. The following shall be added to the Purchase Agreement as a new Section 7.5:

“In consideration of the Initial Option Payment, at all times during the Option Period, none of the Pasadena Parties shall solicit, enter into any understanding, letter of intent or agreement with respect to, share any information in furtherance of, or consummate, any Financing Transaction or Sale Transaction. For purposes hereof, (i) a “Sale Transaction” means any sale of Varda, all or any substantial portion of its assets or business, or a controlling equity position in Varda (whether by sale, merger or otherwise); and (ii) an “Financing Transaction” means any other sale of non-controlling equity interests or debt investments in Varda. The provisions of this Agreement are enforceable by all legal and equitable remedies including specific performance and injunctive relief. In the event that Seller violates this Section 7.5 prior to the expiration of the Option Period, then in addition to any and all other remedies of Buyer at law or in equity, Seller shall return the Initial Payment Amount within 30 days.”

(f) Transactions. Buyer and Seller agree that Section 8.1 of the Purchase Agreement is hereby deleted in its entirety and replace with the following:

“Buyer covenants and agrees that between the Amendment Effective Date and the date upon which Buyer exercises the New Option, Buyer will not take any action which will create, or cause to be created, any Encumbrances on the Purchased Securities or on any interest in Varda’s profits or distributions that Buyer is acquiring hereunder, or which will result in Buyer or Seller being unable to consummate the transactions contemplated by this Amendment. For avoidance of doubt nothing herein shall prevent or be construed as a restriction on any sale or change in control of TPCO or its Affiliates.”

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(g) Charter Documents. Buyer and Seller agree that Section 9.3 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“In consideration of the Initial Option Payment, Buyer, Varda and Seller all agree to exercise all voting and consent rights as directors and/or shareholders, and take all actions necessary, so that at all times during the Term of this Agreement, the following shall be effective, notwithstanding anything to the contrary in the Articles of Incorporation or Bylaws of Varda: (a) Varda shall maintain a five (5) seat Board of Directors (the “Board”), with two (2) members appointed by Seller in their discretion and three (3) members appointed by Buyer or its assigns in its discretion; (b) the initial members of the Board are as follows: Tony Fong, Leonard Wang, Julian Michalowski, Malante Hayworth, and the fifth member to be determined by Buyer, in its sole and exclusive discretion; (c) at such time that the New Option is exercised and the Option Purchase Price is paid in full, Tony Fong and Leonard Wang shall be removed from the Board and as Initial Officers, and Buyer or its assigns shall have the sole, complete and exclusive right to appoint all directors and officers; and (d) at the end of the Option Period if Buyer has not exercised the New Option, then Buyer shall cause all but one member of the Board appointed by Buyer to resign from the Board effective as of the expiration date of the Option Period, and the Seller shall have the sole, complete and exclusive right to fill the resulting vacancies.”

(g) Cross-References. For the avoidance of doubt, as of the Amendment Effective Date, Buyer and Seller agree that all references in the Purchase Agreement to Sections 2.6, 2.7, and/or 2.8, shall be read as referring to Section 2.6.

2. Contribution and Assignment of Entitlements. In connection with the Purchase Agreement, Seller agreed to contribute, transfer, assign, and convey to Varda all right, title and interest in and to the Entitlements as to be more fully detailed in a contribution agreement. Up until the Amendment Effective Date, Buyer and Seller have agreed that the Purchase Agreement was a sufficient instrument to evidence the contribution and assignment of the Entitlements by Seller to Varda. Notwithstanding the foregoing, Buyer and Seller desire to formally evidence the contribution and assignment of the Entitlements. Therefore, by executing this Amendment, Seller hereby irrevocably contributes, transfers, assigns and conveys to Varda all right, title and interest in and to the Entitlements free and clear of all Encumbrances, and Varda hereby accepts all right, title and interest in and to the Entitlements free and clear of all Encumbrances.

3. Understanding as to the Joint Management Services Agreement.

(a) In connection with the Purchase Agreement, Buyer and Varda entered into that certain Joint Management Services Agreement, dated as of March 30, 2020 (the “Varda MSA”). In consideration of Seller’s receipt of the Initial Option Payment, Seller shall cause Varda to enter into an amended and restated Varda MSA with TPCO or its Affiliates, as Buyer’s assignee, on terms and conditions mutually acceptable to TPCO, Buyer and Seller (the “Amended and Restated Varda MSA”), pursuant to which it shall be acknowledged that for accounting purposes TPCO shall be entitled to report one hundred percent (100%) of the gross revenue relating to Varda’s business operations as the service provider to Varda’s business under the Amended and Restated Varda MSA.

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(b) As a condition to Varda’s entry into the Amended and Restated Varda MSA, TPCO covenants and agrees to take all commercially reasonable efforts to comply with, and ensure that all TPCO personnel comply with, all rules, regulations, and policies of the City of Pasadena and all other applicable laws, rules, regulations and ordinances in connection with TPCO’s performance under the Amended and Restated Varda MSA.

4. Agreement as to Ongoing Distributions. Prior to the Amendment Effective Date, Buyer was entitled to nine and one-half percent (9.5%) of any profit distributions of Varda. In consideration of the Initial Option Payment, during the Option Period, Buyer or its assigns (including TPCO if it makes the Initial Option Payment) shall be entitled to fifty-four and three-quarters percent (54.75%) of any profit distributions of Varda. Upon expiration of the Option Period and in the event Buyer continues to hold any shares in Varda thereafter, Seller shall provide Buyer advance written notice of any profit distributions, including the gross amount of such distributions and the split between Seller and Buyer; provided, however, that Seller shall not be obligated to provide such notice to Buyer during any period of time that a Buyer-appointed member of the Board continues to serve as a member of the Board or during the term of the Amended and Restated Varda MSA.

5. Termination of the Side Letter Agreement. In connection with the Purchase Agreement, Buyer and Seller entered into that certain Side Letter Agreement, dated March 30, 2020 (the “Side Letter”). In connection with this Amendment, Buyer and Seller desire to terminate the Side Letter. Buyer and Seller hereby agree to terminate the Side Letter and all of its terms shall hereinafter be without any further force or effect.

6. Repurchase of Pasadena Project Holding LLC Equity. It being understood that Seller caused Varda to issue to Pasadena Project Holding LLC (“PPH”) five percent (5%) of the total issued and authorized shares pursuant to an Exchangeable Note, dated April 7, 2020 (the “PPH Note”). Pursuant to the terms of the PPH Note, following the conversion of the principal and interest due into shares amounting to five percent (5%) of Varda (the “PPH Shares”), the PPH Shares became subject to the terms of a Repurchase Agreement, by and between Seller and PPH, dated April 7, 2020 (the “Repurchase Agreement”). Pursuant to the terms of the Repurchase Agreement, Seller has the right to repurchase the PPH Shares from PPH on the terms and conditions set forth therein. Seller covenants and agrees that on or prior to receipt of the Initial Option Payment, it shall exercise its option under the Repurchase Agreement to repurchase the PPH Shares and shall consummate such purchase, such that at such time that Buyer, TPCO or their successor intends to exercise the New Option, Seller shall be the sole and exclusive owner of the remaining ninety and one-half percent (90.5%) of the equity of Varda. Seller will provide evidence of the consummation of the repurchase of the PPH Shares from PPH within ten (10) business days of the Initial Option Payment. Seller will indemnify and defend Buyer and TPCO, their respective personnel, agents or representatives, from any claims, damages or other actions by PPH or any other third party related to PPH, the PPH Note and the Repurchase Agreement.

7. Buyer’s Obligations. At the expiration of the Option Period if Buyer has not exercised the New Option, then the Amended and Restated Varda MSA shall be terminated, and TPCO and its Affiliates, as applicable, shall, until such time as full management of Varda is transferred from TPCO or its Affiliates to Seller (for a period not to exceed 30 days), continue to manage Varda with due care and in substantially the same manner in which TPCO or its Affiliates managed Varda prior to expiration of the Option Period. TPCO shall not, and shall cause its Affiliates not to, intentionally take any action, directly or indirectly, alone or together with others, which obstructs or impairs the smooth and orderly transfer of management of Varda to Seller.

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In the event Varda, Buyer or Seller receives any notice of City’s approval or intent to approve the transfer of shares pursuant to the New Option (“Approval Notice”), from the date of Approval Notice to the date of Buyer exercises the New Option, TPCO or its Affiliates shall continue to manage Varda with due care and in substantially the same manner in which TPCO or its Affiliates managed Varda prior to the date of Approval Notice.

8 Intellectual Property License Agreement. Buyer and TPCO specifically acknowledge that Seller is the sole owner of the rights, title and interest in and to the trademark and brand “Varda” and that Seller shall continue to be the owner of such intellectual property. Prior to or contemporaneously herewith, Buyer, TPCO and Seller shall enter into a written agreement pursuant to which Seller shall grant Buyer and/or TPCO a limited, royalty free license to exploit such intellectual property in connection with TPCO’s or its Affiliates’ performance under the Amended and Restated Varda MSA.

9. Miscellaneous.

(a) For clarity, the parties agree that no party can terminate the Purchase Agreement unless such party is entitled to do so under an applicable provision of Sections 12 (a) through (f), if and as applicable to such party. Seller hereby acknowledges and agrees that as of the date hereof Buyer is not in default under the Purchase Agreement. Upon any assignment of the Purchase Agreement by Buyer, the assignee shall be entitled to provide address updates as appropriate to replace itself as notice party with respect to all notices to Buyer under Section 14.2. The Purchase Agreement, as amended hereby, is and shall remain unmodified and in full force and effect until its termination in accordance with its terms and is hereby reaffirmed. The provisions of Article XIV of the Purchase Agreement are hereby incorporated herein, mutatis mutandis.

(b) This Amendment shall remain in full force and effect in the event the Unit Purchase Agreement is terminated; provided, however, that Buyer shall notify Seller within three business days of such termination. Buyer and Seller hereby agree that, in the event of a termination of the Unit Purchase Agreement, the terms of the Joint Management Services Agreement dated as of March 30, 2020, as amended (“JMSA”) shall apply between them, effective as of the date that is 30 days after such termination. During this 30-day period, TPCO and its Affiliates shall transition all operations to Buyer. In the event any language in the JMSA conflicts with this Amendment, this Amendment language shall govern and control.

(c) The parties specifically acknowledge and agree that this Amendment, the Purchase Agreement or any other agreement among the parties shall not be interpreted to restrict the Seller from using the name “Varda” or any information regarding Varda’s general business and operations in connection with any future cannabis license applications that Seller submits to any city, town or other jurisdiction outside the City of Pasadena; provided that Seller provides Buyer with reasonable prior notice of such use.

(d) This Amendment may be executed in one or more counterparts each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. This Amendment, to the extent signed and delivered by means of a facsimile machine, e-mail, DocuSign or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

(e) This Amendment and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the Laws of the State of California, without regard to the conflict of laws principles.

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(f) This Amendment will be binding on and inure to the benefit of the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective duly authorized representatives as of the date first written above.

COASTAL HOLDING COMPANY, LLC

By: /s/ Julian Michalowski
Name: Julian Michalowski
Title: CEO

VARDA INC.

By: /s/ Tony Fong
Name: Tony Fong
Title: Chief Executive Officer

/s/ Tony Fong
Tony Fong

/s/ Leonard Wang
Leonard Wang

TPCO HOLDING CORP.

By: /s/ Michael Batesole
Name: Michael Batesole
Title: Chief Financial Officer

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